  As filed with the Securities and Exchange Commission on September 29, 1998
                                                     Registration No. __________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D. C. 20549

                          -------------------------

                                  FORM S-1
                           REGISTRATION STATEMENT
                                    Under
                         THE SECURITIES ACT OF 1933

                          -------------------------

                         MICROTEL INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                                 3825                                        77-0226211
(State or other jurisdiction of         (Primary Standard Industrial Classification Code Number)            (I.R.S. Employer
incorporation or organization)                                                                           Identification Number)

                           4290 E. BRICKELL STREET
                           ONTARIO, CALIFORNIA 91761
                               (909) 456-4321
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           CARMINE T. OLIVA, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        MICROTEL INTERNATIONAL, INC.
                         4290 E. BRICKELL STREET
                        ONTARIO, CALIFORNIA 91761
                              (909) 456-4321
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 COPIES TO:
                          THOMAS P. GALLAGHER, ESQ.
                           MARTIN J. CONROY, ESQ.
                         GALLAGHER, BRIODY & BUTLER
                       212 CARNEGIE CENTER, SUITE 402
                           PRINCETON, NEW JERSEY 08540
                               (609) 452-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. [X]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
                                          Proposed Maximum   Proposed Maximum      Amount of
  Title of each Class of Securities         Amount to be       Offering Price       Aggregate         Registration
           to be Registered                  Registered          Per Share        Offering Price           Fee
------------------------------------------------------------------------------------------------------------------
Common shares issuable upon conversion
 of Series A Convertible Preferred
 Shares (1)                                4,460,967 shares       $1.25 (2)         $5,576,208.75        $1,644.98
------------------------------------------------------------------------------------------------------------------
Common shares issuable upon exercise
  of warrants (3)                          1,250,000 shares       $1.25 (3)         $1,562,500.00        $  460.94
------------------------------------------------------------------------------------------------------------------
           Total                           5,710,967 shares                         $7,138,708.75        $2,105.92
------------------------------------------------------------------------------------------------------------------

(1) Includes the indeterminate number of Common Shares issuable upon conversion of 200 outstanding Series A Convertible Preferred Shares at the conversion price per Series A Preferred Share equal to $10,000 divided by the lesser of (x) $1.25 and (y) one hundred percent (100%) of the arithmetic average of the three lowest closing bid prices over the forty (40) trading days prior to the exercise date of any such conversion. The number of Common Shares issuable upon the conversion of the Preferred Shares are based on an assumed conversion price of $.448333 but this Prospectus covers the indeterminate number of Common Shares issuable upon conversion of the Preferred Shares based on the conversion price in effect at the time of conversion.

(2) The maximum offering price per share is based upon the estimated conversion price of $1.25 which is higher than the average of the reported bid and asked price of the Company's Common Shares on September 16, 1998 of $.547 (in accordance with Rule 457 (g)).

(3) Represents 1,250,000 Common Shares issuable upon the exercise of outstanding warrants to purchase Common Shares at an exercise price of $1.25. The maximum offering price per share is based upon the $1.25 exercise price of the warrants since it is higher than the average of the reported bid and asked price of the Company's Common Shares on September 25, 1998 of $.531 (in accordance with Rule 457 (g)).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                        MICROTEL INTERNATIONAL, INC.

                           CROSS-REFERENCE SHEET
            PURSUANT TO ITEM 501(b) OF REGULATION S-K SHOWING THE
                LOCATION IN THE PROSPECTUS OF THE INFORMATION
                      REQUIRED BY THE ITEMS OF FORM S-1


ITEM                                                     PROSPECTUS CAPTION OR
NUMBER                 CAPTION                           LOCATION
------                 -------                           --------
1.      Forepart of the Registration Statement and
          Outside Front Cover Page of Prospectus          Outside Front Cover Page

2.      Inside Front and Outside Back Cover Pages
          of Prospectus                                   Inside Front Cover Page;
                                                          Outside Back Cover Page

3.      Summary Information, Risk Factors and Ratio
          of Earnings to Fixed Charges                    Prospectus Summary;
                                                          Risk Factors

4.      Use of Proceeds                                   Use of Proceeds

5.      Determination of Offering Price                   Outside Front Cover Page

6.      Dilution                                          Not Applicable

7.      Selling Security Holders                          Selling Security Holders

8.      Plan of Distribution                              Plan of Distribution

9.      Description of Securities to be Registered        Securities to be Registered

10.     Interests of Named Experts and Counsel            Legal Matters and Experts

11.     Information with Respect to the Registrant        Business; Description of
                                                          Property; Legal
                                                          Proceedings; Market
                                                          Information; Financial
                                                          Statements; Selected
                                                          Financial Data;
                                                          Management's Discussion and
                                                          Analysis of
                                                          Financial Condition and
                                                          Results of
                                                          Operations; Directors and
                                                          Executive Officers; Executive
                                                          Compensation; Security


                                                          Ownership of Certain
                                                          Beneficial Owners
                                                          and Management; Certain
                                                          Relationships and
                                                          Related Transactions
12.     Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities                                     Not applicable


                 Subject To Completion Dated September 29, 1998

PROSPECTUS

                     5,710,967 SHARES OF COMMON STOCK OF
                        MICROTEL INTERNATIONAL, INC.

        This Prospectus is being used in connection with the sale, from time to time, by certain stockholders (the "Selling Shareholders") of MicroTel International, Inc. (the "Company") of the following shares of Common Stock, $0.0033 par value per share ("Common Stock") of the Company: (i) an estimated 4,460,967 Common Shares issuable by the Company (the "Conversion Shares") upon the conversion of Series A Convertible Preferred Stock (the "Preferred Shares") and (ii) 1,250,000 Common Shares issuable by the Company upon the exercise of certain warrants (the "Warrant Shares") issued in connection with the sale of the Preferred Shares (the Conversion Shares and Warrant Shares are collectively referred to herein as the "Shares"). Because the conversion price of the Preferred Shares at the time of conversion is related to the market price of the Common Shares at the time of conversion and because there may be antidilution adjustments to the exercise price of the Warrant Shares and the Preferred Shares, the number of Conversion Shares and Warrant Shares which are subject to this Prospectus is indeterminate and this Prospectus relates to the resale of such entire indeterminate number of shares.

        The number of Common Shares issuable upon conversion of the Preferred Shares, and the consequent number of Shares available for resale under this Prospectus is based upon a conversion price per Preferred Share equal to $10,000 divided by the lesser of (x) $1.25 and (y) One Hundred Percent (100%) of the arithmetic average of the three lowest closing bid prices over the forty (40) trading days prior to the exercise date of any such conversion.

        The Shares may be offered from time to time by the Selling Shareholders identified herein. See "Selling Security Holders." Except for the cash proceeds, if any, that the Company will receive upon issuance of the Warrant Shares, the Company will not receive any of the proceeds from the sale of the Shares. All expenses of the offering, other than commissions or discounts of broker-dealers, will be borne by the Company. See "Plan of Distribution" herein for a description of the manner in which the securities covered by this Prospectus may be sold.

        The Common Shares are quoted on the Nasdaq SmallCap Market under the stock symbol "MCTL." On September 16, 1998, the closing bid price for the Common Shares was $.531 per share and the closing asked price was $.563 per share.

                            --------------------

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                      SEE "RISK FACTORS" AT PAGES 6 TO 12.

                              -----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September 29, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                              AVAILABLE INFORMATION

        The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains certain of the Company's reports which were filed after the Company became an electronic filer.

        The Company's Common Stock is quoted on the Nasdaq SmallCap Market and material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. 1735 K Street N.W., Washington, D.C. 20006.

        The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities being offered by this Prospectus (including all exhibits and amendments hereto, the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to summarize the material provisions of such documents, but are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. Copies of the Registration Statement and the exhibits thereto may be inspected, without charge, at the offices of the Commission, at the addresses set forth above.

        THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, AMONG
OTHERS: GENERAL ECONOMIC CONDITIONS, CHANGES IN LAWS AND GOVERNMENT REGULATIONS, FLUCTUATIONS IN DEMAND FOR THE COMPANY'S PRODUCTS, THE COMPANY'S ABILITY TO CONSUMMATE STRATEGIC ACQUISITIONS AND THE COMPANY'S ABILITY TO SUCESSFULLY FINANCE ANY SUCH ACQUISITIONS, AS WELL AS ITS CURRENT ONGOING OPERATIONS. WHEN USED IN THIS PROSPECTUS, THE WORDS "BELIEVES," "INTENDS," "ANTICIPATES" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Prospective purchasers of the Shares should carefully read the entire Prospectus and should consider, among other things, the matters set forth in "Risk Factors."

        As used in this Prospectus, the term "Company" refers to MicroTel International, Inc. and, unless the context otherwise requires, its direct and indirect subsidiaries. As used in this Prospectus, "CXR" shall refer to the Company as it existed prior to the merger with XIT Corporation ("XIT"). Because XIT is treated as the acquirer in the merger transaction for financial accounting purposes, the historical financial information of the Company presented herein is that of XIT.


                                   THE COMPANY

        The Company, through its various direct and indirect operating subsidiaries, designs, manufactures and distributes a wide range of electronics hardware products and provides related services.

        Prior to March 26, 1997, the Company designed, manufactured and marketed electronic telecommunication test equipment and data communication equipment (modems) primarily to the major long distance companies, the regional Bell operating companies ("RBOCs"), international telephone companies and private communications networks. On March 26, 1997, the Company was acquired by XIT, a New Jersey corporation, in a reverse acquisition pursuant to which XIT became a wholly-owned subsidiary of the Company and the holders of XIT common stock became the owners of approximately 65% of the Company's common stock (the "Merger"). XIT designs, manufactures and markets information technology products, including displays and input components, subsystem assemblies, printed circuits, and hybrid microelectronic circuits for the international telecommunications, medical, industrial, and military/aerospace markets. Following the Merger, the Company has been organized along three product line sectors - Instrumentation and Test Equipment, Circuits, and Components and Subsystem Assemblies.

        In June 1998 the Company sold 50 shares of Series A convertible preferred stock (the "Preferred Shares") at $10,000 per share to one institutional investor. On July 8, 1998, the Company sold an additional 150 Preferred Shares at the same per share price to two other institutional investors. Included with the sale of such Preferred Shares were a total of one million warrants to purchase the Company's common stock exercisable at $1.25 per share and expiring May 22, 2001. In addition, Pacific Continental Securities Corporation, as agent in the transaction, received an additional 250,000 warrants to purchase the Company's Common Stock at $1.25 per share. The Company received net proceeds of approximately $1,847,000 after deduction of commissions and transaction-related expenses and utilized such proceeds for working capital. The Preferred Shares are convertible into the common stock of the Company at the option of the holder thereof at any time after the ninetieth (90th) day of issuance thereof at the conversion price per share equal to $10,000 divided by the lesser of (x) $1.25 and (y) One Hundred Percent (100%) of the arithmetic average of the three lowest closing bid prices over the forty (40) trading days prior to the exercise date of any such conversion. No more than 20% of the aggregate number of Preferred Shares originally purchased and owned by any single entity may be converted in any thirty (30) day period after the ninetieth (90th) day of issuance. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Shares are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Company's common stock by reason of their ownership, an amount per share equal to $10,000 for each outstanding Preferred Share. Any unconverted Preferred Shares may be redeemed at the option of the Company for cash at a per share price equal to $11,500 per Preferred Share and any Preferred

Shares which remain outstanding as of May 22, 2003 are subject to mandatory redemption by the Company at the same per-share redemption price.

        The Company's principal executive offices are located at 4290 E. Brickell Street, Ontario, California 91761, and its telephone number is (909) 456-4321.

THE OFFERING


Securities Offered                  An estimated 5,710,967 Common Shares,
                                    comprised of (i) an estimated 4,460,967
                                    Common Shares issuable upon the conversion
                                    of the Preferred Shares (the "Conversion
                                    Shares") (1) and (ii) 1,250,000 Common
                                    Shares issuable upon the exercise of
                                    certain warrants issued in connection with
                                    the sale of the Preferred Shares (the
                                    "Warrants").

Estimated Proceeds                  $1,562,500 gross proceeds to the
                                    Company if all of the Warrants are
                                    exercised. The Company will receive none of
                                    the proceeds from the sale of the Conversion
                                    Shares by the Selling Shareholders.

Use of Proceeds                     The Company will use the proceeds from
                                    the exercise of the Warrants for
                                    working capital, business development
                                    and general corporate purposes.

NASDAQ Symbol                       MCTL


--------------------
(1) The number of Common Shares issuable upon conversion of the Preferred Shares, and the consequent number of Shares available for resale under this Prospectus, is based upon a conversion price per Preferred Share equal to $10,000 divided by the lesser of (x) $1.25 and (y) One Hundred Percent (100%) of the arithmetic average of the three lowest closing bid prices over the forty (40) trading days prior to the exercise date of any such conversion. Common Shares issuable upon the conversion of the Preferred Shares are based on an assumed conversion price of $.448333 but this Prospectus covers the indeterminate number of Common Shares issuable upon conversion of the Preferred Shares based on the conversion price in effect at the time of conversion.

                                  RISK FACTORS

In addition to the other information contained elsewhere in this Prospectus, prospective investors should consider carefully the factors set forth below prior to purchasing any of the Shares offered hereby.

        WHEN USED ANYWHERE IN THE DISCUSSION OF RISK FACTORS BELOW, THE WORDS "MAY," "WILL," "EXPECT," "ANTICIPATE," "CONTINUE," "ESTIMATE," "PROJECT," "INTEND," "SHOULD," "BELIEVE" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 REGARDING EVENTS, CONDITIONS AND FINANCIAL TRENDS THAT MAY AFFECT THE COMPANY'S FUTURE PLANS OF OPERATIONS, BUSINESS STRATEGY, OPERATING COSTS AND FINANCIAL POSITION. SPECIFICALLY, FORWARD-LOOKING STATEMENTS ARE INCLUDED IN CONTINUING LOSSES; WRITE-DOWNS; LIQUIDITY AND CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING; DEPENDENCE ON TELEPHONE INDUSTRY; RESTRUCTURING OF THE INDUSTRY; DEPENDENCE ON PROPRIETARY TECHNOLOGY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INCLUDED WITHIN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.

        COMPETITION; TECHNOLOGICAL OBSOLESCENCE. Competition in the electronics hardware industry is intense with a large number of companies developing technology and products similar to the Company's products and technology. The industry consists of development stage companies and major domestic and international companies, many of which have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than those of the Company. There can be no assurance that the Company will be successful in competing with such entities. Furthermore, there can be no assurance that competitors will not succeed in developing products or technologies that would render the Company's products and technologies obsolete or in obtaining market acceptance of products more rapidly than the Company. See "Business-Competition."

        DEPENDENCE ON KEY PERSONNEL. The Company's future success will to a large degree be dependent upon the skills of its existing management and other key personnel. The failure to attract and maintain key personnel could have a material adverse effect on the Company. The Company maintains key man life insurance on Carmine T. Oliva, President and Chief Executive Officer, as follows: a) a $1.5 million policy naming MicroTel International, Inc. as beneficiary, and b) a $2.0 million policy naming, as 50% beneficiaries, each of his wife and XIT Corporation. There can be no assurance that the Company will maintain these policies in effect or that the coverage will be sufficient to compensate the Company for the loss of the services of Mr. Oliva.

        CONTINUING LOSSES; WRITE-DOWNS. For the fiscal years ended September 30, 1996 and 1995, the Company reported net income of approximately $1,083,000 and $337,000, respectively. However, for the three months ended December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1998, the Company incurred net losses of $(905,000), $(9,693,000) and $(1,165,000), respectively. The decline in results of operations for the three months ended December 31, 1996 versus the three months ended December 31, 1995 was principally caused by the deterioration of the Company's Circuits Sector business as demand from a major customer declined, and a decrease in sales in the Components and Subsystem Assembly Sector due to the loss in July 1996 of a major account for display monitors and the delay in the placement of orders from a significant customer. The decline in results of operations for the year ended

December 31, 1997 resulted from (i) a write-down of goodwill of $5,693,000;
(ii) a decrease in sales in the Circuits Sector related continued reduced demand from the sector's principal customer; and (iii) a decline in sales in the Components and Subsystem Assemblies Sector resulting from the loss of the major account noted above, a significant digital switch program in place in the first half of 1996 which did not repeat in 1997 and a general decline in sector product sales due to the aging of related customer programs. The net loss from operations for the six months ended June 30, 1998 resulted from:
(i) continued losses in the Company's Circuits Sector principally resulting from the continued decline in customer demand noted above and constrained working capital and (ii) lower sales in the Company's Instrumentation and Test Equipment Sector, which traditionally experiences lower than average sales in the first calendar quarter due to traditional reduced spending levels for capital equipment during that quarter.

        In the fourth quarter of 1996 and in the first quarter of 1997 prior to the Merger, CXR reduced the carrying value of certain inventory and capitalized software by $1,006,000 and $209,000, respectively. These write-downs resulted from its reassessments of the anticipated continuing near-term impact of the industry and economic factors on asset realizability. In the third quarter of 1997, the Company wrote-down the carrying value of goodwill associated with the Merger and other prior acquisitions as a result of the Company's reassessment of the anticipated impact of current industry and economic factors on the Company's operations. The Company believes based on its current assessment that such write-downs are adequate.

        The Company anticipates that it will become profitable by the fourth quarter of 1998 as demand for CXR's new domestic products increase, and as the Components and Subsystem Assemblies Sector maintains its present, higher sales volume resulting from continued demand for existing, higher-margin products and also benefits from expense reduction measures taken in the first half of 1998. However, there can be no assurance that (i) these events will occur, (ii) further write-downs of operating assets, as well as write-downs of the goodwill originating in the Merger will not be necessary should actual business conditions deteriorate or, (iii) the Company will return to profitability in 1998 or thereafter.

        LIQUIDITY AND CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING Cash of $2,260,000 was used in operating activities during the six months ended June 30, 1998, the principal cause of which was the losses incurred by the Company's Circuits Sector and Instrumentation and Test Equipment Sector as discussed above under "Continuing Losses; Write-downs." In particular, the Company's XCEL Arnold Circuits subsidiary ("XACI"), continued to incur substantial operating losses through March 31, 1998, creating a severe lack of working capital which adversely impacted the operations of the Company.

        While the Company sold XACI effective as of March 31, 1998, thereby eliminating the continued loss from operations associated with that business, cash flows from operations during the following twelve months will need to be further supplemented to support the Company's working capital needs as well as for planned business development and acquisition activities. In furtherance of this objective, on July 8, 1998, the Company finalized a $10.5 million credit facility with a commercial finance company which provides a term loan of approximately $1.5 million, a revolving line of credit of up to $8 million based upon available assets (of which the Company utilized approximately $2.5 million) and a capital equipment acquisition credit line of up to $1 million, none of which has been utilized. This credit facility replaced the existing credit facilities of the Company's domestic operating companies and provides expanded borrowing capability based upon available assets. On July 8, 1998, the Company completed the sale to three institutional investors of 200 Preferred Shares at $10,000 per share and one million warrants to purchase the Company's common stock exercisable at $1.25 per share, expiring May 22, 2001. The Company received net proceeds of approximately $1,847,000 after deduction of commissions and transaction-related expenses and utilized such proceeds for working capital. See "Adverse Effects of Issuance of Preferred Stock."

        The specific needs for and timing of any subsequent financing arrangements will depend upon results of operations, acquisition opportunities, and other unforeseen factors which cannot presently be predicted. There can be no assurance that such financing will be available, or that it will be available on terms and conditions acceptable to the Company. If available, any additional equity financings may be dilutive to the Company's stockholders and any debt financing may contain restrictive covenants and additional debt service requirements which could adversely affect the Company's operating results. See also, "Exercise of Outstanding Options and Warrants; Additional Dilution; Shares Available for Sale."

        The accompanying consolidated financial statements contained elsewhere in this Prospectus have been prepared assuming the Company will continue as a going concern. During the six months ended June 30, 1998, the year ended December 31, 1997 and the three months ended December 31, 1996, the Company experienced significant operating losses and had negative cash flow from operations. As noted above, for the first six months of 1998, the Company was in default of the XIT Debt agreement although this default was eliminated as a result of the termination of the XIT Debt on July 8, 1998 as noted above. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements contained elsewhere in this Prospectus do not include any adjustments that might result from the outcome of this uncertainty. While the Company's management believes it has adequate working capital to sustain current operations, it lacks sufficient working capital to support additional growth. Although management has been successful in obtaining working capital to fund operations to date, there can be no assurance that the Company will be able to generate additional capital in the future or generate sufficient cash flow to fund current and future operations.

        CYCLICAL NATURE OF ELECTRONICS INDUSTRY. The segments of the electronics industry in which the Company operates have, in many instances, historically been cyclical and subject to significant economic changes and downturns. Such changes, including in recent years the contraction of military, commercial and governmental aerospace spending, have in certain instances been characterized by diminished product demand, accelerated erosion of average selling prices, and overcapacity. In addition, the electronics industry is subject to rapid technological change and product obsolescence. As a result, the Company may experience substantial period-to-period fluctuations in future operating results due to general electronic industry conditions, overall economic conditions or other factors.

        DEPENDENCE ON TELEPHONE INDUSTRY; RESTRUCTURING OF THE INDUSTRY. The Company's CXR subsidiaries are largely dependent upon sales to their principal customers in the telephone industry. CXR Telcom's customers include AT&T, Sprint, MCI, and the RBOCs. As a result of the consolidation and/or restructuring of these companies in the wake of the passage of the 1996 Telecommunications Bill, certain anticipated sales to these companies were canceled or delayed. Moreover, sales of CXR S.A. have been negatively impacted by the pre-privatization reorganization of France Telecom, its major customer, as well as a generally weak French economy. Although the Company believes that demand for CXR's products will increase in 1998 now that a significant portion of the consolidation and restructuring is completed, there can be no assurance that the Company will experience this increased demand.

        VARIABILITY OF CUSTOMER REQUIREMENTS; NATURE AND EXTENT OF CUSTOMER COMMITMENTS ON ORDERS. The level and timing of orders placed by the Company's customers vary due to customer attempts to manage inventory, changes in the customers' manufacturing strategies and variation in demand for customer products due to, among other things, technological change, introduction of new product life cycles, competitive conditions or general economic conditions. The Company generally does not obtain long-term purchase orders or commitments. A certain portion of the Company's backlog may be subject to cancellation or postponement without a significant penalty or without any penalty.

        ENVIRONMENTAL COMPLIANCE. The Company is subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during its manufacturing process. A failure by the Company to comply with present and future regulations could subject it to future liabilities or the suspension of production. Such regulations could also restrict the Company's ability to expand its facilities or could require the Company to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. The Company may also from time to time be subject to lawsuits with respect to environmental matters. The extent of the Company's liability under any such suit is indeterminable and may, in certain circumstances, have a material adverse affect on the Company.

        POSSIBLE VOLATILITY OF MARKET PRICE OF COMMON STOCK. The trading price of the Common Stock is subject to significant fluctuations in response to variations in quarterly operating results, general conditions in the electronics industry and other factors. The market price of the Company's common stock has been and may continue to be, highly volatile. In addition, the stock market is subject to price and volume fluctuations which affect the market price for many high technology companies in particular, and which can be unrelated to operating performance.

        INCREASED PUBLIC FLOAT. Upon the effectiveness of the Registration Statement of which this Prospectus is a part and the conversion of the Series A Convertible Preferred Stock, the number of freely tradable shares of the Company's Common Stock held by non-affiliates will substantially increase. If a significant number of these freely tradable shares are sold in the open market in the near term, the price of the Company's Common Stock may be negatively impacted.

        ACQUISITIONS. The Company may from time to time pursue the acquisition of other companies, assets or product lines that complement or expand its existing business. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees. No assurance can be given that any acquisition by the Company will not materially and adversely affect the Company or that any such acquisition will enhance the Company's business.

        DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's future success will be highly dependent on proprietary technology, particularly in the areas of instrumentation and test equipment, multi-layer high density circuit boards and microelectronic circuits. The Company presently holds a limited numbers of patents but more generally relies upon copyright, trademark and trade secret laws to establish its proprietary rights in its products. There can be no assurance that the Company's reliance on these laws will be adequate to protect its proprietary rights or that its competitors will not independently develop technologies that are substantially equivalent or superior to its technology. In the future, the Company may file additional patent applications covering its products or subsystems. There can be no assurance that any patents will issue from any such applications or, if patents do issue, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents that may be issued to the Company will not be challenged, consolidated or circumvented, or that any rights granted thereunder would provide proprietary protection to the Company. Although the Company will continue to implement protective measures and intends to defend its proprietary rights, policing unauthorized use of its technology, systems and products will be difficult and there can be no assurance that these measures will be successful. In addition, the laws of certain foreign countries in which the Company is active may not protect the Company's proprietary rights to the same extent as do the laws of the United States.

        ADVERSE EFFECTS OF ISSUANCE OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of 10,000,000 shares of "blank check" Preferred Stock, with designations, rights and preferences that may be determined from time to time by the Board of Directors, without further stockholder approval, with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In addition, such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock and may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock also could decrease the amount of earnings and assets available for distribution to the holders of Common Stock.

        CONVERSION OF OUTSTANDING CONVERTIBLE SECURITIES; EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS; ADDITIONAL DILUTION; SHARES AVAILABLE FOR SALE. At September 16, 1998, the Company had outstanding 200 shares of Preferred Shares convertible into an estimated 4,460,967 Common Shares at an assumed conversion price of $.448333. Also, at September 16, 1998, there were outstanding exercisable stock options to purchase an aggregate of 1,992,092 shares of Common Stock at exercise prices ranging from $1.11 to $5.00 per share and outstanding and exercisable warrants to purchase 3,489,879 shares of Common Stock at exercise prices ranging from $1.21 to $3.79 per share. To the extent that the outstanding Preferred Shares are converted or the stock options and warrants are exercised, substantial additional dilution to the interests of the Company's stockholders will occur. See "Securities to be Registered."

        VARIABILITY OF NUMBER OF COMMON SHARES ISSUABLE UPON CONVERSION OF PREFERRED SHARES. The number of Common Shares issuable upon conversion of the Preferred Shares will depend upon the market price of the Common Share at the time of conversion. If the price of the Common Shares is less than the assumed conversion price referenced herein, the Company will be required to issue substantially more than the 4,460,967 shares assumed hereunder to be issuable upon conversion of the Preferred Shares

        All Common Shares issuable by the Company upon conversion of the Preferred Shares are registered hereunder and included in this Prospectus. Consequently, all of such Shares will be eligible for sale in the marketplace without restriction, except to the extent that any of the Selling Shareholders are deemed to be "affiliates" of the Company at the time of sale. No assurance can be given that the trading price of the Company's Common Shares will not fall significantly below the assumed conversion price referenced herein, or that purchasers in this offering will not suffer significant additional dilution as a result of any such decline in the price of the Common Shares.

        LACK OF DIVIDENDS. The Company has never paid a cash dividend on any class of its capital stock and does not anticipate paying any dividends in the foreseeable future. It is anticipated that future earnings, if any, will be retained to finance the development and expansion of the Company's business.

        RISKS OF TECHNOLOGICAL CHANGE. The markets for the Company's products and services are generally characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the Company can successfully identify new product opportunities and develop and bring new products and services to market in a timely manner. The Company's pursuit of necessary technological advances will require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its businesses to changing technology standards and customer requirements. The introduction of new products and services could render the Company's existing products and services obsolete and unmarketable. There can be no assurance that the announcement or introduction of new products or services by the Company or its competitors or any change in industry standards will not cause a decline in existing sales levels of existing products or services, which could have a material adverse effect on the Company's business, financial condition and results of operations.

        NASDAQ MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET; RISKS OF LOW-PRICED STOCKS. The Company's Common Stock is currently quoted on the NASDAQ Stock Market ("NASDAQ"). For continued listing, a company, among other things, must have $2,000,000 in net tangible assets or a $35,000,000 market capitalization or net income of $500,000 in the latest fiscal year or two of the last three fiscal years, public float of 500,000 shares with a market value of at least $1,000,000 and a minimum bid price of $1.00 per share. If the Company is unable to satisfy NASDAQ's maintenance criteria in the future, its securities may be delisted from NASDAQ. In such event, trading in the Company's securities would thereafter be conducted in the over-the-counter market in the "pink sheets" or on the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's securities. As of September 16, 1998, the closing bid price of the Company's common stock was $.531 per share and the closing bid price had remained below $1.00 since July 9, 1998. The Company has been notified by NASDAQ that its closing bid price must be $1.00 or more for any ten consecutive trading days prior to November 13, 1998 to avoid the Company's common stock being subject to delisting as of the close of business on such date.

        The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission's regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on the NASDAQ or a national securities exchange and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

        In addition, if the Company's securities are not quoted on the NASDAQ, or the Company does not meet the other exceptions to the penny stock regulations cited above, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities, in general, also are exempt from this rule if the market price is at least $5.00 per share.

        If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be adversely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

        EFFECT OF ISSUANCE OF SHARES ON NET OPERATING LOSS CARRYFORWARDS. The Company and CXR have substantial net operating loss carryforwards for Federal and state tax purposes. For a summary of the NOL's and expiration dates, see notes to the Consolidated Financial Statements of the Company included elsewhere herein. However, because of the ownership changes to both entities for tax purposes resulting from the Merger, the use of these NOL carryforwards to offset future taxable income will be limited. This limitation of the use of the Company's NOL carryforwards may have a material adverse effect on the Company's net income and cash flow, should the Company have taxable income in future years.

        YEAR 2000 ISSUE. The "Year 2000" issue relates to the fact that many existing computer programs use only the last two digits to refer to a year. Accordingly, these computer programs do not properly recognize a year that begins with "20" instead of "19." If not corrected, many computer applications could fail or create erroneous results. The extent of the potential impact of the Year 2000 issue is not yet known, and if not timely corrected, could affect many aspects of the global economy. It is possible that the expense of determining that the consequences of the Year 2000 issue would have a material effect on the Company's business, results of operations, or financial condition, without taking into account the Company's efforts to avoid those consequences. The Company continues to assess the impact, if any, of the Year 2000 issue on its computer applications and operating systems, products and interactions with third parties in order to determine the Company's state of readiness; costs to address the Company's Year 2000 issues; risks of the Company's Year 2000 issues; and any necessary contingency plans.

        At its domestic facilities, the Company is currently installing accounting and operations management computer applications which are Year 2000 compliant and which operate on computer operating systems which are also Year 2000 compliant. The Company estimates that the completion of its conversion to such computer systems will occur during 1999. The Company did not initiate such changes in application and operating software systems in order to accommodate the Year 2000 issue but rather to upgrade and enhance its management information systems capability. As a part of its selection criteria, the Company considered the impact of the Year 2000 issue. Additionally, the Company is developing and implementing policies and processes to assess the impact of the Year 2000 issue on it customers, suppliers and other third parties which interact with or influence the Company's business operations and in an attempt to determine the state of readiness of such third parties and subsequently formulate any contingency plans which may be necessary should such third parties encounter a Year 2000 issue which would have an adverse impact on the Company's business operations. While the Company currently believes that the impact of the change to the Year 2000 will not have a material effect on the Company's operations or financial condition, its assessment of this issue is not yet complete and therefore uncertainty exists as to whether material Year 2000 issues exist.


                                 USE OF PROCEEDS

        Because the Shares offered hereby are being sold by the Selling Shareholders, the Company will not receive any of the proceeds from any sale of the Shares by the Selling Shareholders. The Company will receive the proceeds from the issuance of the Warrant Shares upon the exercise of the warrants relating to such shares by the holders thereof. In the event that all of the warrants are exercised, the proceeds to be received by the Company upon such exercise will be $1,562,500 exclusive of the expenses of this Offering. The Company will use these proceeds, if any, for working capital, business development and general corporate purposes.


                            SELLING SECURITY HOLDERS

        The following table sets forth as of September 16, 1998, the following information regarding each Selling Shareholder who is offering Shares pursuant to this Prospectus: the name of each Selling Shareholder; any position, office, or other material relationship which the Selling Shareholder has had within the past three years with the Company or any of its predecessors or affiliates; the number of shares of Common Stock owned by each Selling Shareholder before the offering pursuant to this Prospectus, the number of shares to be offered for each Selling Shareholder's account, and the amount and percentage of the Common Stock to be owned by each Selling Shareholder (assuming the sale of all shares registered hereby) after the offering pursuant to this Prospectus is complete.


                                                                                       SHARES TO
                                                                                        BE OWNED
                                                                                          UPON
                                                                    TOTAL NUMBER      COMPLETION OF
                                                                    OF SHARES TO        OFFERING
                                                                     BE OFFERED
                                                 SHARES OWNED        FOR SELLING              PERCENTAGE
       NAME OF SELLING                             PRIOR TO         SHAREHOLDER'S                 OF
         SHAREHOLDER                            OFFERING(1) (2)    ACCOUNT (1) (2)   NUMBER     CLASS
         -----------                           ---------------     ---------------   ------     -----
Fortune Fund Limited Seeker III                1,365,242 (3)         1,365,242          0          0
Rana General Holding, Ltd.                     1,365,242 (4)         1,365,242          0          0
Resonace Ltd.                                  2,730,483 (5)         2,730,483          0          0
Pacific Continental Securities Corporation       250,000 (6)           250,000          0          0


(1) Includes the following number of Common Shares of the Company: (i) 4,460,967 Common Shares issuable upon conversion of 200 Preferred Shares; and, (ii) 1,250,000 Common Shares underlying Warrants of the Company. Because the conversion price of the Preferred Shares at the time of conversion is related to the market price of the Common Shares at the time of issuance and because there may be antidilution adjustments to the conversion price of the Preferred Shares or the exercise price of the Warrants, the number of Conversion Shares and Warrant Shares which are subject to this Prospectus is indeterminate and this Prospectus relates to the resale of such entire indeterminate number of shares.

     The number of Common Shares issuable upon conversion of the Preferred Shares, and the consequent number of Shares available for resale under this Prospectus, is based upon a conversion price per Preferred Share equal to $10,000 divided by the lesser of (x) $1.25 and (y) One Hundred Percent (100%) of the arithmetic average of the three lowest closing bid prices over the forty (40) trading days prior to the exercise date of any such conversion. Common Shares issuable upon the conversion of the Preferred Shares in this Prospectus are based on an assumed conversion price of $.448333 but this Prospectus covers the indeterminate number of Common Shares issuable upon conversion of the Preferred Shares based on the conversion price in effect at the time of conversion.

(2) Although the Selling Shareholder table assumes the sale of all Shares by each Selling Shareholder, the Shares underlying the Preferred Shares being registered hereby are subject to a limitation which provides that no more than 20% of the aggregate number of Preferred Shares originally purchased and owned by any single Selling Shareholder may be converted in any thirty
     (30) day period after the ninetieth (90th) day of issuance.. See "Securities to be Registered; Preferred Stock."

(3)  Includes 250,000 shares issuable upon the exercise of outstanding warrants.

(4)  Includes 250,000 shares issuable upon the exercise of outstanding warrants.

(5)  Includes 500,000 shares issuable upon the exercise of outstanding warrants.

(6) Represents 250,000 shares issuable upon the exercise of outstanding warrants.


                              PLAN OF DISTRIBUTION

         The Shares to be acquired by the Selling Shareholders upon the conversion of the Preferred Shares or upon exercise of the Warrants may be sold from time to time by the Selling Shareholders, subject to a current and effective prospectus.

         The Shares may be sold by the Selling Shareholders from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, in negotiated transactions, or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

         The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by a Selling Shareholder may arrange for other brokers or dealers to participate. Any such brokers or dealers will receive commissions or discounts from a Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by a Selling Shareholder.

         Some of the Shares covered by the Registration Statement may be sold under Rule 144 instead of by the Registration Statement. The Company will not receive any portion of the proceeds of the Shares sold by the Selling Shareholders. The Selling Shareholders are not required to actually sell any of the Shares held by the Selling Shareholders.

         The Selling Shareholders have been advised that during the time each is engaged in sales of the Shares covered by this Prospectus, each must comply with, among other things, Regulation M, promulgated under the Exchange Act, as amended, and pursuant thereto: (i) shall not engage in any improper stabilization activity in connection with the Company's securities; (ii) shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) shall not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Exchange Act.

                                    BUSINESS

         WHEN USED ANYWHERE IN THE DISCUSSION OF "BUSINESS" BELOW, THE WORDS "MAY," "WILL," "EXPECT," "ANTICIPATE," "CONTINUE," "ESTIMATE," "PROJECT," "INTEND," "SHOULD," "BELIEVE," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 REGARDING EVENTS, CONDITIONS AND FINANCIAL TRENDS THAT MAY AFFECT THE COMPANY'S FUTURE PLANS OF OPERATIONS, BUSINESS STRATEGY, OPERATING COSTS AND FINANCIAL POSITION. SPECIFICALLY, FORWARD-LOOKING STATEMENTS ARE INCLUDED IN THE FOLLOWING SECTIONS
BELOW: "OVERVIEW"; "INSTRUMENTATION AND TEST EQUIPMENT SECTOR;" "COMPONENTS AND SUBSYSTEM ASSEMBLIES SECTOR;" "CIRCUITS SECTOR;" "PRODUCT DEVELOPMENT AND ENGINEERING;" "COMPETITION;" "REGULATION," AND "EMPLOYEES." PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INCLUDED WITHIN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.


OVERVIEW

        MicroTel International, Inc. (the "Company"), is a holding company which, through its various direct and indirect operating subsidiaries, designs, manufactures and distributes a wide range of electronics hardware products and provides related services primarily to the telecommunications industry. Approximately 60% of the Company's hardware sales are to customers in the telecommunications industries, including AT&T and the Regional Bell Operating Companies ("RBOCs") domestically, and France Telecom in Europe. The remainder of the sales are various information technology products for industrial, medical, military and aerospace applications. The Company does not market the products manufactured and distributed by its subsidiaries in connection with the "MicroTel" name but rather such products are distributed under each subsidiary's market-recognized brand-names.

        The Company's objective is to become a leader in quality, cost effective solutions to meet the global requirements of telecommunications and information technology customers. The Company believes that it can achieve this objective through customer-oriented product development, superior product solutions, and excellence in local market service and support in North America, Europe and Asia.

        In 1984, MicroTel International, Inc. began operations as CXR Telcom Corporation. In 1989, a holding company, CXR Corporation, a Delaware corporation, was formed with two operating subsidiaries, CXR Telcom Corporation, based in the United States, and CXR S.A., based in France (collectively, "CXR"). CXR manufactures and distributes telecommunications testing and transmission equipment. In 1995, CXR Corporation changed its name to MicroTel International, Inc.

        On March 26, 1997, the Company consummated a merger pursuant to which XIT Corporation became a wholly-owned subsidiary of the Company, with XIT as the surviving subsidiary (the "Merger"). Because the Merger was accounted for as a reverse acquisition, historical financial information referred to herein as that of the Company shall refer to the historical financial information of XIT.

        Prior to 1991, XIT produced video display products, bare printed circuit boards, digital switches, keyboards, keypads and other components primarily for military and aerospace applications. In 1991, XIT began a fundamental transition of its business operations by divesting $1.5 million in unprofitable bare printed circuit board volume and $3.5 million in low margin standard keyboards. During that year, XIT relocated its corporate headquarters, its Digitran Division's input and display component business, and its circuit division to Ontario and Monrovia, California from Pasadena, California and focused its circuits manufacturing on low volume, high margin double-sided and multi-layer circuit boards. Commencing in that year, XIT also began investing heavily in research and development in order to diversify its information technology product line and reduce its dependence on military and aerospace sales.

        Commencing in 1994, XIT began to implement a business strategy of acquiring strategically complementary businesses and product lines. In July 1994, XIT acquired approximately 85% of HyComp, Inc. through a share exchange with the majority shareholders. HyComp, formed in 1969, designs and manufactures hybrid circuits, resistor networks, and thin film components. HyComp's products are for high-reliability applications where they must withstand extremes of temperature, humidity or environment. These products have a variety of uses in communications electronics, military, aerospace, medical, computer and industrial controls. Subsequently, XIT acquired an additional approximate 7% of HyComp Common Stock through an exchange of XIT common stock for HyComp common shares. As a result of the exercise of certain HyComp stock options in 1997, the Company's ownership of the common shares outstanding of HyComp was reduced to 88.5%.

        In May 1995, XIT acquired certain work in process from a bankrupt printed circuit board and contract manufacturing company and established XCEL Contract Manufacturing Division (XCMD) temporarily located in Philadelphia, Pennsylvania. The Company continues to service certain of the XCMD customers from its Ontario and Monrovia facilities, but has since closed its Philadelphia operation.

        In July 1995, XIT sold its Computron Display Systems Division ("Computron") based in Illinois, a manufacturer of higher cost custom color and monochrome display monitors, for approximately $1.8 million. Computron was sold based on XIT management's determination that the demand for its monochrome product lines was declining and its custom color product was too high in cost. Further, XIT's growth in the monitor product area is expected to be derived from its low cost standard color cathode ray tube ("CRT") product line, branded XCEL-Lite, as well as a full range of flat panel products manufactured at its Digitran Division.

        In September 1995, through a newly established wholly-owned subsidiary XCEL Arnold Circuits, Inc. ("XCEL Arnold"), XIT completed the acquisition of Arnold Circuits, Inc., a La Habra, California manufacturer of complex multi-layer, surface mount circuit boards used in sophisticated electronic equipment for the communications, computer, instrumentation and industrial controls industries. XCEL Arnold's circuit boards are currently used principally in cellular telephone transmission products. Due to a decline in its major customer's business, management decided to exit this business. On April 9, 1998, the Company sold certain of the assets of XCEL Arnold to a private corporation which also assumed certain liabilities (see Note 17 to the Consolidated Financial Statements included elsewhere herein).

        In April 1996, XCEL Arnold completed the acquisition of Etch-Tek, Inc. ("Etch-Tek"), a manufacturer of quick turn and prototype quantities of double sided and high multi-layer count printed circuit boards. Etch-Tek, located in Concord, California, was originally established as a division of XCEL Arnold and operated as XCEL Etch Tek Division of XCEL Arnold. The assets of Etch Tek were not included in the sale of XCEL Arnold and, following such sale, Etch-Tek operates as a division of XIT Corporation.

        In September 1996, XCEL Corporation, Ltd. ("XCEL UK"), the Company's United Kingdom subsidiary, acquired Abbott Electronics, Ltd. ("Abbott"). XCEL UK operates Abbott as a wholly-owned subsidiary of XCEL UK trading as XCEL Power Systems, Ltd ("XPS"). XPS designs and manufactures high and low voltage, high specification, compact and micro-electronic power supplies to meet rugged environmental and high tolerance electrical requirements.

        In the fall of 1996, XIT began negotiations with MicroTel with respect to the Merger. Management believes that the Merger will enhance the Company's ability to service its telecommunications and information technology customers, create additional marketing opportunities both geographically and across product lines, and provide cost savings by the internal sourcing of components by MicroTel's subsidiaries formerly purchased from third-party vendors.

        In October 1997, the Company acquired all the capital stock of Critical Communications Incorporated ("Critical"), a manufacturer of telecommunication test instruments located in St. Charles, Illinois. The Company has transferred manufacturing of Critical's product to its CXR Telcom subsidiary in Fremont, California and has maintained the remaining operation as a product engineering and development, customer service and mid-west sales office where it previously lacked a presence.

        Within the electronics industry, the Company now manufactures and distributes three product lines and is organized into three related business sectors which are discussed below.

1.      INSTRUMENTATION AND TEST EQUIPMENT SECTOR

        The Company's Instrumentation and Test Equipment products are manufactured by CXR and CXR, S. A. In addition, CXR, S.A. performs network integration services. Their customers include AT&T, France Telecom, the RBOCs, interconnect carriers, independent telephone operating companies, private communications networks, banks, brokerage firms and Government agencies.

    TELECOM TEST INSTRUMENTS. The CXR line of test instruments measure the transmission characteristics of telephone circuits. The market for this test equipment has expanded as a result of the AT&T divestiture of the RBOCs and the trend towards user ownership of equipment. As a result of the AT&T divestiture, local telephone operating companies have been forced to develop their own internal capacity to identify and isolate troubles in the network transmission facilities in both telephone company owned or subscriber owned equipment.

        In October 1997, the Company acquired all the capital stock of Critical Communications Incorporated ("Critical") of St. Charles, Illinois in a stock-for-stock exchange. Founded in 1991, Critical is a provider of sophisticated, state-of-the-art, portable telephone test instruments used by both long-distance carriers and local telephone service providers as well as by corporate and government telecommunications end users. The Company incorporated the manufacturing operations of Critical into those of CXR Telcom and distributes its products through both existing CXR and Critical sales channels. This acquisition expands the present CXR product offering to include additional software-driven, user-friendly and cost-competitive hand-held products which are expected to broaden CXR's penetration of the Installation and Maintenance ("I&M") segment of the telecommunications marketplace - i.e. that segment in which corporate service installations and maintenance are provided by the various telephone companies. While CXR's existing I&M products are used extensively in the Central Office testing environment (which necessitates the use of a multi-function, all-in-one test instrument), Critical's products are primarily designed to service the test instrument needs at outside plant service installations, where lightweight, portable products requiring fewer functional testing features are required. It is particularly in this market segment, where CXR presently competes with only one, outdated product, that the Critical product line is expected to have significant impact.

        The current line of test equipment manufactured and sold by CXR is as follows:

        The new 700 Series of Transmission test sets acquired from Critical Communications are a modular, rugged, lightweight and hand-held line of products which are principally used by telephone companies to qualify and certify the service offerings to end users. These sets are configured in a variety of models designed to perform analog and digital measurements on voice grade and wide band circuit applications. Testing of the physical copper pair and qualifying it for the new wide band digital services applications is becoming the primary concern on the part of telephone companies. These services include the Digital Data Service (DDS), High Capacity Digital Subscriber loops (HDSL) and Asymmetrical Digital Subscriber loops (ADSL). Additionally, the modular nature of the equipment's design provides an upgrade path for optional testing of the signaling parameters over the telephony network, simulation of the Central Office (CO) and simulation of the Private Branch Exchange (PBX). The 700 series can also be equipped with the modules necessary to perform the digital tests required to qualify the data transmission rates for service offered to ultimate users. These rates range from basic modem rates to the higher speeds of the Pulse Coded Modulation (PCM) network (1.5 million bits per second (Mb/s)).

        The Model 5200 Universal Transmission Analyzer incorporates Digital Signal Processing (DSP) measurement technology and has replaced the LES 8000 Test Set formerly marketed by the Company. This product is marketed to the maintenance organizations of telephone companies and private network operators and performs all the functions of a Data Transmission Impairment Analyzer, a DS1 BERT Tester, a VF Signaling Network Access Unit, a T-1 Channel access Test Unit, and a DDS private line and switched digital service test product.

        The Model 5200 is designed for qualifying, commissioning and maintaining digital baseband leased lines, mono and stereo radio channels and basic and primary rate voice, and soon will be enhanced to service Integrated Services for the Digital Network (ISDN) subscriber loops. It is capable of making at very high transmission speeds all of the necessary measurements according to the international CCITT recommendations.

        The Model 5200 covers the specialized installation and maintenance of all circuits involving voice, signaling transmission, 64Kb/s data, and 1.5Mb/s data, and shortly will cover ISDN circuits. The Model 5200 is the first product of its kind to offer all these testing capabilities within one package. An added feature is the use of an internal battery power source in order to accommodate special hard-to-reach environments. The Model 5200 constituted approximately 70% of CXR's instrument sales for the year ended December 31, 1997.

    DATACOM TEST INSTRUMENTS. Datacom test instruments are used to test and monitor the performance of computers and communications equipment to ensure proper function in receiving or transmitting data over wide area or local area networks. Datacom instruments monitor, emulate and perform digital tests on protocol, code and transmission functions of computers, terminals, modems, multiplexers, front-end processors and other computer and communications equipment. The CXR Telcom Series 840 and 804 products address this market.

    TRANSMISSION PRODUCTS. CXR develops, manufactures, and sells a broad line of Anderson Jacobson ("AJ") modem products. These include modem models operating at data rates from 2400 bits per second (bps) through 56,000 bps. These are sold as rackmount modems for use at central communication/computer sites, or as stand-alone modems for use at remote sites. All of the AJ models are "feature rich" modems that generally offer more capabilities and flexibility than competing products.

        The ability to transmit digital data to and from computers is an important element in the computer industry. Communications and data interconnect capabilities are fundamental requirements for maximization of computer systems uses. The large volume of information to be exchanged between computer networks in geographically disperse locations require rapid, accurate and economical communications capabilities and the AJ product line is designed to meet and satisfy such needs.

        The AJ 1456/2853 Series of products are a true V.90 compatible product line designed to accommodate the newly standardized high speed of 56Kb/s and its sub-rates standard of V.34, V.32 ter and V.32. These products operate on a full duplex basis, using standard dial-up lines or on 2-wire and 4-wire leased lines. The series features trellis coded modulation and local and remote echo cancellation, with capabilities to cope with satellite delay of multiple hops in long distance transmission. Also, the series is equipped with multiple number storage capacity via a V.25 bis synchronous dialer for computer controlled application. In leased line operation, the series features unattended automatic dial backup using the dial-up network in the event of lease line failures. The series is also available in either stand alone desktop applications or as a card for chassis rackmount configuration.

        The AJ Smart Rack is a modem management enclosure that accommodates 16 modular card modems that allow data center managers to keep track of configurations, diagnostics, alarms and system status at all times through a menu driven user interface. The main advantage of the Smart Rack is the simplicity of keeping track of all activities with real time monitoring and reporting using simple easy to read display screens. Also an on-board modem allows access from remote locations and the ability to dial a predefined sequence of numbers for alarm reporting.

        The AJ 5900 series offers intelligent T-1 Channel Service Units which provide access to D4 and Extended Super Frame (ESF) on High Capacity Digital Service (HCDS), in either a single line or rack mount configuration. The AJ 5900 series offers a single termination interface to the Data Terminal Equipment
(DTE), providing continuous monitoring for bipolar violations and multiple error events. The user can select thresholds for error rates, with separate levels for the network and the equipment. The series provides complete access to both the network side and the user side, along with the appropriate diagnostic tests in order to maintain network integrity.

        In March 1997, CXR introduced a new product line, the AJ 6900 series for T-1 and fractional T-1 CSU-DSU applications. These newly introduced products provide for the direct interface between the customer's equipment and the T-1 facilities. The AJ 6900 series operates at any multiple 56K or 64K b/s, including current Frame Relay data rates. Built-in multiplexer ports allow simultaneous connections to a PBX or channel bank which shares the same T-1 facility. The AJ 6900 series has an integrated Simple Network Management Protocol (SNMP) and therefore can easily be used by any network management system using SNMP.

    NETWORK SERVER PRODUCTS. In 1998, CXR developed and introduced to field trial a new product offering, a Remote Access Server (RAS), to address the Internet Service Provider (ISP) market and corporate communication users. The RAS-248, RAS-496 and RAS 3096+ products provide high density communication to accommodate the incoming traffic from high speed Modems (56Kb/s), ISDN Terminal Adapters (TA), Primary rate ISDN and at the PCM rates for both the US and the International standards. The product implements a secure 128 bit encryption, which operates using the Windows NT operating system platform. Also, the product line features an adaptability to Web Caching with application server options, built-in protocol analysis and is compatible with the Local Area Network (LAN) infrastructures and its various topologies. Like all of the AJ data transmission products, the RAS family uses the SNMP management Protocol and therefore can be very easily configured and managed from any location capable of using SNMP system. These products were formally introduced to the market in the third quarter of 1998.

        NETWORKING SYSTEMS. In 1996, CXR S.A. formed a new business unit to market several lines of products used to build data and voice networks. All of these products are sourced from third-party vendors under distributorship or OEM arrangements. The "product" marketed to its customers is a turn-key solution using these products and includes network design, installation and maintenance.

        The product lines marketed consist of four primary types as follows: (i) multiplexing equipment used to transport data, voice and local area network traffic over point-to-point leased lines and frame relay networks; (ii) statistical multiplexers, terminal servers and routers for local area network interconnections; (iii) data compression equipment used to compress and encrypt data streams prior to network access to maximize transmission speed and secure the transmission and to decompress and decipher upon transmission receipt; and
(iv) ISDN routers used to link remote offices to corporate office local area networks.


2.      COMPONENTS AND SUBSYSTEM ASSEMBLIES SECTOR

        Components and Subsystem Assemblies products are produced and/or sold by XIT's Digitran Division, based in Ontario, California, XCEL UK and XPS, wholly-owned subsidiaries of XIT based in England, and another wholly-owned subsidiary, XCEL Japan, Ltd.

COMPONENTS

        XIT's Digitran Division manufactures and sells digital switch products serving aerospace, military, communications, industrial and commercial applications. Thumbwheel, push button, and lever modules, together with assemblies, are manufactured in 16 different model families. The Digitran Division also offers a wide variety of custom keypads.

        The Digitran Division also produces the XCEL-Lite display color monitor product. Each monitor is customized to meet the needs of OEMs or sold "off the shelf" as lower cost standard XCEL-Lite models. The monitors also come with a range of options, including: a wide range of phosphors, custom headers, video to all standard formats or customized, front access controls for brightness, contrast, and power, ruggedized exteriors, EMI/RFI shielding, low energy power and universal power supplies. The predominant market segments for these displays are test instruments and rugged continuous use ATMs. Color and monochrome monitors (including XCEL-Lite) are sold in Europe through XCEL UK.

        XPS, located in Ashford, Kent, England, produces a range of high and low voltage, high specification, compact and microelectronic power supplies for an international customer base, including telecommunications, aerospace and military customers.

SUBSYSTEMS

        Based on industry data, the Company believes that OEMs are increasingly relying upon independent manufacturers of complex electronic products rather than on in-house production. The Company believes that the current trend towards increased reliance by OEMs on independent manufacturers reflects the OEMs' recognition that, for complex electronic products, independent manufacturers can provide greater specialization, expertise, responsiveness and flexibility and can offer shorter delivery cycles than can be achieved by internal production.

        The Company's XCEL UK subsidiary offers complete manufacturing solutions to OEMs, including concurrent engineering, assembly of printed circuit boards and front panel assemblies incorporating its input and display components, assembly of subsystems, test engineering, software development and accessory packaging. The Company's XCEL UK subsidiary believes its ability to manufacture various electronic components, combined with its engineering integration capability, provides it with a number of competitive advantages in providing custom subsystem assemblies that can enable it to capture a significant portion of this growing market. By integrating the Company's printed circuit boards and components, XCEL UK is able to engineer and manufacture communications, medical, industrial, and military weapons input and display subsystems.

3.      CIRCUITS SECTOR

        The Company's printed circuit boards are produced by XCEL Etch Tek and XCEL Circuits divisions of XIT, located in Concord and Monrovia, California respectively, and HyComp, Inc. ("HyComp"), an approximately 89% owned subsidiary of XIT based in Marlborough, Massachusetts. Until March 31, 1998, the Company produced printed circuits at its XCEL Arnold Circuits, Inc. subsidiary ("XCEL Arnold") located in La Habra, California. On April 9, 1998, the Company completed the sale, effective as of March 31, 1998, of substantially all of the assets of XCEL Arnold to Arnold Circuits, Inc., a newly formed entity formed to consummate the purchase.

        Printed circuit boards are essential components in virtually all sophisticated electronic products. The circuit board is the basic platform used to interconnect and mount electronic components such as microprocessors, resistor networks and capacitors. Circuit boards consist of copper traces on an insulating (dielectric) base, which provide electrical interconnections for electronic components. The development of more sophisticated electronic equipment by OEMs combining higher performance and reliability with reduced size and cost has created a demand for increased complexity, miniaturization and density in the circuit traces. In response to this demand, multi-layer boards have been developed in which several layers of circuitry are laminated together to form a single board with both horizontal and vertical electrical interconnections.

        The technology required to manufacture electronic products is becoming increasingly costly and complex. Traditionally, manufacturers used the so-called "through-hole" technology in assembling printed circuit boards. However, a newer technology known as "surface-mount" technology ("SMT") has gained acceptance in the manufacture of these products. The Company has invested in new manufacturing equipment to accommodate the increased business for SMT equipment. SMT allows for production of a smaller circuit board, with greater component and circuit density, resulting in increased performance. Management believes that SMT will continue to constitute an increasing percentage of printed circuit board production and assembly. The Company also produces high performance circuit boards constructed from specialty materials at its XCEL Circuits Division and its XCEL Etch-Tek Division manufactures sophisticated multi-layer, quick turn, and prototype printed circuit boards of up to 24 layers.

        HyComp manufactures hybrid microelectronic circuit products which must, because of the applications in which they are used, endure extreme environmental conditions. HyComp's hybrid circuits combine components, such as resistors, capacitors and integrated circuit chips, into one functional unit in a single sealed package. In 1997, HyComp established an industry-leading position in producing and assembling flip chip devices starting from single semiconductor chips, rather than requiring complete semiconductor wafers. Management believes that HyComp is the only company world-wide presently commercially producing flip chip assemblies from single chips. HyComp also has a line of thick film hybrid circuits which are manufactured by HyComp's strategic partner SIMESA in its automated cassette to cassette production facility located in Vitoria, Spain.

CUSTOMERS AND MARKETING

        Customers for the Company's Instrumentation and Test product line include AT&T, the RBOCs, international telephone companies - including France Telecom - and private communications networks. Datacom test equipment and modem equipment are purchased by telecommunications equipment manufacturers and used in the design, manufacture, installation and maintenance of the electronic equipment they provide. Telecom test instruments are purchased by the major long distance and local loop carriers.

        The customers for the Circuits Sector include GenRad, Raytheon, Lockheed Martin, Tektronics, Teradyne, Holland Signal, Racal, EFW and Loral, among others.

        The principal customers for Components and Subsystems are OEMs in the electronics industry and include manufacturers of communications equipment, industrial computers, automatic teller machines, medical devices, industrial instruments and test equipment, and aerospace and military products. Such customers include Boeing, Lockheed Martin, Raytheon, Litton, Rockwell, Teledyne, Honeywell, NCR, Eastman Kodak, British Aerospace, Aerospatiale, Pilkington, Sagem, Toshiba and Hyundai, among many others.

        The Company's largest customer was Motorola which accounted for approximately 14%, 34%, 41% and 13% of the net sales for the year ended December 31, 1997, the three months ended December 31, 1996 and the years ended September 30, 1996 and 1995, respectively. These sales were made by XCEL Arnold, the assets of which were sold by the Company effective March 31, 1998. No other customer accounted for more than 10% of the Company's net sales for these periods or the six months ended June 30, 1998.

        The Company markets its products through a combination of direct sales engineers, distributors and independent sales representatives primarily in the United States, Europe and Japan (See Note 15 to the Consolidated Financial Statements included elsewhere in this Prospectus).

BACKLOG

        The Company's business is not generally seasonal, with the exception that the printed circuit board industry generally slows in the last calendar quarter of each year and capital equipment purchases are lower than average during the first quarter of each year, impacting the Instrumentation and Test Equipment sector. The Company's backlog of firm, unshipped orders was as follows by business sector at June 30, 1998, December 31, 1997 and 1996, and September 30, 1996 and 1995, respectively.


                      JUNE 30, 1998   DEC. 31, 1997   DEC. 31, 1996  SEPT. 30, 1996  SEPT. 30, 1995
                      -------------   -------------   -------------  --------------  --------------
                                                      (IN THOUSANDS)

Circuits               $    1,470      $    5,397      $    5,880      $   11,019      $   14,087
Components and
   Subsystem
   Assemblies               8,223           6,452           8,888           9,187           2,937
Instrumentation and
   Test Equipment             864             985              --              --              --
                        ---------       ---------       ---------       ---------       ---------
                       $   10,557      $   12,834      $   14,768      $   20,206      $   17,024
                        ---------       ---------       ---------       ---------       ---------
                        ---------       ---------       ---------       ---------       ---------


        The decline in backlog for the Circuits Sector from December 31, 1997 to June 30, 1998 was principally the result of the sale of XCEL Arnold, which had a backlog of approximately $3,400,000 at December 31, 1997. The decline in backlog for this sector in 1996 resulted from XCEL Arnold's major customer, Motorola, changing its ordering pattern, compounded in 1997 by a deferral of orders by this customer pending correction of late delivery problems. Motorola as a matter of policy reduced its order quantities from a 12 month supply in the September 30, 1995 time frame to a 3 to 6 month supply beginning in the September 30, 1996 time frame and thereafter. The increase in backlog for the Components and Subsystem Assemblies Sector at June 30, 1998 resulted from an increase of approximately $1,060,000 at XPS principally in the second quarter of 1998 and an increase in the orders for the remainder of the Sector from programs which did not order in 1997, thus contributing to the decline from December 31, 1996 to December 31, 1997. The increase in this Sector's backlog at September 30, 1996 was due to the backlog of XPS, acquired in September 1996, of $5,992,000 at September 30, 1996. Order backlog for XPS is volatile and the decline from September 30, 1996 to December 31, 1997 did not indicate an adverse trend. The backlog for the Instrumentation and Test Equipment Sector at December 31, 1997 and June 30, 1998 is that of CXR, acquired on March 26, 1997, and is not material. Backlog for CXR is not deemed a significant measure of its business, as its customers generally order on a just-in-time basis. The Company's order backlog at June 30, 1998 will be mostly shipped during the second half of 1998, with the exception of approximately $2,690,000 of orders at XIT (Components) whose fulfillment will extend beyond 1998.

MANUFACTURING

        The Company purchases the electronic components required for the manufacture of its various product lines from a number of vendors and has experienced no significant difficulties in obtaining timely delivery of components. In addition, the Company has begun internal sourcing of certain electronic components following the Merger. Management has determined that there would be little, if any, cost savings from outside manufacturing.

PRODUCT DEVELOPMENT AND ENGINEERING

        The Company's product development and engineering is critical in view of rapid technological innovation in the electronics hardware industry. Current research and development efforts are concentrated in the Instrumentation and Test Equipment Sector (CXR) and at HyComp. For the six months ended June 30, 1998, the year ended December 31, 1997, the three months ended December 31, 1996 and the years ended September 30, 1996 and 1995, engineering and product development costs of the Company were $1,145,000, $2,046,000, $69,000, $309,000 and $328,000, respectively.

        The product development costs of CXR were $1,010,000, $1,797,000 and $2,612,000 during the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996, respectively. These product development costs were related primarily to development of new telecommunications test equipment, trunk testing system products and data communications equipment. Current research expenditures are directed principally towards enhancements to the current test instrument product line and development of increased band width (faster speed) transmission products. These expenditures are intended to improve market share and gross margins, although no assurances may be given that such improvements will be achieved.

        CXR also makes use of the latest CAD (Computer Aided Design) equipment to design and package its products. This puts CXR in the position to take full advantage of the latest CAE (Computer Aided Engineering), and EDA (Engineering Design Automation) workstation tools to design, simulate and test its advanced product features or product enhancements for custom circuits and miniaturization purposes. With the above mentioned tools, product developments are turned around quickly, keeping the highest quality and reliability integrated as part of the overall development process. This kind of capability also allows CXR to offer custom featured designs for the potentially expanding Original Equipment Manufacturer (OEM) customers, whose needs require the integration of CXR's products with their own.

        In 1992, HyComp began investigating the feasibility of a lower cost alternative flip chip assembly process than that developed by IBM in the 1980s. The HyComp process called "adhesive flip chip" uses conductive adhesives as interconnections, instead of deposited metals. The adhesive flip chip process promises all the benefits of the flip chip, but with substantially lower capital investment and manufacturing costs. In 1995, HyComp received a contract from the Advanced Research Projects Agency of the Department of Defense ("ARPA") to study the feasibility of commercializing flip chip technology. In 1996, HyComp received a contract continuation in the amount of $750,000 from the ARPA to set up and operate an adhesive flip chip assembly line.

        In microelectronic applications, packaging has become a primary focus. As chips approach the limits of on-chip densities, packaging which spaces chips closely becomes key to increasing performance while decreasing size. Flip chip technology gives the highest chip density of any packaging method. Instead of placing chips in space wasting individual packages, they are assembled face down onto matching connections on a substrate or board. Since the connections are under the chip, no additional space is required for bonded wires or leads.

        Company management believes that the adhesive flip-chip has significant potential size, performance and cost advantages for hybrid circuit manufacture. The two year ARPA program has made HyComp the only company worldwide with current production capability in adhesive flip chip assembly, a significant market advantage. Management believes that over the next five years, flip chip will be the microelectronic packaging of choice for high performance circuits. As of December 31, 1997, the production process has been implemented and commercial prototype orders have been produced for customers.

PATENTS AND TRADEMARKS

        The Company regards its software, hardware and manufacturing processes as proprietary and relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions, including employee and third-party nondisclosure agreements, to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford some limited protection. The laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. The Company requires that its employees enter into confidentiality agreements as a condition of employment.

COMPETITION

        The Instrumentation and Test Equipment Sector has numerous competitors with greater technological, financial and marketing resources than those possessed by the Company. The ability of the Company to compete in the Instrumentation and Test product lines is dependent on several factors including price, technology, product performance, service and its ability to attract and retain qualified management and technical personnel.

        The market for printed circuit boards in the United States is fragmented and very competitive. The Company believes there are over 700 companies producing circuit boards in the United States. XIT competes primarily against other independent manufacturers. There are no dominant manufacturers in the segment of the industry served by XIT. XIT believes that relatively few producers in the United States have the technological competence, manufacturing processes, and facilities to produce complex multi-layer surface mount circuit boards in commercial volumes.

        The Company also faces competition in this sector from certain captive circuit board manufacturers. These manufacturers may seek orders in the open market to fill excess capacity, thereby increasing price competition. A number of the Company's competitors are larger than the Company and have greater financial, marketing and other resources. The Company believes that competition in circuits manufacturing is based on product quality, technological capability, responsiveness to customers in delivery and service, and price.

        The Company's Components and Subsystem Assemblies Sector competes in a highly fragmented market composed of a diverse group of U.S. based manufacturers. The Company believes that the primary bases of competition in this market segment are capability, price, manufacturing quality, advanced manufacturing technology and reliable delivery. The Company believes that by focusing on low to medium-volume production, and by manufacturing subsystems using its in-house manufactured components, the Company can compete effectively. Additionally, by taking on a wider range of systems than its larger competitors and by having access to a diversified customer base, the Company believes it is able to diversify its workload and is not as dependent as some of its competitors on individual contracts, customers or industries.

REGULATION

        The Federal Communication Commission ("FCC") has adopted regulations with respect to the interconnection of communications equipment with telephone lines and radiation emanations of certain equipment. CXR has complied with these regulations and received all necessary FCC approvals for its line of trunk testing equipment. As additional products require certification, CXR believes it will be able to satisfy all such future requirements. The Company believes it complies with environmental regulations since it assembles, rather than manufactures, electronic components and therefore discharges into the environment are believed to be negligible.

        The Company's product lines are subject to certain federal and state statutes governing safety and environmental protection. The Company believes that it is in substantial compliance with all such regulations and is not aware of any proposed or pending safety or environmental rule or regulation which, if adopted, would have a material impact on its business or financial condition.

EMPLOYEES

        As of August 31, 1998, the Company employed 340 persons. Of these employees, 233 employees are employed in the United States and 107 are employed in Europe and Japan. None of the Company's employees are represented by unions and there have not been any work stoppages at any of the Company's facilities. The Company believes that its relationship with its employees is good.

                             DESCRIPTION OF PROPERTY

        The Company leases or owns approximately 205,000 square feet of administrative, production, storage and shipping space. All of these facilities are leased other than the Melbourne, UK and Abondant, France facilities. The Ontario facility is owned by Capital Source Partners, a California real estate partnership in which XIT holds a 50% ownership interest.


          BUSINESS UNIT                      LOCATION                       FUNCTION
         ---------------                    ----------                     ----------
Digitran Division                       Ontario, California           Corporate headquarters/
(Components and subsystem assemblies)                                 Manufacturing
XCEL Circuit Division                   Monrovia, California          Administrative/
(Circuits)                                                            Manufacturing
XCEL Etch Tek                           Concord, California           Administrative/
(Circuits)                                                            Manufacturing
XCEL Corp. Ltd.                         Melbourne, United Kingdom     Administrative
(Components and subsystem
assemblies)
XCEL Power Systems                      Ashford, United Kingdom       Administrative/
(Components and subsystem                                             Manufacturing
assemblies)
XCEL Japan, Ltd. Higashi-Gotanda        Tokyo, Japan                  Administrative/
(Components and subsystem                                             Assembly
assemblies)
HyComp, Inc.                            Marlborough, Massachusetts    Administration/
(Circuits)                                                            Manufacturing
CXR, S.A                                Paris, France                 Administrative
(Instrumentation and test
equipment)
CXR, S.A.                               Abondant, France              Manufacturing
(Instrumentation and test
equipment)
CXR                                     Fremont, California           Administrative/
(Instrumentation and test                                             Manufacturing
equipment)


        The lease for the Fremont facility will expire in or about September 2002, with one five-year renewal option. The lease for the Paris, France facility expires in April 2007. The Ontario facility is covered by a lease that expires in September 2000, with options to extend until September 2010. The Monrovia facility is covered by a lease that expires in October 1998. The Concord facility is subject to a lease that expires in September 2001, with options to renew until April 2016. The Marlborough facility is subject to a lease which expires in October 2000, and the Tokyo facility is subject to a lease which expires in March 2000. The Ashford facility is subject to a fifteen-year lease which expires in September 2011, subject to the right of the Company to terminate the lease after five years, and the rights of the Company or the landlord to terminate the lease after ten years.

        The Company believes that these facilities are adequate for the current business operations.

                                LEGAL PROCEEDINGS

SCHEINFELD V. MICROTEL INTERNATIONAL, INC.

               In October 1996, David Scheinfeld brought an action in the Supreme Court of the State of New York, County of New York, to recover monetary damages in the amount of $300,000 allegedly sustained by the failure of the Company, its stock transfer agent and its counsel to timely deliver and register 30,000 shares of Common Stock for which payment had been made. The Company was informed by Mr. Scheinfeld that in order to settle his claims, the Company would have to issue him unrestricted shares of common stock. Since the Company cannot issue unrestricted shares (absent registration), the Company answered Mr. Scheinfeld's motion and sought to compel him to serve a complaint upon the defendants. On June 30, 1997, the complaint was served, and the Company has subsequently answered, denying the material allegations of the complaint. In August 1997, the Company served discovery requests on Mr. Scheinfeld, who was initially obligated to respond by September 12, 1997. On March 2, 1998, Mr. Scheinfeld responded to such discovery requests which response is currently under review by counsel to the Company. Currently, the parties are actively engaged in settlement discussions.

FRANCIS JOHN GORRY V. MICROTEL INTERNATIONAL, INC.

        In 1994, Francis John Gorry, a former officer of the Company, alleged that the Company breached a consulting agreement between he and the Company. Subsequently, the Company and Mr. Gorry entered into an agreement which called for certain cash payments to Mr. Gorry and for the issuance to Mr. Gorry and subsequent registration of shares of the Company's common stock by April 30, 1996. The Company failed to timely issue the stock and on May 21, 1996, Mr. Gorry filed suit against the Company (the "1996 Suit"). Shortly thereafter, the Company and Mr. Gorry entered into a Settlement Agreement which was thereafter amended twice. Based upon the execution of the Settlement Agreement, the court dismissed Mr. Gorry's suit without prejudice. The cash payments specified under the terms of the Settlement Agreement, as amended, were timely made and the shares of the Company's common stock were issued to Mr. Gorry and subsequently registered pursuant to the terms of the Settlement Agreement, as amended. On June 18, 1998, Mr. Gorry made a motion to the court for an order vacating the dismissal of the 1996 Suit for the purpose of entering judgment in the amount of $170,000 against the Company, claiming the common shares delivered to him did not conform to the terms of the Settlement Agreement, as amended. On July 17, 1998, the court granted Mr. Gorry's motion. The Company has appealed the court's decision as it believes the claim which forms the basis for Mr. Gorry's motion is without merit.

DANIEL DROR V. MICROTEL INTERNATIONAL, INC.

        In November 1996, the Company entered into an agreement (the "Agreement") with the former Chairman of the Company, which involved certain mutual obligations. In December 1997, the former Chairman defaulted on the repayment of the first installment of a debt obligation which was an obligation set forth in the Agreement. Also in December 1997, the former Chairman of the Company, filed suit in the District Court for Galveston County, Texas alleging the Company has breached an alleged oral modification of the Agreement. In January 1998, the Company answered the complaint denying the allegation and the matter is currently being litigated in Texas. The Company believes that the former Chairman's claim is without merit and intends to vigorously defend itself. Subsequently, the Company brought an action in California against the former Chairman for breach of the Agreement and which seeks recovery of all stock, warrants and debt due the Company. The parties are currently conducting settlement discussions in an attempt to resolve both this litigation and the following matter ("Other Litigation").

OTHER LITIGATION

In December 1997, Elk International Corporation Limited, a stockholder of the Company, brought an action in Texas against the Company's current Chairman and an unrelated party, alleging certain misrepresentations during the merger discussions between XIT and the Company. The Company moved to dismiss this suit on jurisdictional grounds which motion was denied and consequently will vigorously defend the current Chairman on the merits.

        Although the ultimate outcome of the matters noted above cannot be predicted with certainty, pending actual resolution, management believes the disposition of these matters will not have a material adverse affect on the consolidated financial position, results of operations or cash flows.

                          SECURITIES OF THE REGISTRANT

(a)  MARKET INFORMATION.
        Since September 11, 1996, the Company's common stock has been trading on the NASDAQ SmallCap Market under the symbol MCTL. Prior to that date, the shares of the Company's common stock had been listed on the American Stock Exchange under the symbol MOL. Accordingly, the tables below reflect the high and low sales prices for a share of the Company's common stock during the period they were listed on the AMEX, and the high and low bid information for the period during which they were listed on the NASDAQ SmallCap Market. The quotations below for dates commencing September 11, 1996 reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

        On August 15, 1996, the shareholders of the Company ratified a one-for-five reverse stock split effective for holders of record on August 29, 1996. The sales prices below have been restated to give effect to the reverse split.


CALENDAR YEAR                     HIGH            LOW
--------------                  -------          ------
1998
Second Quarter                $   1.25       $    0.938
First Quarter                     1.625           1.00
1997
Fourth Quarter                $   2.4375     $    1.1563
Third Quarter                     2.625           2.375
Second Quarter                    2.8125          1.875
First Quarter                     3.4375          1.4375
1996
Fourth Quarter                $   3.25       $    1.0625
Third Quarter                     5.625           3.125
Second Quarter                    8.75            4.6875
First Quarter                     9.375           5.3125
1995
Fourth Quarter                $   6.5625     $    4.0625
Third Quarter                     7.50            5.3125
Second Quarter                    6.25            3.75
First Quarter                     4.375           3.125


(b)  SHAREHOLDERS
         As of September 28, 1998, the Company had 3,744 stockholders of record, of which 443 were round lot stockholders, and approximately 4,500 beneficial stockholders.

(c)  DIVIDENDS
         No dividends on the Common Shares have been paid by the Company to date. The Company's Loan and Security Agreement with Congress Financial Corporation prohibits the payment of cash dividends on the Common Shares. The Company currently intends to retain future earnings to fund the development and growth of its business and, therefore, does not anticipate paying cash dividends on the Common Shares within the foreseeable future. Any future payment of dividends on the Common Shares will be determined by the Company's Board of Directors and will depend on the Company's financial condition, results of operations and other factors deemed relevant by its Board of Directors.

                             SELECTED FINANCIAL DATA

        The following table summarizes selected consolidated financial data for the Company for the six months ended June 30, 1998 and 1997, the year ended December 31, 1997, the three months ended December 31, 1996 and each of the four years in the period ended September 30, 1996. The data has been derived from and should be read in conjunction with the Company's Consolidated Financial Statements, the related Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations. The financial data as of and for the six months ended June 30, 1998 and the three months ended December 31, 1996 are not necessarily indicative of results that may be expected for the full year. All amounts are in thousands, except per share data.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                          SIX         SIX                   THREE
                         MONTHS      MONTHS      YEAR       MONTHS
                         ENDED       ENDED       ENDED      ENDED               YEAR ENDED SEPTEMBER 30,
                        JUNE 30,    JUNE 30,    DEC 31,     DEC 31,             ------------------------
                          1998        1997       1997        1996        1996        1995      1994        1993
                          ----        ----       ----        ----        ----        ----      ----        ----
Net sales               $ 18,713    $ 19,736    $ 43,098    $  7,886    $31,249   $ 19,602    $ 14,237    $13,766
Net income (loss)       $ (1,165)   $ (2,038)   $ (9,693)   $   (905)   $ 1,083   $    337    $   (672)   $ 1,430
Income (loss)
  available to common
  stockholders          $ (1,178)   $ (2,072)   $ (9,753)   $   (924)   $ 1,003   $    327    $   (672)   $ 1,430
Basic and diluted
  earnings (loss) per
  share                 $   (.10)   $   (.24)   $   (.96)   $   (.15)   $   .17   $    .07    $   (.14)   $   .33
Total assets            $ 21,106    $ 32,148    $ 25,440    $ 20,564    $19,613   $ 15,955    $ 11,137    $10,716
Long-term obligations   $  2,384    $  3,870    $  3,319    $  3,549    $ 2,678   $  1,524    $    740    $   762
Redeemable preferred
  stock                 $    459    $    686    $    714    $    794    $   775   $    835    $     --    $    --
Stockholders' equity    $  4,887    $ 12,742    $  6,015    $  5,047    $ 5,845   $  4,464    $  3,263    $ 3,769
Shares outstanding at
  period end              11,929      11,396      11,926       6,064      6,064      5,814       4,886      4,659


        No cash dividends on the Company's common stock were declared during any of the periods presented. Shares outstanding and earnings (loss) per share have been restated to give effect to the recapitalization of XIT Corporation (the accounting acquiror) in the "reverse acquisition" of MicroTel International, Inc. by XIT Corporation on March 26, 1997.

        As discussed previously, the historical financial data above prior to the Merger is that of XIT Corporation (the "Accounting Acquiror"). In conjunction with the reverse acquisition accounting treatment, XIT changed its fiscal year end from September 30 to December 31 to adopt the fiscal year end of MicroTel International, Inc. The three month period ended December 31, 1996 represents the "transition" period between XIT's fiscal year ended September 30, 1996 and the beginning of its new fiscal year, January 1, 1997.

                          MICROTEL INTERNATIONAL, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

        WHEN USED IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, THE WORDS "MAY," "WILL," "EXPECT," "ANTICIPATE," "CONTINUE," "ESTIMATE," "PROJECT," "INTEND," "SHOULD," "BELIEVE" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 REGARDING EVENTS, CONDITIONS AND FINANCIAL TRENDS THAT MAY AFFECT THE COMPANY'S FUTURE PLANS OF OPERATIONS, BUSINESS STRATEGY, OPERATING COSTS AND FINANCIAL POSITION. SPECIFICALLY, FORWARD-LOOKING STATEMENTS ARE INCLUDED IN THE FOLLOWING SECTIONS BELOW:
LIQUIDITY AND CAPITAL RESOURCES, OUTLOOK, AND NEW ACCOUNTING PRONOUNCEMENTS. PROSPECTIVE INVESTORS, READERS OR OTHER USERS OF THIS REPORT ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INCLUDED WITHIN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.

        As discussed previously herein and in the notes to the accompanying consolidated financial statements, the consolidated financial statements presented are those of XIT Corporation and its wholly and majority-owned subsidiaries and beginning March 26, 1997, include the Company and its subsidiaries CXR Telcom Corporation and CXR, S.A. (the "Former Company"). This is the result of the reverse acquisition by XIT of MicroTel International, Inc. (the Registrant) and its subsidiaries in a merger on March 26, 1997. The Former Company and "accounting acquiree" is described as "CXR" in the discussion below. XIT Corporation is referred to as "XIT."

        The Company conducts its operations out of various facilities in the U.S., France, England, and Japan and organizes itself in three product line sectors-Circuits, Components and Subsystem Assemblies, and Instrumentation and Test Equipment. The Circuits Sector operates principally in the Company's U.S. market, the Components and Subsystems Assemblies Sector operates in its U.S., European and Asian markets, and the Instrumentation and Test Equipment Sector operates principally in its U.S. and European markets. The Components and Subsystems Assembly Sector is referred to as "the Components Sector" in the discussion below for brevity.

        In conjunction with the merger of XIT and CXR, XIT changed its fiscal year end from September 30 to December 31 to conform to the fiscal year of CXR. Consequently, the consolidated financial statements discussed herein are for the year ended December 31, 1997, the three months ended December 31, 1996 (the transition period), and the years ended September 30, 1996 and 1995.

        The Company's Instrumentation and Test Equipment Sector business is conducted solely by CXR and therefore its results of operations are not included in the results of operations for the three months ended December 31, 1996 or the years ended September 30, 1996 and 1995.

RESULTS OF OPERATIONS

FISCAL YEAR ENDED DECEMBER 31, 1997 VERSUS FISCAL YEAR ENDED
SEPTEMBER 30, 1996

        The following discussion relates to the comparison of the results of operations for the twelve months ended December 31, 1997 ("Fiscal 1997") versus the twelve months ended September 30, 1996 ("Fiscal 1996"), excluding the results of CXR which are discussed separately below.

                                                               FISCAL 1997                   FISCAL 1996
                                                               -----------                   -----------
                                               CONSOLIDATED       CXR        COMPARATIVE
                                               ------------       ---        -----------
                                                                    (IN THOUSANDS)

          Net sales                              $ 43,098       $ 15,054       $ 28,044       $ 31,249
          Cost of sales                            32,670          8,735         23,935         23,057
                                                 --------       --------       --------       --------
          Gross profit                             10,428          6,319          4,109          8,192
          Selling expense                           5,201          2,562          2,639          2,409
          General & administrative                  6,160          1,196          4,964          3,970
          Engineering & product development         2,046          1,797            249            309
          Write-down of goodwill                    5,693          4,000          1,693              _
          Interest expense                            895            110            785            507
          Other expense (income)                       29            106            (77)          (108)
          Income taxes                                 97              6             91             22
                                                 --------       --------       --------       --------
          Net income (loss)                      $ (9,693)      $ (3,458)      $ (6,235)      $  1,083
                                                 --------       --------       --------       --------
                                                 --------       --------       --------       --------

NET SALES

        Net sales for Fiscal 1997 declined by $3,205,000 or 10.3% from Fiscal 1996. This decline was comprised of lower sales for the Company's Circuits Sector of $3,019,000 and a decrease in the sales for the Components Sectors of $186,000. The decrease for Fiscal 1997 in the Circuits Sector was comprised of an increase in Sector sales of $2,212,000 due to the inclusion of Etch Tek's operations for the entire twelve months in Fiscal 1997 versus five months in Fiscal 1996 subsequent to its acquisition on May 1, 1996, and a decline in sales for the remainder of the Sector of $5,231,000 which primarily occurred in the XCEL Arnold subsidiary. This latter decline was due principally to lower demand from the major customer of the group, Motorola. Lower demand in the first quarter of 1997 was based on reduced customer requirements and the effects on the Sector were compounded by an inability to ship the orders received as a result of material sourcing problems caused by cash flow constraints during the same quarter. Although it is believed that customer requirements increased in the second quarter of 1997, the Sector continued to experience lower demand due to order cutbacks by Motorola resulting from the previous shipment performance problems.

        The decrease in net sales in the Components Sector was the net result of an increase in Sector sales of $4,248,000 due to the inclusion of the operating results of XCEL Power Systems, Ltd ("XPS") for the entire twelve months in 1997 versus one month in Fiscal 1996 subsequent to its acquisition on September 1, 1996 which was more than offset by: (i) the loss in July 1996 of a major account for display monitors, (ii) a significant digital switch program in place in the first half of 1996 which did not repeat in 1997 and (iii) a general decline in sector product sales due to the aging of related customer programs.

GROSS PROFIT

        The composition of consolidated gross profit by business sector and the percentages of related net sales (in parentheses) for Fiscal 1997 and Fiscal 1996 are as follows.

                                           FISCAL 1997                 FISCAL 1996
                                           -----------                 -----------
                                                   (DOLLARS IN THOUSANDS)

Circuits Sector                      $  1,246      (7.9)%        $  3,570    (18.9)%
Components Sector                       2,863     (23.4)%           4,622    (37.3)%
                                      -------                      ------
Total Gross Profit                   $  4,109     (14.7)%        $  8,192    (26.2)%
                                      -------                      ------
                                      -------                      ------

        Consolidated gross profit, as a percentage of sales, declined from 26.2% in Fiscal 1996 to 14.7% in Fiscal 1997 as the result of decreases in gross profit of 11.0 and 13.9 percentage point decreases in gross profit percentage for the Circuits and Components Sectors, respectively. The decrease for the Components Sector was the combined result of (i) the lower sales volume, net of the inclusion of XPS, for the reasons noted above and the consequential decline in absorption of the Company's fixed manufacturing costs, and (ii) higher than average margins on a Fiscal 1996 digital switch program that did not repeat in Fiscal 1997. The decline in gross profit for the Circuits Sector was caused by higher costs for XCEL Arnold's product sales due to the lower absorption of fixed manufacturing costs related to declining sales levels and manufacturing inefficiencies from a product mix change to higher technical content circuit boards, and despite improved margins at Etch-Tek in Fiscal 1997 over those achieved in Fiscal 1996.

OPERATING EXPENSES

        Operating expenses (selling, general and administrative; engineering and product development; and write-down of goodwill) increased by approximately $2,857,000 from $6,688,000 in Fiscal 1996 to $9,545,000 Fiscal 1997. The primary component of this change was a write-down of goodwill of $1,693,000 (see Note 11 to the Consolidated Financial Statements included elsewhere herein). This write-down resulted from the Company's reassessment of the anticipated impact of current industry and economic factors on the Company's operations. Net realizable value was based on estimated undiscounted future cash flows from the related assets. Selling expenses as a percentage of sales increased from 7.7% in Fiscal 1996 to 9.4% in Fiscal 1997, despite the fact that they include significant commissions and are therefore largely variable. The increase was due to a higher mix of house account to manufacturer's representative sales, principally in the second quarter of 1996 versus the second quarter of 1997, and to the effects on the 1997 percentage of spreading fixed departmental costs over the lower sales volume for the year. General and administrative expenses increased by $994,000 or 25.0% in Fiscal 1997 over Fiscal 1996 as the positive effects of the streamlining of the administrative structure in the Circuits Sector in the second half of 1996, which approximated $601,000 for Fiscal 1997, were more than outweighed by the inclusion of XPS for the entire twelve months in 1997 versus only one month in 1996 and increased corporate administrative costs. The latter corporate cost increases relate principally to incremental legal fees associated with public reporting and integration matters following and resulting from the merger of XIT and CXR, and secondarily to higher personnel costs and the implementation of a new computer system in 1997. Engineering and product development expenses declined by $60,000 from Fiscal 1996 to Fiscal 1997 due principally to an increase in the amount of such costs billable to specific contracts.

        Interest expense increased by $278,000 in Fiscal 1997 versus Fiscal 1996 principally reflecting higher average borrowings during the respective periods. Other expense (income) is principally comprised of foreign currency exchange gains and losses incurred during the respective periods.

        Income taxes, while nominal in both respective periods, increased $69,000 resulting from an income tax payable by the Company's U.K. subsidiary related to debt forgiveness in connection with the XPS subsidiary acquisition. The Company's domestic income tax obligation primarily consists of minimum state tax payments as the Company is in a loss carryforward position for Federal income tax purposes.

RESULTS OF CXR

        The table following summarizes the incremental results of CXR for Fiscal 1997.

                                             (IN THOUSANDS)

        Net sales                               $  15,054
                                                 --------
                                                 --------
        Gross profit                            $   6,319
                                                 --------
                                                 --------
        Operating expenses                          5,555
        Write-down of goodwill                      4,000
        Other expenses                                222
                                                 --------
        Net loss                                $   3,458
                                                 --------
                                                 --------

        CXR's results of operations above consist of the nine months and five days ended December 31, 1997 subsequent to the merger on March 26, 1997. CXR's results of operations for Fiscal 1997, shown above include net earnings of $105,000 on net sales of $500,000 for the five day period ended March 31, 1997, including amortization of goodwill originating in the merger of $5,000. For the entire three months ended March 31, 1997, however, CXR incurred a net loss of $1,904,000 on net sales of $3,496,000. Included in these quarterly results prior to March 26, 1997, CXR incurred certain significant charges as follows: (i) $462,000 of compensation expense related to certain officers and directors whose corporate capacities would terminate or change at the date of the merger with XIT and (ii) $287,000 of asset write-downs and severance costs related to the reassessment of the impact on asset realizable values and certain cutbacks in personnel, respectively, necessitated by the continuing sluggishness of its business volume. These charges directly impacted the net loss of CXR for the quarter as there are no tax effects because CXR is in a net operating loss carryforward position. Even considering these charges, CXR's results for the first quarter of 1997 exhibited a significant deterioration from the first quarter of 1996, in which it incurred a net loss of $715,000 on net sales of $4,134,000. This deterioration resulted from the continuing and worsening impact on CXR of the industry and economic factors discussed below.

        Through the majority of 1997, domestic sales for CXR were generally negatively impacted by delays in purchasing by its principal customers, as a result of the consolidation and/or restructuring of these companies in the wake of the passage of the Telecommunications Bill of 1996. One notable exception was the receipt in April 1997 of an order totaling $2,340,000 from AT&T for customized test instruments. European sales of CXR, S.A. were negatively impacted by a decline in sales to France Telecom during its pre-privatization reorganization and a generally weak French economy in which unemployment currently remains at peak levels. Additionally, sales for both operating subsidiaries have been negatively impacted by the rapid obsolescence of the analog-based components of their product lines, particularly older transmission products and further, both sales and margins have been impacted by extreme price competition for transmission products in general.

        Compared to the first quarter of 1997, CXR's results improved significantly in the second, third and fourth quarters as the result of substantially increased net sales, a favorable impact on margins resulting from the shipment of a high-margin product on an order received from AT&T in April 1997, and the positive effects of personnel cutbacks made in the first quarter. Of the total AT&T order of $2,340,000, CXR Telcom shipped approximately $241,000, $650,000 and $1,449,000 in the second, third and fourth quarters, respectively. As a result of declining demand for certain of its test instruments, the aging of its transmission product line and other economic and market factors, the Company wrote down the carrying value of the goodwill originating from the reverse acquisition with XIT to its net realizable value (see Note 11 to the Consolidated Financial Statements included elsewhere herein). Exclusive of the write-down of goodwill, for the full twelve month period ended December 31, 1997, CXR incurred a net loss of $1,862,000 on net sales of $18,050,000 versus a net loss of $4,597,000 on net sales of $16,303,000 in the same period of 1996.

        Although not necessarily indicative of the results that would have occurred or of results which may occur in the future, a summary of the unaudited pro forma results as if the merger had taken place at the beginning of 1997 is presented in Note 2 to the Consolidated Financial Statements included elsewhere herein.

YEAR ENDED SEPTEMBER 30, 1996 VERSUS YEAR ENDED SEPTEMBER 30, 1995

NET SALES

        Consolidated net sales grew by $11,647,000 or 59.4% in 1996 over 1995. The growth in sales was due in large part to the net effects of acquisition and disposition activity during the respective periods. The table below depicts the composition of consolidated net sales by business sector, separately identifying operations which were acquired or disposed of during the two-year period ended September 30, 1996.

                                                     1996                   1995
                                                     ----                   ----
                                                           (IN THOUSANDS)

CIRCUITS SECTOR
XCEL Arnold (acquired 8/1/95)                    $   13,586             $    2,827
Etch-Tek (acquired 5/1/96)                            1,648                     --
Other                                                 3,632                  3,165
                                                  ---------              ---------
                                                     18,866                  5,992
                                                  ---------              ---------
COMPONENTS SECTOR
Computron (disposed of 5/31/95)                         --                   2,905
XCMD (established 5/95)                                 365                    343
XPS (acquired 9/1/96)                                   328                     --
Other                                                11,690                 10,362
                                                  ---------              ---------
                                                     12,383                 13,610
                                                  ---------              ---------
Total Sales                                      $   31,249             $   19,602
                                                  ---------              ---------
                                                  ---------              ---------

        Net sales in 1996 for the Circuits Sector increased by $12,874,000 or 214.9% and net sales for the Components Sector declined by $1,227,000 or 9% from the respective sales levels in 1995 The growth in Circuits Sector sales was comprised principally of the incremental sales of $12,407,000 from the inclusion in 1996 of XCEL Arnold's full year results, versus two months in 1995, and five months of operations for Etch-Tek. The remaining growth of $467,000 was comprised of market share gains primarily by HyComp. The sales volume for XCEL Arnold for 1996 of $13,586,000 was lower than that expected by annualizing the two months' sales of $2,827,000 in 1995, due not only to normal seasonal softness in the circuits industry in the last calendar quarter of each year, but also to a significant decline in product demand from its major customer, Motorola. Sales for XCEL Arnold in 1996 declined by approximately $1,008,000 from its sales for the entire year ended September 30, 1995, including the two months its operations were included in the Company's consolidated results.

        The decline in net sales in 1996 for the Components Sector was the net result of the loss of revenues from Computron, which had sales of $2,905,000 in 1995 prior to its disposal, being partially offset by the incremental sales from the acquisition of XPS in 1996 of $328,000 and sales gains by the other Sector operations of $1,350,000. The sales gains for the other Sector operations in 1996 were comprised of (i) an increase in sales of XCEL-Lite display monitors of approximately $1,177,000, principally to the Sector's one major account for this product line, and (ii) a net improvement in sales for other Sector products of $173,000. The latter improvement was also the combined result of several factors, with a general decline in sales in the Sector's Asian markets due to price competition being more than offset by an increase in sales in the Sector's U.S. and European markets due principally to a favorable product mix shift to higher priced digital switches than those sold in 1995.

GROSS PROFIT

        The composition of consolidated gross profit by business sector and the percentages of related net sales (in parentheses) are as follows for the years ended September 30, 1996 and 1995, respectively.

                                              1996                         1995
                                              ----                         ----
                                                  (DOLLARS IN THOUSANDS)

Circuits Sector                    $  3,570         (18.9%)     $  1,445        (24.1%)
Components Sector                     4,622         (37.3%)        3,825        (28.1%)
                                    -------                       ------
Total Gross Profit                 $  8,192         (26.2%)     $  5,27         (26.9%)
                                    -------                       ------
                                    -------                       ------

        Consolidated gross profit as a percentage of sales declined by 0.7% from 26.9% in 1995 to 26.2% in 1996, as the effects of a 9.2 percentage point improvement in gross profit percentage for the Components Sector was more than offset by the effects of a 5.2 percentage point decline for the Circuits Sector due to the Circuits Sector's greater weighting in the consolidated sales mix. The improvement for the Components Sector was the combined result of: (i) the favorable product mix shift to higher priced (and higher margin) switches noted above under Net Sales; (ii) improved absorption of fixed manufacturing costs and material pricing resulting from the increase in sales and production of XCEL-Lite monitors; (iii) relatively higher margins for products sold by Abbott (acquired in 1996), than those historically achieved for Sector products; and
(iv) the inclusion in 1995 of product sales by Computron, prior to its disposition, at lower margins than the average for the Sector. The decline in gross profit for the Circuits Sector was caused by higher costs for Arnold Circuits' product sales due to the underabsorption of fixed manufacturing costs related to declining sales levels and manufacturing inefficiencies from a product mix change to higher technical content circuit boards, and relatively lower margins on 1996 Etch-Tek product sales, after its acquisition, than historically achieved by the Sector.

OPERATING EXPENSES

        Operating expenses for the years ended September 30, 1996 and 1995 were comprised of the following:

                                                    1996                    1995
                                                    ----                    ----

Commissions                                      $   1,438               $     517
Other selling                                          971                     974
                                                  --------                --------
Total selling expense                                2,409                   1,491
General & administrative expense                     3,970                   3,379
                                                  --------                --------
Total selling, general & administrative          $   6,379               $   4,870
                                                  --------                --------
                                                  --------                --------
Engineering & product development                $     309               $     328
                                                  --------                --------
                                                  --------                --------

        Total selling expense as a percentage of net sales was 7.7% and 7.6% for the years ended September 30, 1996 and 1995, respectively. Commissions as a percentage of sales increased from 2.6% in 1995 to 4.6% in 1996 as a result of and in direct relation to the increase in Circuits Sector sales. In contrast to Components Sector sales which are primarily achieved through direct selling, substantially all Circuits Sector sales are made through manufacturer representatives. Other selling expense, which consists of sales and marketing departmental costs, was comparable between 1996 and 1995, with the incremental costs of acquired operations being offset by the elimination of Computron's costs after its disposal in May 1995.

        General and administrative expense increased by $591,000 in 1996 versus 1995. Excluding the incremental effects of acquired operations net of the disposal of Computron of $836,000 and $439,000 in 1996 and 1995, respectively, general and administrative expense declined by $245,000 in 1996 versus 1995. This decline was the combined result of reversals of accruals of $399,000 related to the favorable disposition in 1996 of certain long-disputed administrative costs, offset by a general increase of $154,000 in administrative expense levels, principally in personnel costs.

        Engineering and product development costs originated solely from the research and product development activities of HyComp in 1996 and 1995 and were relatively comparable between the periods.

OTHER INCOME AND EXPENSE

        The increase in interest expense of $102,000 in 1996 compared to 1995 resulted principally from increased average borrowings during the respective periods. Fluctuations in other income, net resulted principally from differences in foreign currency exchange gains and losses incurred during the respective periods. Other income in 1995 also included the gain on the sale of the Computron Division of $480,000.

INCOME TAXES

        Income taxes are nominal in the respective periods as the Company is in a net operating loss carryforward position for U.S. Federal tax purposes, as well as in most foreign jurisdictions.

THREE MONTHS ENDED DECEMBER 31, 1996 VERSUS THREE MONTHS ENDED
DECEMBER 31, 1995

EFFECTS OF ACQUISITIONS ON THE THREE MONTHS ENDED DECEMBER 31, 1996

        The consolidated results of operations for the three months ended December 31, 1996 include the results of operations of two companies acquired since December 31, 1995. They include the full quarterly results of both Etch-Tek, a manufacturer of printed circuit boards acquired on May 1, 1996, and XPS, a British manufacturer of power supplies acquired on September 1, 1996. The table below separates the results of the acquired entities from the consolidated totals for the three months ended December 31, 1996 in order to provide a more meaningful basis for a comparative discussion of these results versus the three months ended December 31, 1995.

                                                     THREE MONTHS ENDED DECEMBER 31,
                                                          1996                           1995
                                                          ----                           ----
                                       CONSOLIDATED    ACQUISITIONS   COMPARATIVE
                                                             (IN THOUSANDS)


Net sales                               $   7,886       $   2,200      $   5,686      $   6,796
Cost of sales                               6,680           1,668          5,012          5,073
                                         --------        --------       --------       --------
Gross profit                                1,206             532            674          1,723
Selling expense                               556             105            451            554
General & administrative                    1,260             425            835            817
Engineering & product development              69              --             69             76
Interest expense                              183              72            111             98
Other expense (income)                         13              (1)            14             27
Income taxes                                   30              --             30             --
                                         --------       ---------      ---------      ---------
Net income (loss)                       $    (905)      $     (69)     $    (836)     $     151
                                         --------       ---------      ---------      ---------
                                         --------       ---------      ---------      ---------

        As can be seen from the table, the consolidated results of operations for the three months ended December 31, 1996 were significantly impacted by the results of the acquired companies. Net sales, gross profit, and operating expenses (selling, general and administrative, and engineering and product development) of these companies represented 27.9%, 44.1%, and 28.1%, respectively, of the consolidated totals.

        The table following summarizes by company the incremental results related to the acquired companies for the three months ended December 31, 1996 (in thousands):

                                       ETCH-TEK             XPS               TOTAL

Net sales                              $   1,013         $   1,187          $   2,200
                                        --------         ---------          ---------
                                        --------         ---------          ---------
Gross profit                           $     124         $     408          $     532
                                        --------         ---------          ---------
                                        --------         ---------          ---------
Operating expenses                           182               348                530
Interest expense                              16                56                 72
Other expense (income)                        (1)               --                 (1)
                                        --------         ---------          ---------
Net income (loss)                      $     (73)        $       4          $     (69)
                                        --------         ---------          ---------
                                        --------         ---------          ---------

COMPARATIVE RESULTS OF OPERATIONS - THREE MONTHS ENDED DECEMBER 31, 1996 VERSUS THREE MONTHS ENDED DECEMBER 31, 1995

        The following discussion relates to the comparison of the results of operations for the three months ended December 31, 1996, excluding the results of the acquired companies, to the results for the same period of the prior year (see the first table above under Effects of Acquisitions on the Three Months Ended December 31, 1996).

        Net sales for the three months ended December 31, 1996 declined by $1,110,000 or 16.3% from those in the same period of the prior year. The decline was principally in the Components Sector, whose sales declined $1,183,000 or 37%. Approximately $640,000 of the decline in the Components Sector's sales was due to the loss of a major account for display monitors, and the remaining decline resulted principally from the timing of orders from a significant subsystem assembly customer.

        Gross profit, as a percentage of sales, declined from 25.4% in the three months ended December 31, 1995 to 11.9% for the three months ended December 31, 1996. This decline was the combined result of (i) the lower sales volume for the Components Sector noted above and the consequential decline in absorption of fixed manufacturing costs and (ii) manufacturing inefficiencies incurred by the Circuits Sector because of a product mix change to higher technical content circuit boards.

        Operating expenses (selling, general and administrative, and engineering and product development) decreased by $92,000 in total from $1,447,000 in the three months ended December 31, 1995 to $1,355,000 in the three months ended December 31, 1996. Selling expense, as a percentage of sales, was 7.9% in 1996 versus 8.2% in 1995. Selling expense consists principally of commissions for Circuits Sector sales and fixed departmental costs for Components Sector sales. The decrease in percentage in 1996 is consequently due to the decline in sales for the Components Sector noted above. General and administrative and engineering and product development expenses were relatively comparable between the periods. The apparent flat level of general and administrative expenses, however, was the combined result of the positive effects in 1996 of the streamlining of the administrative structure in the Circuits Sector being offset by the inclusion in 1995 of a reversal of an accrual of $176,000 related to the favorable disposition of certain long-disputed administrative costs.

        Interest expense increased by only $13,000, as a result of significantly higher average borrowings in 1996 being mitigated by lower interest rates due to the refinancing of the Company's bank facilities in January 1996. Other expense (income), net is principally comprised of foreign currency exchange gains and losses incurred during the respective periods, and in 1996, includes the Company's portion of a loss in a real estate partnership of $5,000.

        Income taxes are nominal in the respective periods as the Company is in a loss carryforward position for Federal income tax purposes.

SIX MONTHS ENDED JUNE 30, 1998 VERSUS JUNE 30, 1997

        Net sales for the first six months of 1998 decreased by approximately $1,020,000 or 5% from those in the same period of the prior year and was comprised of: (i) a decline in net sales of the Company's Circuits sector of approximately $3,630,000, of which approximately $3,180,000 resulted from the inclusion of the operating results of XACI for the entire period in 1997 versus only the first three months of the first half of 1998 as a result of the sale of XACI which was effective as of March 31, 1998; (ii) a decrease in net sales of the Company's Components sector of approximately $760,000; and
(iii) an increase in net sales for the Company's Test Equipment sector of $3,370,000 resulting from the inclusion of CXR for the entire six month period of 1998 versus only three months and five days during the first half of 1997 as a result of the Merger. For the first six months of 1998, CXR experienced an increase in net sales of approximately $375,000 over the same period in 1997.

        Gross profit, as a percentage of net sales, increased from 24% in the first six months of 1997 to 30% in the same period in 1998. This increase resulted primarily from the inclusion of the operating results of CXR for the entire six month period in 1998 versus three months and five days during the first six months of 1997. In the first half of 1998, CXR contributed approximately $3,590,000 or 64% of the Company's total gross profit compared with $2,220,000 or 47% in the first half of 1997. Gross profit, as a percentage of net sales, in the Company's Circuits and Components sectors remained essentially constant from the first half of 1997 to 1998 but decreased by approximately $480,000 resulting from the decrease in net sales in both sectors as noted above.

        Operating expenses (selling, general and administrative, and engineering and product development) increased $712,000 from $6,347,000 in the first six months of 1997 to $7,059,000 in the same period of 1998. The principal element of this increase was the inclusion of the operating results of CXR for the entire six month period in 1998 versus three months and five days during the first six months of 1997 partially offset by the absence of such expenses in the second quarter of 1998 relating to XACI, subsequent to its sale. Specifically, selling expenses experienced a net increase of approximately $560,000 in the first half of 1998 over 1997, primarily as the result of an increase of approximately $890,000 attributable to the inclusion of CXR, a decrease of approximately $310,000 resulting from the absence of XACI due to its sale and a net decrease of $20,000 attributable to normal minor fluctuations. The increase in general and administrative expense attributable to the inclusion of CXR for the entire six month period in 1998 was substantially offset by the reduction in such expenses resulting from the sale of XACI. Engineering and product development expenses increased approximately $350,000 in 1998 from 1997, substantially all of which was attributable to the inclusion of CXR for the full six month period in 1998.

        Selling expenses as a percentage of sales for the Circuits sector were substantially the same in the first six months of 1998 compared to the same period in 1997 while such expenses increased from 4.8% to 7.6% of net sales from 1997 to 1998 for the Components sector and from 18% to 21% for the Test Equipment sector as a result of spreading relatively fixed selling costs over lower net sales. General and administrative expenses decreased approximately $200,000 in the first six months of 1998 compared with the same period in 1997 principally as a result of a decrease in such expenses for the Components sector resulting from reductions in such costs across the entire sector, but most significantly in the United Kingdom operations which reduced staffing and facilities expenses during the second half of 1997. Excluding XACI, general and administrative expenses for the Circuits sector increased only $23,000 but increased as a percentage of net sales from 7% in the first six months of 1997 to 10% in the same period in 1998 as a direct result of the decline in net sales for the sector. In the Components Sector, general and administrative expenses decreased by approximately $590,000 and also decreased as a percentage of net sales from 18% in the first six months of 1997 compared to 10% for the same period in 1998 as the sector's operating companies in the United

Kingdom and Japan decreased personnel and facility costs as noted above. Corporate administrative costs increased for the first six months of 1998 increased by approximately $130,000 over the same period in 1997 resulting principally from audit and tax return preparation expenses associated with the change in the Company's fiscal year-end.

        Interest expense decreased by $116,000 in the first six months of 1998 versus the same period in 1997 reflecting lower average borrowings during the 1998 period. Other income (expense) is principally comprised of foreign currency exchange gains and losses incurred during the respective periods.

LIQUIDITY AND CAPITAL RESOURCES

        Cash provided by (used in) operations was $(2,260,000), $(1,668,000), $(564,000), $789,000 and $310,000 for the six months ended June 30, 1998, the year ended December 31, 1997, the three months ended December 31, 1996 and the years ended September 30, 1996 and 1995, respectively. The principal non-cash items contributing to these cash flows are: (i) the write-down of goodwill in Fiscal 1997 of $5,693,000; (ii) the provision for obsolete inventory of $3,134,000 in Fiscal 1997; and (iii) depreciation and amortization which was $312,000, $923,000, $209,000, $589,000 and $278,000 in
the respective periods, with the increasing trend due principally to acquired operations, partially offset by the sale of XCEL Arnold during 1998. The substantial increase in cash used in operations in Fiscal 1997 versus the cash provided by operations in Fiscal 1996 is the result of a decline in results from operations, principally at XCEL Arnold, and the elongation of accounts payable due to cash flow constraints. The increase in cash provided by operations of $479,000 in 1996 versus 1995 was due principally to the positive effects of the improvement in results of operations, the increase in depreciation and amortization, and the inclusion in 1995 of the non-cash gain on the sale of Computron, offset by a decrease in accrued expenses in 1996 related principally to the accrual reversals discussed above under Results of Operations.

        In the first quarter of 1997, the Company reduced its inventory levels and elongated its payables cycle due to lack of available borrowings. In the second quarter of 1997, the Company further reduced its inventories to respond to the decline in business volume and used a portion of the proceeds of a private equity placement (discussed below) to pay down the aging payables and to repay its related party borrowings. The increase in accounts receivable which resulted principally from CXR's increased business volume in the second quarter was also financed by the proceeds of the private placement. In the third quarter of 1997, the Company borrowed $375,000 from a related party to assist in financing the production of accelerating orders from Motorola.

        Cash used in operations of $564,000 in the three months ended December 31, 1996 resulted from the decline in results of operations, coupled with changes in working capital management during the period. During the three months ended December 31, 1996, the Company had reduced inventory levels and elongated its payables cycle due to cash flow constraints.

        In the first half of 1996, the Company had refinanced its bank borrowings on more favorable terms and had obtained a $750,000 bank term loan secured by the assets of Etch-Tek, acquired on May 1, 1996. The net proceeds of these borrowings were used principally for the cash consideration paid for the Etch-Tek acquisition and to pay down older accounts payable. Subsequently in the first half of 1996, the Company used the trade credit availability from paying down the accounts payable to fund the increase in accounts receivable and inventories accompanying the growth during the period.

        Cash used for the acquisitions of Arnold Circuits in 1995 and Etch-Tek in 1996 was obtained from additional bank borrowings, collaterallized by their assets, and the acquisition of XPS in 1996 was financed by cash from operations. Proceeds from the sale of Computron were used principally to retire bank debt. The

Company's investment in and loan to a real estate partnership in December 1996 (see Note 6 to the Consolidated Financial Statements included elsewhere herein) was financed by a $100,000 loan from its partner as to the investment and a bank loan of $750,000 as to the loan to the partnership.

        Capital expenditures were $178,000, $424,000, $155,000, $786,000, and
$94,000 in the six months ended June 30, 1998, the year ended December 31, 1997, the three months ended December 31, 1996 and the years ended September 30, 1996 and 1995, respectively, with the substantial increase in fiscal 1996 and the three months ended December 31, 1996 due principally to purchases by the capital intensive Circuits Sector. There are currently no formal commitments for future capital expenditures.

        In April 1997, the Company sold 2,000,000 investment units at $2.50 per unit (the "Placement"). The units consist of one share of common stock and one quarter of a warrant to purchase one share of common stock. The warrants have an exercise price of $3.45. The proceeds to the Company were $4,258,000 (net of $600,000 of commissions and $142,000 for other expenses). In connection with this transaction, 200,000 warrants were issued to the placement agents at an exercise price of $2.66. The proceeds of the Placement alleviated the then most immediate cash flow problems of the Company, however, as a result of continued losses from operations during the remainder of Fiscal 1997, primarily at XCEL Arnold, the Company's cash flow continued to be constrained.

        All of the Company's banking facilities are asset-based borrowing arrangements, with substantially all availability borrowed at any given time. Further, as discussed in Note 7 to the Consolidated Financial Statements included elsewhere herein, the bank lines of credit for XIT were renewed on July 22, 1997 (the "XIT Debt") with more favorable advance rates against related collateralized assets and with less restrictive financial covenants. Due principally to continued losses at XCEL Arnold during the remainder of 1997 (following renewal of the lines of credit noted above), XIT was not in compliance with certain financial covenants from December 31, 1997 through June 30, 1998. Although the bank did not waive compliance with such debt covenants, it entered into a forbearance agreement with the Company in which it agreed to forbear from exercising its rights under the terms of the XIT Debt agreement provided certain events occurred, principally the consummation of the sale of XCEL Arnold (see Note 17 to the Consolidated Financial Statements included elsewhere herein) and the Company obtaining a replacement credit facility. As noted above, XCEL Arnold was sold effective March 31, 1998 and on July 8, 1998, the Company finalized a $10.5 million credit facility with a commercial asset-based lender which provided a term loan of approximately $1.5 million and a revolving line of credit of up to $8 million based upon assets available from either existing or future-acquired operations, of which the Company has utilized approximately $4 million, and a capital equipment expenditure credit line of up to $1 million. This credit facility replaced the existing credit facilities of the Company's domestic operating companies, which included the XIT Debt and CXR Telcom Corporation's line of credit, both of which were paid in full at the closing, and provides expanded borrowing capability based upon available assets.

        The accompanying consolidated financial statements contained elsewhere in this report have been prepared assuming the Company will continue as a going concern. During the six months ended June 30, 1998, the year ended December 31, 1997 and the three months ended December 31, 1996, the Company experienced significant operating losses and had negative cash flow from operations. As noted above, for the first six months of 1998, the Company was in default of the XIT Debt agreement although this default was eliminated as a result of the termination of the XIT Debt on July 8, 1998 as noted above. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Although management has been successful in obtaining working capital to fund operations to date, there can be no assurance that the Company will be able to generate additional capital in the future.

        While the Company was profitable for the fiscal year ended September 30, 1996 and had cash flow from operations of $789,000, during the year ended December 31, 1997 and the three months ended December 31, 1996, the Company experienced significant operating losses and had negative cash flows from operations of $1,668,000 and $564,000, respectively. During the year ended December 31, 1997 and the three months ended December 31, 1996, XCEL Arnold had negative cash flows from operations of approximately $2,131,000 and $419,000, respectively, requiring the Company to invest capital to support the operating losses and working capital needs of XCEL Arnold. Consequently, the Company sold XCEL Arnold in 1998 (see Note 17 to the Consolidated Financial Statements included elsewhere herein).

        Also during 1997, the Company developed a corporate finance strategy designed to obtain an expanded and consolidated domestic credit facility to provide substantial additional working capital and replace the Company's existing fragmented and limited domestic debt structure. The strategy also included additional equity financing and the potential sale of one of the Company's profitable but non-strategic subsidiaries.

        In conjunction with the foregoing strategy, in June 1998, the Company sold 50 shares of Series A convertible preferred stock (the "Preferred Shares") at $10,000 per share to one institutional investor. On July 8, 1998, the Company sold an additional 150 Preferred Shares at the same per share price to two other institutional investors. Included with the sale of such Preferred Shares were a total of one million warrants to purchase the Company's common stock exercisable at $1.25 per share and expiring May 22, 2001. The unaudited proforma June 30, 1998 balance sheet information presented elsewhere herein has been prepared to reflect the Company's financial position assuming the Preferred Shares transactions which were completed in July 1998 had occurred as of June 30, 1998. In total, the Company received net proceeds of approximately $1,847,000 after deduction of commissions and transaction-related expenses and utilized such proceeds for working capital. The Preferred Shares are convertible into the common stock of the Company (see Note 7 to the Consolidated Condensed Financial Statements included elsewhere in this report).

        While the Company has been successful in implementing much of its strategy, specific needs for and timing of any subsequent financing arrangements will depend upon results of operations, acquisition opportunities, and other unforeseen factors which cannot presently be predicted. There can be no assurance that such financing arrangements will either be available or be available on terms and conditions acceptable to the Company. If available, any additional equity financing arrangements may be dilutive to the Company's stockholders and any debt financing may contain restrictive covenants and additional debt service requirements which could adversely affect the Company's operating results.

        Finally, management has developed and is implementing plans to increase product pricing where feasible, reduce certain existing cost structures, improve operating efficiencies and strengthen the Company's operating infrastructure, all of which have begun to have a positive impact on results of operations.

        There are three significant legal proceedings pending against the Company (see "Legal Proceedings" and Note 14 to the Consolidated Financial Statements included elsewhere herein). Management believes that the outcome of these proceedings will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

        The Company continues to assess the impact, if any, of the Year 2000 issue on its computer applications and operating systems, equipment which uses embedded software, its products and interactions with third parties in order to determine the Company's state of readiness; costs to address the Company's Year 2000 issues; risks of the Company's Year 2000 issues; and any necessary contingency plans. Certain of the Company's telephone test and transmission software-driven products utilize computer calendar/clock data and are presently Year 2000 compliant. Additionally, information regarding available upgrades necessary enable previous versions of such products to be made Year 2000 compliant have been made available to purchasers. The majority of the products produced by the Company do not utilize computer calendar/clock data and consequently have no potential Year 2000 issue.

        At certain of its domestic facilities, the Company is currently installing accounting and operations management computer applications which are Year 2000 compliant and which operate on computer operating systems which are also Year 2000 compliant. The Company estimates that the completion of its conversion to such computer systems will occur in early 1999. The Company did not initiate such changes in application and operating software systems in order to accommodate the Year 2000 issue but rather to upgrade and enhance its management information systems capability. As a part of its selection criteria, the Company considered the impact of the Year 2000 issue.

        The Company is currently developing assessment processes to finalize its review of internal Year 2000 issues and expects to shortly begin an evaluation of any potential Year 2000 issues related to third parties. While the Company currently believes that the impact of the Year 2000 issue will not have a material effect on the Company's operations or financial condition, its assessment of this issue is not yet complete and therefore uncertainty exists as to whether material Year 2000 issues exist.

EFFECTS OF INFLATION

        The impact of inflation and changing prices has not been significant on the financial condition or results of operations of either the Company or its various operating subsidiaries.

OUTLOOK FOR THE COMPANY

        From the Merger at the end of March 1997 through early July 1998, the Company directed its attention to stabilizing its financial condition and improving its operating results. In addition, during the second half of 1997 and the first quarter of 1998, the Company expended considerable management time and effort to divest itself of the XCEL Arnold operation which, due to its substantial operating losses, severely constricted the Company's cash position. The Company's failure to maintain the requisite financial position and consequential default on its major bank debt financing agreement, which was eliminated in early July by the consolidated credit facility referenced above, resulted principally from the operating losses incurred at XCEL Arnold. The time and effort to manage that situation coupled with efforts to obtain a replacement credit facility absorbed considerable management attention. Nonetheless, with two exceptions, all operating units experienced positive operating income, before interest and miscellaneous expense/(income), in the second quarter of 1998. Additionally, the Company added $1.8 million in cash from the private equity placement referenced above. Although there can be no assurances, the Company intends to raise additional working capital through the sale of its non-strategic, profitable subsidiaries, the sale of the property in which it owns a 50% interest, or both. The Company believes these achievements position it to continue to improve its operating results during the remainder of 1998.

        The Company's overall strategy is to expand its Test Equipment sector through the acquisition and/or development of new products, product lines and/or separate operating companies while concurrently continuing to evaluate existing lower-margin or loss operations elsewhere throughout the Company, with a view toward divestment so as to redirect capital to the higher margin Test Equipment sector. In addition, the Company will continue to seek to maximize short to intermediate term profitability on existing maturing product lines in all sectors through price increases and lower operating costs. Over the last nine months, the Test Equipment sector in the United States market has successfully acquired and integrated the products of a state-of-the-art, customer-premises hand-held test equipment manufacturer located in St. Charles, Illinois.

The acquired products have replaced existing, aged products and, in a short period of time, have become a significant portion of the net sales of the CXR US operation. Production of this product line has been transferred to and consolidated with the CXR Telcom facility in Fremont, California and the St. Charles facility has been repositioned as an engineering, R&D and customer support center. Additionally, the French Test Equipment subsidiary has begun to market a broader range of test, transmission and networking products sourced through licensing, reseller and other agreements. These actions, in conjunction with the reduction of lower margin Circuits sector business and the restructured marketing focus in the Components sector on higher margin products, has resulted in the Company reducing its net loss in the first quarter of 1998 from approximately $950,000 to just over $200,000 in the second quarter of 1998. The Company believes continued improvement in operating results will continue in the third quarter despite this traditionally weak summer period in the Test Equipment sector - particularly in Europe- as demand for product in the other sectors remains stable.

        In the US Test Equipment Sector, the recent completion of mergers of various Regional Bell Operating Companies is beginning to produce new opportunities. The consolidation of Southwest Bell and Pacific Bell now appears complete and release of equipment purchases is once again beginning to return to traditional levels. Although the NYNEX and Bell Atlantic merger had initially created some uncertainty and delayed capital equipment purchases, this merger now affords the Company the opportunity to provide the combined entity with the Company's newer test equipment products. Domestic sales of transmission products are expected to improve with the introduction of Remote Access Server products for Internet applications as well as trial systems for other transmission products which are currently in place. Additionally, in-house efforts are being directed toward developing software which will allow the recently acquired test equipment products to be marketed in both the Pacific Rim and Latin America.

NEW ACCOUNTING PRONOUNCEMENTS

        Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company does not expect adoption of SFAS 131 to have a material effect on its financial position or results of operations.

         Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997 and will require restatement of disclosures for earlier periods provided for comparative purposes. SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer considered useful. The Company has not determined the effect, if any, of adoption of SFAS 132 on its financial position or results of operations.

                       DIRECTORS AND EXECUTIVE OFFICERS

        The current directors and executive officers of MicroTel are as follows:

NAME                                AGE      TITLES
----                                ---      ------
Carmine T. Oliva                    56       Chairman of the Board of
                                             Directors, President and
                                             Chief Executive Officer
David Barrett                       46       Director
Laurence P. Finnegan, Jr.           60       Director
James P. Butler                     50       Chief Financial Officer
Robert Runyon                       72       Secretary and Director
Jack Talan                          72       Director

        CARMINE T. OLIVA (Class III Director) was appointed Chairman of the Board, President and Chief Executive Officer of the Company upon consummation of the reverse merger of the Company with XIT Corporation (the "Merger") on March 26, 1997. He has been the Chairman, President and Chief Executive Officer of XIT since its founding in 1983. From 1980 to 1983, he was Senior Vice President and General Manager, ITT Asia Pacific Inc. Prior to that position, Mr. Oliva held a number of executive positions with ITT Corporation and its subsidiaries over an eleven-year period. Mr. Oliva is the founder of XIT. Mr. Oliva attained the rank of Captain in the United States Army and is a veteran of the Vietnam War.

        DAVID BARRETT (Class I Director) was appointed as a Director of the Company upon consummation of the Merger on March 26, 1997. He has been a partner at Baldwin Brothers, Inc., of Marion, Massachusetts, an investment advisory firm, since January 1982. He also serves as Chairman of the Finance Committee of Tobey Health Systems, Inc., as a member of the Board of Advisors of Pell Rodman Venture Partners LP of Boston, Massachusetts; as Trustee and Treasurer of Friends Academy and on the Investment Committee of Tabor Academy.

        LAURENCE P. FINNEGAN, JR. (Class II Director) was appointed as a Director of the Company upon consummation of the Merger on March 26, 1997. In addition to being a director of XIT since 1985, Mr. Finnegan joined XIT as its Chief Financial Officer on a part-time basis in 1994. Mr. Finnegan has held positions with ITT (1970-74) as controller of several divisions, Narco Scientific (1974-1983) as Vice President Finance, Chief Financial Officer and Executive Vice President, and Fischer & Porter (1986-1994) as Senior Vice President, Chief Financial Officer and Treasurer. Since 1994, he has been a principal of Gwyn Allen Partners, Bethlehem, Pennsylvania, an executive management consulting firm, and President of GA Pipe, Inc., a manufacturing company based in Langhorne, Pennsylvania.

        JAMES P. BUTLER was appointed Chief Financial Officer of the Company on August 18, 1997. From 1996 to such appointment in 1997, Mr. Butler was the Chief Financial Officer and Chief Operating Officer of Peritronics Medical, Inc., a publicly-traded provider of turnkey clinical computer systems to hospitals. From 1995 through 1996, Mr. Butler was the Chief Financial Officer of InnoServ Technologies, Inc., a publicly-traded supplier of products and services in the high-tech diagnostic imaging marketplace. From 1994 to 1995, Mr. Butler was the Chief Financial Officer of InnerSpace, Inc., a public company which manufactured and distributed electronic monitoring devices to the hospital critical-care environment. From 1989 to 1994, Mr. Butler was the Chief Financial Officer of Corus Medical Corporation, a provider of specialty blood products and services. Mr. Butler has been a member of the State Bar of California since

1986.

        ROBERT RUNYON (Class III Director) was appointed as a Director and Secretary of the Company upon consummation of the Merger on March 26, 1997. He is the owner and principal of Runyon and Associates, a human resources and business advisory firm since 1990. Prior to the Merger, Mr. Runyon served XIT both as a director and as consultant in the areas of strategy development and business planning, organization, human resources, and administrative systems. He also consults for companies in environmental products, marine propulsion systems and architectural services sectors in these same areas. From 1970 to 1978, Mr. Runyon held various executive positions with ITT Corporation including Vice President, Administration of ITT Grinnell, a manufacturing subsidiary of ITT. From 1963 to 1970, Mr. Runyon held executive positions at BP Oil including Vice President, Corporate Planning and Administration of BP Oil Corporation, and director, organization and personnel for its predecessor, Sinclair Oil Corporation. Mr. Runyon was Executive Vice President, Human Resources at the Great Atlantic & Pacific Tea Company from 1978 to 1980.

        JACK TALAN (Class II Director) has been a director of the Company since 1995 and was the interim Chairman and Chief Executive Officer of MicroTel from November 15, 1996 until the appointment of Mr. Oliva as Chairman, President and Chief Executive Officer on March 26, 1997. Since March 1993, Mr. Talan has been a Director of World Wide Collectibles, a public company which markets a system designed to assure and protect the integrity of limited edition collectibles, and was the President of that company until his resignation in December 1996. Since 1990, Mr. Talan has been the Principal and President of Jack Talan, Inc., a sales and marketing consulting company. Additionally, Mr. Talan was the co-founder, major shareholder, director and Senior Vice President of Arista Corp., a publisher and distributor of educational materials until it was sold in 1985.

                            EXECUTIVE COMPENSATION

        The cash compensation paid by the Company during the year ended December 31, 1997 to its Chief Executive Officers and other executive officers earning salary and bonus exceeding $100,000 is presented in the Summary Compensation Table below.

                                                                           Long Term Compensation
                                                                    -------------------------------------
                                    Annual Compensation                       Awards             Payouts
                          ----------------------------------------- ----------------------      ---------
    (a)           (b)          (c)           (d)           (e)           (f)          (g)          (h)          (i)
                                                          Other       Restricted   Securities
Name and                                                  Annual         Stock      Underlying    LTIP      All Other
Principal                                                 Compen-      Awards(s)    Options/     Payouts      Compen-
Position         Year       Salary($)      Bonus($)       sation        ($) (8)     SARs (#)       ($)        sation
------------   --------   ------------   -----------   ------------   ----------   ----------   ---------   ----------
Carmine T.
Oliva, CEO
From            Ended
3/27/97 to     12/31/97        239,364
12/31/97         (1)               (2)          -0-

Jack Talan
CEO, from       Ended
11/15/96 to    12/31/96
3/26/97          (3)               -0-          -0-          10,000          -0-      155,000

Daniel Dror     Ended
CEO until      12/31/96
11/15/96         (4)               -0-          -0-          10,000       15,625        5,000
                Ended
               12/31/95        174,417          -0-                       78,125       25,000              (5) 966,846

Barry
Reifler,
CFO until       Ended
9/17/97        12/31/96        130,233          -0-     (6)  85,000

Henry
Mourad,
President
Until           Ended
3/26/97        12/31/96        150,000          -0-                                    82,000
                Ended
               12/31/95        150,000          -0-                       15,625        5,000

Jacques
Moisset, VP     Ended
(7)            12/31/96        173,106          -0-                                    12,000
                Ended
               12/31/95        181,132          -0-                                    48,000

(1) Carmine T. Oliva became Chairman and Chief Executive Officer on 3/26/97, upon Jack Talan's resignation concurrent with the merger of the Registrant with XIT Corporation.

(2) Includes the payment in 1997 of $45,333 of voluntarily deferred salary from 1996.

(3) Jack Talan became Chairman and Chief Executive Officer on 11/15/96, upon Daniel Dror's resignation. At that time, Mr. Talan was authorized $3,000 in fees for previous Board service and $2,500 per month in compensation to serve as Chairman and Chief Executive. Mr. Talan received both the back fees of $3,000 and two months of compensation totaling $5,000 in restricted stock issued at a 20% discount to the market on the date of issuance (for a value of $10,000).

(4) The Board of Directors awarded Daniel Dror $144,000 per year beginning July 1, 1994. In 1994, Mr. Dror received four weeks payment of $11,077 and waived the remaining payments. In 1996, Mr. Dror waived all salary payments.

(5) Upon his resignation on November 15, 1996, Mr. Dror was awarded a severance package which included: (i) 50,000 shares of restricted stock with a market value of $118,750; (ii) options to acquire 250,000 shares of common stock at an exercise price of $2.375 per share; and, (iii) options to acquire 300,000 shares of common stock at $.01 per share. The fair market value of the two option grants is estimated at $848,096 using the Black-Scholes Model as a computation methodology. The Company is currently involved in litigation with Mr. Dror in which the Company is seeking, inter alia, to rescind the severance package as a result of Mr. Dror's breach of the underlying settlement agreement.

(6) Represents the value of stock issued to Mr. Reifler at his resignation on September 19, 1997. Pursuant to the terms of his employment agreement, Mr. Reifler was issued 30,000 shares of common stock pursuant to a stock option Mr. Reifler held and 10,000 shares of common stock pursuant to a restricted stock award, the Company deeming such exercise price paid.

(7) Jacques Moisset is paid in French Francs, which are translated hereon at annual average exchange rates.

(8) At 12/31/97, the number and value of the aggregate restricted stock awards for the above named executives Mr. Talan - 5,000 shares valued at $7,500; Mr. Dror - 75,000 shares (including those noted in footnote 5 above) valued at $112,500; and Mr. Mourad - 5,000 shares valued at $7,500. The shares of Messrs. Talan and Mourad vested ratably over three years beginning March 16, 1995, and Mr. Dror's shares all vested immediately upon his resignation on 11/15/96.

LONG TERM INCENTIVE PLAN

        In 1997, the Company's Board of Directors approved a Long Term Incentive Plan - the 1997 Stock Incentive Plan (the "1997 Plan") - which provides incentive compensation opportunities for officers and other key employees in the form of stock options, stock appreciation rights, restricted stock and other forms consistent with the objectives of the 1997 Plan. The following two tables depict stock option grants and exercises by named executives for the year ended December 31, 1997 and the status of outstanding stock options to them at December 31, 1997.

       OPTIONS/SAR GRANTS GRANTED DURING THE YEAR ENDED DECEMBER 31, 1997

                                                                         POTENTIAL REALIZED
                                                                          VALUE AT ASSUMED
                                                                          ANNUAL RATES OF      ALTERNATIVE TO
                                                                            STOCK PRICE         (F) AND (G):
                                                                          APPRECIATION FOR       GRANT DATE
                      INDIVIDUAL GRANTS                                     OPTION TERM             VALUE
-------------------------------------------------------------------------------------------------------------

     (A)           (B)            (C)           (D)           (E)         (F)           (G)          (F)
                NUMBER OF
                SECURITIES    % OF TOTAL
                UNDERLYING   OPTIONS/SARS                                                           GRANT
                 OPTIONS/     GRANTED TO     EXERCISE OF                                             DATE
                  SARS       EMPLOYEES IN    BASE PRICE    EXPIRATION                              PRESENT
    NAME        GRANTED(#)   FISCAL YEAR     ($/SHARE)        DATE         5%           10%        VALUE $
-------------------------------------------------------------------------------------------------------------
Carmine T.
Oliva, CEO        130,633          14.5%          $1.89        3/1/05                             $151,041

Jack Talan,
Former
CEO                   -0-            -0-

Daniel Dror,
Former
CEO                   -0-            -0-

Barry
Reifler,
Former
CFO                   -0-            -0-

Henry Mourad,
President             -0-            -0-

Jacques
Moisset, VP           -0-            -0-

                              AGGREGATED OPTIONS/SAR EXERCISES IN 1997
                             AND OPTIONS/SAR VALUES AT DECEMBER 31, 1997

     (A)            (B)           (C)                    (D)                         (E)

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-
                   SHARES                      OPTIONS/SARS AT 12/31/97      THE-MONEY OPTIONS/SARS
                ACQUIRED ON                              (#)                    AT 12/31/97 ($)
                  EXERCISE       VALUE              EXERCISABLE/                 EXERCISABLE/
     NAME           (#)        REALIZED ($)         UNEXERCISABLE                UNEXERCISABLE
----------------------------------------------------------------------------------------------------
Carmine T.
Oliva, CEO              -0-            -0-                    130,633/0                          0/0

Jack Talan,
Former
CEO                     -0-            -0-                          0/0                          0/0

Daniel Dror,
Former
CEO (1)                 -0-            -0-                    265,000/0                          0/0
                                                                    (2)

Barry Reifler,
Former
CFO                  40,000            -0-                          0/0                          0/0

Henry Mourad,
President               -0-            -0-                     72,000/0                          0/0

Jacques
Moisset, VP             -0-            -0-                     60,000/0                          0/0

(1) Does not include options assigned by Mr. Dror to others; of the options assigned to others, 300,000 options were exercised in 1996 for value realized of $484,500.

(2) 250,000 of these stock options are considered void by the Company. See footnote 5 to Summary Compensation Table included elsewhere herein.

COMPENSATION OF DIRECTORS

        During the year ended December 31, 1997, the Board of Directors adopted a policy for non-employee director compensation which includes annual and per-meeting-attended fees but which would not be implemented until such time as the Board determined the Company's operating results are sufficiently profitable to support such compensation. The Company reimburses all directors for out-of-pocket expenses incurred in connection with attendance at Board meetings.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.

        Pursuant to the employment agreement dated April 12, 1994, as amended between the Company and Henry A. Mourad (the "Mourad Agreement"), Mr. Mourad is employed as President of CXR Telcom. The Mourad Agreement provides for an annual salary of $150,000. The Mourad Agreement is for a rolling term of two years, such that on April 1 of each year it shall have an unexpired term of two years. In the event of the termination of Mr. Mourad's employment by the Company without cause, or by Mr. Mourad for cause (which does not include a change of control), Mr. Mourad shall be entitled, until the expiration date of the employment agreement (or up to two years), to receive his salary, at an annual amount equal to the average of the three highest annual incentive compensation payments made to Mr. Mourad by the Company prior to such termination, medical care, pension and similar benefits. In the event of a termination for cause, Mr. Mourad is entitled to salary and benefits only through the date of termination.

        Pursuant to the employment agreement dated July 1, 1995 between the Company and Jacques Moisset, Mr. Moisset is employed as President of CXR, S.A. for a term of three years at an annual salary of 885,000 French Francs. There are no provisions in Mr. Moisset's employment agreement for payments upon termination of employment or upon a change in control. Mr. Moisset's employment agreement expired on June 30, 1998 and the Company is presently arranging a new, revised employment agreement. Until the new agreement is in place, Mr. Moisset will continue in his present capacity at his present salary.

        Pursuant to the employment agreement between the Company and Barry E. Reifler, dated February 9, 1996, as amended (the "Reifler Agreement"), Mr. Reifler was employed as Chief Financial Officer at an annual salary of $150,000. The Reifler Agreement contained a change-in-control arrangement such that within three months of a change-in-control, Mr. Reifler could elect to terminate the Reifler Agreement and receive the following benefits: (i) payments based on an annual salary of $125,000 plus current employee benefits payable for a period of two years; (ii) the issuance of 30,000 shares of common stock pursuant to a stock option Mr. Reifler holds, the Company deeming such exercise price paid; (iii) the issuance of 10,000 shares of common stock pursuant to a restricted stock award and (iv) the payment by the Company to Mr. Reifler of all income tax liabilities associated with such stock issuance. The merger between a wholly-owned subsidiary of the Company and XIT Corporation constituted a change-in-control as defined in the Reifler Agreement. Mr. Reifler exercised his right to terminate the Reifler Agreement and his employment terminated on September 19, 1997.

        On August 18, 1997, Mr. Butler was employed as the Chief Financial Officer of the Company, replacing Mr. Reifler. On May 1, 1998 the Company and Mr. Butler entered into an employment agreement for a term of two years at an initial annual salary of $125,000 and is subject to automatic renewal for two successive one year terms commencing on May 1, 2000, unless, during the required notice periods as provided therein, either party gives written notice of its desire not to renew. In the event Mr. Butler's duties are substantially changed (the "Redesignation"), resulting in a substantial net change in the scope of his responsibilities, Mr. Butler may elect not to accept such Redesignation and resign. In such event, if the

Redesignation occurs during the initial term of the agreement, the Company shall pay Mr. Butler his annual salary for one year or through May 1, 2000 whichever is longer. If the Redesignation occurs during a renewal period, the Company shall pay Mr. Butler his annual salary for one year following the effective date of his resignation. In the event of Mr. Butler's termination for cause, the Company's obligation to pay any compensation, severance allowance, or other amounts payable under the Agreement terminates on the date of such termination. In the event of a termination without cause, Mr. Butler shall be paid his annual salary for one year following the effective date of such termination or until May 1, 2000, whichever is longer. If such termination without cause occurs during a renewal period, Mr. Butler shall be paid his annual salary through the expiration of that particular renewal period as well as any and all other amounts payable pursuant to the Agreement. The Company may terminate the agreement upon thirty days written notice in the event of a merger, sale or reorganization of the Company in which the shareholders of the Company immediately prior to such reorganization receive less than fifty percent of the outstanding voting shares of the successor corporation.

        Pursuant to the employment agreement dated January 1, 1996 between the Company and XIT Corporation, Carmine T. Oliva was employed as Chairman, President and Chief Executive Officer of XIT Corporation for a term of five years at an annual salary of $250,000. In July 1996, Mr. Oliva voluntarily agreed to abate a portion of his annual salary in connection with XIT's salary abatement program then in effect. On May 6, 1997, the Board of Directors of the Company voted to assume the obligations of XIT under this Agreement in light of the appointment of Mr. Oliva to the positions of Chairman of the Board, President and Chief Executive Officer of the Company. On October 15, 1997, the Company and Mr. Oliva entered into a replacement agreement on substantially the same terms and conditions as the prior agreement. The current agreement is subject to automatic renewal for three successive two year terms commencing on October 15, 2002, unless, during the required notice periods as provided therein, either party gives written notice of its desire not to renew and provides that Mr. Oliva's salary continues at the abated amount of $198,865 per annum until such time as the Company has reported two (2) consecutive profitable quarters during the term of the agreement or any renewals thereof. In the event of Mr. Oliva's termination for cause, the Company's obligation to pay any compensation, severance allowance, or other amounts payable under the Agreement terminates on the date of such termination. In the event of a termination without cause, Mr. Oliva shall be paid his annual salary for two and one-half years following the effective date of such termination or until October 15, 2002, whichever is longer. If such termination without cause occurs during a renewal period, Mr. Oliva shall be paid his annual salary through the expiration of that particular renewal period as well as any and all other amounts payable pursuant to the Agreement. The Company may terminate the agreement upon thirty days written notice in the event of a merger, sale or reorganization of the Company in which the shareholders of the Company immediately prior to such reorganization receive less than fifty percent of the outstanding voting shares of the successor corporation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

        The Executive Compensation and Management Development Committee of the Board of Directors, composed of two outside directors, is responsible for establishing and administering the Company's policies involving the compensation of all executive officers of the Company and establishing and recommending to the Board of Directors the terms and conditions of all employee compensation and benefit plans. No employee of the Company serves on this committee. During the fiscal year ended December 31, 1997, the Executive Compensation and Management Development Committee of the Board of Directors consisted of Robert Runyon and David Barrett.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of June 30, 1998 by the following: (i) each person who is beneficial owner of more than five percent (5%) of the Company's outstanding common stock; (ii) each Director; (iii) each of the named executive officers of the Company; and (iv) all Directors and executive officers as a group.

  NAME AND ADDRESS                             NUMBER OF SHARES
 OF BENEFICIAL OWNER                         BENEFICIALLY OWNED  (1)      PERCENT OF CLASS  (1)
----------------------                       -----------------------      ---------------------
Robert J. Bertrand and Dorcas L. Bertrand        845,106       (2)             7.09%
851 Arbolando Drive
Fullerton, CA 92835

Carmine T. Oliva                               1,863,422       (3)            15.62%
c/o MicroTel International, Inc.
4290 East Brickell Street
Ontario, CA 91761

Samuel J. Oliva                                  705,284       (4)             5.91%
80 Brandywyne Drive
Florham Park, NJ 07932

Laurence P. Finnegan, Jr.                        132,349       (5)             1.11%
3 Woods Lane
Ambler, PA 19002

Robert Runyon                                    327,302       (6)             2.74%
10 Eagle Claw Drive
Hilton Head, SC 29926

David A. Barrett                                 268,471       (7)             2.25%
7 Barnabas Road
Marion, MA 02738

Jack E. Talan                                    166,000       (8)             1.39%
26 E. 63rd, #11E
New York, NY 10021

James P. Butler                                   75,000       (9)             *
c/o MicroTel International, Inc.
4290 East Brickell Street
Ontario, CA 91761

All executive officers and directors as
a group (6 persons)                            2,832,544                      23.75%

-----------------------
*(less than 1%)

(1) Includes shares of MicroTel Common Stock underlying the warrants, options and convertible securities outstanding and held by the beneficial owner with respect to whom the calculation is made, but does not include shares of Common Stock that may be acquired within more than 60 days after September 16, 1998 upon the exercise or conversion of such warrants, options or convertible securities.

(2) Includes 595,106 shares held by the Bertrand Family Trust of which Mr. Bertrand and his wife are trustees, as well as 250,000 shares which will be issuable upon the exercise of MicroTel warrants to a corporation owned by Mr. Bertrand.

(3) Includes 478,670 shares held jointly by Mr. Oliva and his wife, as well as 81,889 shares held individually by Mr. Oliva's wife. Also includes 760,749 shares, which will be issuable to Mr. Oliva upon the exercise of MicroTel options and warrants.

(4) Includes 104,942 shares which will be issuable to Mr. Oliva upon the exercise of MicroTel options and warrants.

(5) Includes 4,789 shares held jointly by Mr. Finnegan and his wife, and 88,178 shares which will be issuable to Mr. Finnegan upon the exercise of MicroTel options and warrants.

(6) Includes 147,217 shares which will be issuable to Mr. Runyon upon the exercise of MicroTel options and warrants.

(7) Includes 91,807 shares which will be issuable to Mr. Barrett upon the exercise of MicroTel options and warrants; 43,639 shares held by various trusts of which Mr. Barrett is the trustee, and members of Mr. Barrett's immediate family are beneficiaries; and 4,595 shares held by Mr. Barrett's wife.

(8) Includes 5,000 shares issuable to Mr. Talan upon the exercise of MicroTel options and warrants, and 5,000 shares authorized on March 16, 1995 to Mr. Talan as an incentive award to be earned for continuing services over a three-year period.

(9) Represents 75,000 shares which will be issuable to Mr. Butler upon the exercise of MicroTel options.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Daniel Dror was the Company's Chairman and Chief Executive Officer from 1994 until his resignation on November 15, 1996. Elkana Faiwuszeiwicz, the President and control person of Elk International, Inc. ("Elk"), is the brother of Mr. Dror. Based upon information contained in Elk's Schedule 13D filed with the Securities and Exchange Commission dated January 25, 1994, Mr. Dror may be deemed a "control" person of Elk and Mr. Dror, Daniel Dror & Company, Inc. ("DDC") and Elk may be deemed to constitute a "group" as those terms are defined under the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Mr. Dror and DDC each disclaim any beneficial ownership in Elk and in stock of the Company owned by Elk.

        Pursuant to an agreement dated January 5, 1994, the Company issued 300,000 shares of the Company's common stock to the designees of DDC for $600,000 (or $2.00 per share) including 210,000 shares to Elk. Additionally, pursuant to the agreement, the Company issued to Elk warrants to purchase 100,000 shares for $2.50 per share, exercisable at any time prior to December 25, 1995. The Company also entered into a common stock purchase agreement with DDC on March 10, 1994 whereby DDC, or its designee, was to acquire 1,260,000 shares of the Company's common stock for an aggregate of $2,520,000 (or $2.00 per share), payable in cash, or at the option of the Company, in cash, cash equivalents, or marketable securities or any combination thereof. The stockholders of the Company approved the common stock purchase agreement (the Agreement) on April 16, 1994. The Agreement provided for a closing by June 30, 1994 contingent upon all conditions to closing being fulfilled.

        As permitted under the terms of the Agreement, the Board of Directors on July 27, 1994 amended the Agreement, following claims by DDC and its designee raised prior to June 30, 1994 that certain closing conditions had not been satisfied. The amended Agreement required the Company to issue and sell 911,484 shares to Elk as designee of DDC, for an aggregate purchase price of $1,882,967 (based on the previously agreed price of $2.00 per share), in cash, cash equivalents or marketable securities. In September 1994, Elk tendered the assignment of an interest-free promissory note in the amount of $805,555 secured by shares of another public company and transferred a brokerage account to the Company consisting of cash and common stock of $1,077,412 amounting to an aggregate of $1,882,967 (the Company assumed the liability for certain financial instruments amounting to $506,250 which were secured by the cash and common stock investments in the brokerage account). Subsequent to this transfer, a loan of $226,000 was made from the brokerage account to another entity controlled by DDC which loan was payable with 15% interest on December 31, 1995. Although no formal agreements were signed, DDC indicated its intent to reimburse the Company for any loss resulting from the settlement of the financial instruments and indebtedness from the related party. The acceptance of the consideration received and subsequent loan were authorized by Daniel Dror in his capacity as Chairman of the Company's investment committee prior to formal review by the Board of Directors.

        The Board of Directors subsequently reviewed the consideration tendered under the amended Agreement and determined that it would be in the best interests of the Company to accept payment from Elk with securities less likely to experience significant fluctuations in value. On November 8, 1994 the Company executed a second amendment to the Agreement dated October 16, 1994 with DDC whereby the transactions under the previous amendment were effectively rescinded and the Company agreed to issue and sell 668,725 shares to Elk as designees of DDC, for the aggregate purchase price of $1,337,449 (or $2.00 per share) on or before December 31, 1994.

        In payment of the purchase price under the second amendment to the Agreement, the Company accepted assignment of a promissory note payable to Elk from a limited partnership in the aggregate amount of $1,444,444 payable on December 31, 1995. The face amount of the promissory note includes the purchase price of $1,337,449 plus $106,995, representing interest on the purchase price at an interest rate of 8% per annum for the period commencing on December 31, 1994, through December 31, 1995. At a board meeting held in December 1995 the Company agreed to accept $250,000 to extend the note to December 15, 1996 and $100,000 as prepaid interest for the extension period. The $350,000 was recognized as income in 1996 over the extension period of the note. As a result of this agreement the Board extended the option period of the remaining 90,000 Elk warrants for two years. Payment of the promissory note was secured by escrowed shares of another public company and the shares issued to Elk were being held in escrow and were to be delivered to Elk when the promissory note had been fully satisfied.

        In June 1996, Elk was given the right to make alternative cash payment to the Company for the stock subscription through December 15, 1996 releasing shares from escrow at the price of $2.00 per share, and to receive a corresponding assignment of proceeds from the promissory note when collected. Elk made payments against the stock subscription aggregating $380,000 through November 14, 1996, releasing 190,000 shares of common stock from the escrow.

        On November 15, 1996, the Company and Elk entered into an agreement pursuant to which Elk received (i) an option exercisable for a period of three years to purchase 500,000 shares of Common Stock at an exercise price of $2.375 per share, (ii) the extension of an outstanding warrant to purchase 90,000 shares of Common Stock for three years, and (iii) the return to Elk of the $1,444,444 promissory note. In exchange for the foregoing, the remaining shares held in escrow by the Company and the subscription right were cancelled. The costs of this settlement totaling $807,000, including the valuation of the option grant of $700,000, was recorded in the fourth quarter of 1996.

        Also on November 15, 1996, Mr. Daniel Dror resigned as Chairman and Chief Executive Officer of the Company in anticipation of the pending merger with XIT. Mr. Jack Talan, a director of the Company, was appointed interim Chairman and Chief Executive Officer until consummation of the transaction.

        Upon his resignation, Mr. Dror (or his designee) received as a severance award for past service: (a) 350,000 shares of the Company's common stock; (b) an extension of the exercise period to November 14, 1999 on options he currently holds to purchase 25,000 shares of the Company's common stock; and (c) options to purchase 250,000 shares of the Company's common stock at a price of $2.375 per share. The latter options are exercisable for a period of 5 years, but only after Mr. Dror repays a certain indebtedness to the Company of approximately $211,000, which amount is due in 5 annual installments and which may be repaid by surrendering the options for value equivalent to the lesser of the future appreciation of the Company's common stock over the exercise price or $.50 per option. On December 3, 1996, it was mutually agreed between the Company and Mr. Dror to substitute an option to acquire 300,000 shares of the Company's Common stock at an exercise price of $.01 per share for 300,000 shares of the previous award and on December 23, 1996 these options were exercised. The compensation expense associated with this grant of $560,000, as well as the value of the 50,000 shares awarded of $119,000 and other costs totaling $82,000 related to the immediate vesting of previous stock based deferred compensation to Mr. Dror and the settlement of certain amounts due the Company by Mr. Dror, were recognized in the fourth quarter of 1996.

        Additionally, during 1996 and 1995, the Company granted 18,000 and 43,000 shares, respectively, as incentive stock awards principally to certain directors and officers, which vest generally over a three-year period. The total value of these shares based on the market price of the Company's common stock on the date of grant totaled $192,000. Compensation expense recognized by the Company for the awards totaled $106,000 and $46,000 for 1996 and 1995, including amortization of related deferred compensation.

        In October and November of 1996, the Company granted non-qualified stock options to acquire approximately 156,000 shares of the Company's Common Stock to certain officers at an exercise price equal to 80% of the market value on the date of the grant. Compensation expense associated with these grants approximated $48,000.

        On February 19, 1997, in recognition of past and future services to the Company, Mr. Talan was granted 150,000 restricted shares of the Company's common stock with a market value as of that date of $337,500 ($2.25 per share).

        On February 25, 1997 through March 5, 1997, Mr. Talan loaned the Company an aggregate of $500,000. Such loans bear interest at the rate of 6% per annum and were repaid in full in April 1997.

        In September, 1997, Robert Bertrand, the Trustee of The Bertrand Family Trust, a beneficial owner of more than five percent (5%) of the Company's outstanding common stock, loaned the Company an aggregate of $375,000, on a demand basis, to assist the Company in financing the production of accelerating orders from Motorola.

        On April 9, 1998, the Company's wholly-owned subsidiary XCEL Arnold Circuits, Inc. sold substantially all of the assets used in its Arnold Circuits business to Arnold Circuits, Inc., a company wholly owned by Robert Bertrand. Mr. Bertrand is the beneficial owner of over 5% of the Company's common stock. Mr. Bertrand had owned and operated the Arnold Circuits business until September of 1995, when the assets of that business were acquired by XCEL Arnold Circuits, Inc.

        The purchase price for the assets was $2 million plus the assumption of liabilities of the Arnold Circuits business. The purchase price was paid by a cash payment of $1,350,000 and delivery of a promissory note (the "Note") in the amount of $650,000. The cash proceeds were used to retire bank debt and certain other debt, including debt owed to Mr. Bertrand and a related entity. As security for the Note, XCEL Arnold Circuits, Inc. was granted a second lien on substantially all the assets of Arnold Circuits, Inc. Payment of the Note was guaranteed by Mr. Bertrand and a related entity. Certain provisions of the transactions would permit XCEL Arnold Circuits, Inc. to share in any gain of the sale of the Arnold Circuits business while the Note is outstanding.

        The purchase price for the Arnold Circuits business was arrived at via negotiation between Messrs. Oliva and Bertrand and was approved by the Board of Directors. Prior to reaching agreement with Mr. Bertrand, the Company unsuccessfully attempted for several months to locate a buyer for the Arnold Circuits business. Given the extent of the operating losses of the Arnold Circuits business in 1997, the Company believes the terms of the transaction with Mr. Bertrand were no less favorable to the Company than would have been obtained in an arm's-length transaction with a third party, assuming an interested third party had been found.

        In connection with the transaction, in reconciliation of inter-company accounts, the Company issued to Mr. Bertrand and an affiliated entity two non-interest bearing promissory notes totaling $350,000 which are payable upon the consummation by the Company of a financing transaction and, if no financing transaction occurs by May 31, 1998, on demand. In July 1998, the Company paid $100,000 against the promissory notes.

                           SECURITIES TO BE REGISTERED

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $0.0033 per share, and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). At September 16, 1998, there were 11,931,363 shares of Common Stock outstanding and 200 shares of Series A Convertible Preferred Stock outstanding.

COMMON STOCK

         Each share of Common Stock entitles the holder to one vote on all matters that are required or otherwise come before a vote of the stockholders of the Company. The Common Stock carries no preemptive, conversion, redemption or similar rights. The shares of Common Stock outstanding are fully paid and non-assessable. The holders of shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Company has never paid any dividends.

PREFERRED STOCK

        The Company is authorized to issue up to 10,000,000 shares of Preferred Stock from time to time in one or more series as may be designated by the Board of Directors from time to time. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to a liquidation preference over the Common Stock. Any Preferred Stock issued in the future will be entitled to such dividends, redemption rights, liquidation rights, conversion rights and voting rights as the Board of Directors, in its discretion, may determine, in a resolution or resolutions providing for the issuance of any such stock. Preferred Stock can thus be issued without the vote of the holders of Common Stock. Preferred Stock can be issued in the future with rights which could reduce the attractiveness of the Company as a potential takeover target, make the removal of management more difficult, or adversely impact the rights of holders of Common Stock. Under certain circumstances the issuance of Preferred Stock containing such rights could have the effect of decreasing the market price of the Common Stock.

        On July 8, 1998, the Company completed the sale of 200 shares of Series A convertible preferred stock (the "Preferred Shares") at $10,000 per share to the Selling Shareholders. The Company received net proceeds of approximately $1,847,000 after deduction of commissions and transaction-related expenses and utilized such proceeds for working capital. The Preferred Shares are convertible into the common stock of the Company at the option of the holder thereof at any time after the ninetieth (90th) day of issuance thereof at the conversion price per share of Preferred Share equal to $10,000 divided by the lesser of (x) $1.25 and (y) One Hundred Percent (100%) of the arithmetic average of the three lowest closing bid prices over the forty (40) trading days prior to the exercise date of any such conversion. No more than 20% of the aggregate number of Preferred Shares originally purchased and owned by any single entity may be converted in any thirty (30) day period after the ninetieth (90th) day of issuance. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Shares are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Company's common stock by reason of their ownership, an amount per share equal to $10,000 for each outstanding Preferred

Share. Any unconverted Preferred Shares may be redeemed at the option of the Company for cash at a per share price equal to $11,500 per Preferred Share and any Preferred Shares which remain outstanding as of May 22, 2003 are subject to mandatory redemption by the Company at the same per-share redemption price.

CLASSIFICATION OF THE BOARD OF DIRECTORS

         The Company's Certificate of Incorporation provides for three classes of directors, with the number of members in each as nearly equal in number as the then total number of directors constituting the entire Board. Each class of directors have terms which expire in consecutive years. The Company's by-laws require the Board to consist of four (4) or more directors, and require an eighty (80%) percent affirmative vote of the holders of shares of Common Stock to reduce the number of directors. Presently, there are five Directors with terms expiring as follows: David A. Barrett, 2000; Jack R. Talan and Laurence P. Finnegan, Jr., 2001; and Carmine T. Oliva and Robert B. Runyon, 1999. Any vacancies in the Board for any reason, or any increase in the number of directors, may be filled only by an affirmative vote of the majority of directors then in office, even if less than a quorum, and such incoming director shall hold office until the expiration date of the class for which such director has been chosen. In addition, the Certificate of Incorporation provides that Directors may be removed only for cause. These provisions of the Certificate of Incorporation concerning the Board members may not be repealed or amended unless such action is approved by the affirmative vote of the holders of not less than sixty-seven (67%) percent of the Company's outstanding shares of Common Stock.

STOCKHOLDERS' WRITTEN CONSENTS AND SPECIAL MEETINGS

         The Company's Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company must be effected by a duly called annual or special meeting, and may not be effected by the written consent of stockholders. This provision of the Certificate of Incorporation may not be repealed or amended unless such action is approved by the affirmative vote of the holders of not less than sixty-seven (67%) percent of the Company's outstanding shares of Common Stock. The Company's by-laws provide that special meetings may be called only by the President, the Board of Directors or the holders of shares of Common Stock entitled to cast not less than 10% of the votes at any such meeting.

SECTION 203 OF THE DELAWARE CORPORATION LAW

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless the transaction is approved in a prescribed manner. An "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. This statute could prohibit or delay a merger, takeover, or other change in control of the Company and therefore could discourage attempts to acquire the Company.

LIMITATION OF LIABILITY

         As permitted by the Delaware General Corporate Law, the Company's Certificate of Incorporation, as amended, provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporate Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

WARRANTS AND RIGHTS

         Of the 5,710,967 Shares being registered hereby, 1,250,000 shares are Warrant Shares, and can be sold by the Selling Shareholders only after such Selling Shareholder has exercised such Common Stock purchase warrant. All of the Warrants are immediately exercisable at an exercise price of $1.25 each.


                                  LEGAL MATTERS

        Certain legal matters with respect to the validity of the issuance of the shares will be passed up on by Gallagher, Briody & Butler, Princeton, New Jersey. Gallagher, Briody & Butler owns in the aggregate 12,282 shares of the Company's Common Stock. Kevin M. Briody, a partner of the firm, owns in the aggregate 24,566 shares of the Company's Common Stock, and Thomas P. Gallagher, a partner of the firm, owns in the aggregate 49,700 shares of the Company's Common Stock and warrants to purchase 9,797 shares of Company's Common Stock.


                                     EXPERTS

         The consolidated financial statements and schedule included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements and schedule of MicroTel International, Inc. and subsidiaries (formerly known as XCEL Corporation and subsidiaries) as of September 30, 1996 and for each of the years in the two year period ended September 30, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of XCEL Corporation Ltd., a subsidiary of the XIT Corporation (formerly known as XCEL Corporation) as of September 30, 1996 and for each of the years in the two year period ended September 30, 1996, have been included herein and in the registration statement in reliance upon the report of Hardcastle Burton, chartered accountants and registered auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                           MICROTEL INTERNATIONAL, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                                                                      PAGE
                                                                                      ----
Report of Independent Certified Public Accountants (BDO Seidman, LLP)                  F-2
Independent Auditors' Report (KPMG Peat Marwick LLP)                                   F-3
Independent Auditors' Report (Hardcastle Burton)                                       F-4
Consolidated Balance Sheets at December 31, 1997, December 31, 1996 and
  September 30, 1996                                                                   F-5
Consolidated Statements of Operations for the Year Ended December 31, 1997,
  the Three Months Ended December 31, 1996, and the Years Ended
  September 30, 1996 and 1995                                                          F-7
Consolidated Statements of Stockholders' Equity for the Year Ended
  December 31, 1997, the Three Months Ended December 31, 1996, and
  the Years Ended September 30, 1996 and 1995                                          F-8
Consolidated Statements of Cash Flows for the Year Ended December 31, 1997,
  the Three Months Ended December 31, 1996, and the Years Ended
  September 30, 1996, and 1995                                                         F-10
Notes to Consolidated Financial Statements for the Year Ended
  December 31, 1997, the Three Months Ended December 31, 1996, and
  the Years Ended September 30, 1996 and 1995                                          F-12
Consolidated Financial Statement Schedule II-Valuation and Qualifying
  Accounts for the Year Ended December 31, 1997, the Three Months Ended December
  31, 1996, and the Years Ended September 30, 1996 and 1995 F-40
Consolidated Condensed Balance Sheets at June 30, 1998  (Unaudited) and
  December 31, 1997                                                                    F-41
Consolidated Condensed Statements of Operations and Comprehensive Loss
  for the Three and Six Months Ended June 30, 1998 and 1997 (Unaudited)                F-42
Consolidated Condensed Statements of Cash Flows for the Six Months
  Ended June 30, 1998 and 1997 (Unaudited)                                             F-43
Notes to Consolidated Condensed Financial Statements (Unaudited)                       F-44
Unaudited Pro Forma Consolidated Condensed Financial Statements
  Explanatory Description                                                              F-50
Unaudited Consolidated Condensed Pro Forma Statement of Operations
  for the Year Ended December 31, 1997                                                 F-51
Unaudited Consolidated Condensed Pro Forma Statement of Operations
  for the Six Months Ended June 30, 1998                                               F-52


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
MicroTel International, Inc.

        We have audited the accompanying consolidated balance sheets of MicroTel International, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and the three months ended December 31, 1996. We have also audited the information for the year ended December 31, 1997 and the three months ended December 31, 1996 in the financial statement schedule included on page F-40. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial statement schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial statement schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial statement schedule. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MicroTel International, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997 and the three months ended December 31, 1996 in conformity with generally accepted accounting principles.

        Also, in our opinion, the financial statement schedule referred to above presents fairly, in all material respects, the information set forth therein.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in default of certain of its credit facility agreements, the effects of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 16. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                       BDO Seidman, LLP

Costa Mesa, California
March 20, 1998, except as
  to Note 17, which is as of
  April 9, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
MicroTel International, Inc.

        We have audited the accompanying consolidated balance sheet of MicroTel International, Inc. and subsidiaries (formerly known as XCEL Corporation and subsidiaries) as of September 30, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of XCEL Corporation Ltd. and subsidiaries, which statements reflect total assets constituting 20% in 1996, and total revenues constituting 7% and 8% in 1996 and 1995, respectively, of the related consolidated totals. Those consolidated financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for XCEL Corporation Ltd. and subsidiaries, is based solely on the report of the other auditors.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MicroTel International, Inc. and subsidiaries (formerly known as XCEL Corporation and subsidiaries) as of September 30, 1996, and the results of their operations and their cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.

                                       KPMG Peat Marwick LLP

Orange County, California
December 13, 1996

        XCEL CORPORATION LIMITED

        REPORT OF THE AUDITORS TO THE SHAREHOLDERS OF
        XCEL CORPORATION LIMITED

        We have audited the financial statements on pages four to fifteen which have been prepared under the historical cost convention, as modified by the revaluation of certain fixed assets, and the accounting policies set out on page seven.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

        As described on page two the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

        We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

        We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

        In our opinion the financial statements give a true and fair view of the state of the company's affairs as at 30 September 1996 and of its profit for the year then ended and have been properly prepared in accordance with the provisions of the Companies Act 1985 applicable to small companies.

/s/ Hardcastle Burton

Hardcastle Burton
Chartered Accountants
Registered Auditor
Lake House
Market Hill
Royston
Herts SGB 9JN                                           Dated: 22 November 1996

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              DECEMBER 31,    DECEMBER 31,   SEPTEMBER 30,
                                                                  1997            1996            1996
                                                                  ----            ----            ----
ASSETS (NOTES 7 AND 8)
Current assets:
   Cash and cash equivalents                                   $   1,921       $     886       $     785
   Accounts receivable, net of allowance for doubtful              6,749           4,734           4,568
    accounts of $241, $63 and $47
   Inventories (Note 4)                                            7,087           6,297           6,505
   Prepaid and other current assets                                  869             714             556
                                                               ---------       ---------       ---------
Total current assets                                              16,626          12,631          12,414
Property, plant and equipment, net (Note 5)                        4,968           5,006           5,060
Goodwill, net of accumlated amortization of $44, $2,397            1,906           1,836           1,903
   and $2,330 (Notes 2, 3 and 11)
Other assets (Note 6)                                              1,940           1,091             236
                                                               ---------       ---------       ---------
                                                               $  25,440       $  20,564       $  19,613
                                                               ---------       ---------       ---------
                                                               ---------       ---------       ---------

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable (Note 7)                                      $   3,630       $   3,492       $   2,864
   Current portion of long-term debt (Note 8)                      1,216           1,073             912
   Accounts payable                                                6,621           4,746           5,143
   Accrued expenses                                                3,837           1,795           1,332
                                                               ---------       ---------       ---------
Total current liabilities                                         15,304          11,106          10,251
Long-term debt, less current portion (Note 8)                      2,530           3,549           2,678
Other liabilities                                                    789              --              --
Minority interest (Note 3)                                            88              68              64
                                                               ---------       ---------       ---------
Total liabilities                                                 18,711          14,723          12,993
Series A redeemable preferred stock, no par value.
Authorized, issued and outstanding one thousand shares
   (aggregate liquidation preference of $120 in 1997)
   (Notes 3 and 9)                                                   306             340             332
Series B redeemable preferred stock, no par value.
Authorized, issued and outstanding one thousand shares
   (aggregate liquidation preference of $160 in 1997)
   (Notes 3 and 9)                                                   408             454             443
Commitments and contingencies (Notes 14 and 16)
Subsequent event (Note 17)


                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (CONTINUED)


Stockholders' equity (Notes 2, 3 and 10):
  Common stock, $.0033 par value. Authorized 25,000
  shares; issued and outstanding 11,926, 6,064 and 6,064              39              20              20
  Additional paid-in capital                                      19,960           8,998           8,998
  Accumulated deficit                                            (13,877)         (4,124)         (3,200)
  Foreign currency translation adjustment                           (107)            153              27
                                                               ---------       ---------       ---------
Total stockholders' equity                                         6,015           5,047           5,845
                                                               ---------       ---------       ---------
                                                               $  25,440       $  20,564       $  19,613
                                                               ---------       ---------       ---------
                                                               ---------       ---------       ---------


        See accompanying notes to consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             THREE MONTHS
                                              YEAR ENDED        ENDED          YEAR ENDED       YEAR ENDED
                                             DECEMBER 31,    DECEMBER 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                                 1997            1996             1996             1995
                                             ------------    ------------     -------------    -------------
Net sales                                     $   43,098     $    7,886       $   31,249       $   19,602
Cost of sales                                     32,670          6,680           23,057           14,332
                                              ----------     ----------       ----------       ----------
Gross profit                                      10,428          1,206            8,192            5,270
Operating expenses:
Selling, general and administrative               11,361          1,816            6,379            4,870
Engineering and product development                2,046             69              309              328
Write-down of goodwill (Note 11)                   5,693             --               --               --
                                              ----------     ----------       ----------       ----------
Income (loss) from operations                     (8,672)          (679)           1,504               72
Other income (expense):
   Interest expense                                 (895)          (183)            (507)            (405)
   Gain from sale of asset (Note 3)                   --             --               --              480
   Minority interest in net income of                (20)            (4)              (4)              (3)
   consolidated subsidiary (Note 3)
   Other, net                                         (9)            (9)             112              202
                                              ----------     ----------       ----------       ----------
Income (loss) before income taxes                 (9,596)          (875)           1,105              346
Income taxes (Note 12)                                97             30               22                9
                                              ----------     ----------       ----------       ----------
Net income (loss)                             $   (9,693)    $     (905)      $    1,083       $      337
                                              ----------     ----------       ----------       ----------
                                              ----------     ----------       ----------       ----------

Basic and diluted earnings (loss) per
   share (Note 13)                            $    (.96)     $    (.15)       $      .17       $      .07
                                              ----------     ----------       ----------       ----------
                                              ----------     ----------       ----------       ----------


         See accompanying notes to consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                        COMMON STOCK
                                     -------------------
                                                         ADDITIONAL                    FOREIGN
                                                          PAID-IN     ACCUMULATED     CURRENCY
                                      SHARES    AMOUNT     CAPITAL      DEFICIT      TRANSLATION    TOTAL
                                      ------    ------   ----------   -----------    -----------   --------
Balance at September 30, 1994          4,886    $   16    $  7,671    $   (4,530)     $    106     $  3,263
Stock issued in connection with
   Arnold Circuits, Inc.
   acquisition (Note 3)                  639         2         654            --            --          656
Stock issued for debt conversion
   (Note 10)                             289         1         207            --            --          208
Accretion of preferred stock              --        --          --           (10)           --          (10)
Foreign currency translation
   adjustment                             --        --          --            --            10           10
Net income                                --        --          --           337            --          337
                                       -----    ------    --------    ----------      --------     --------
Balance at September 30, 1995          5,814        19       8,532        (4,203)          116        4,464
Stock issued in connection with
   acquisition of minority interest
   (Note 3)                               71        --         344            --            --          344
Stock issued for debt conversion
   (Note 10)                             179         1         122            --            --          123
Accretion of preferred stock              --        --          --           (80)           --          (80)
Foreign currency translation
   adjustment                             --        --          --            --           (89)         (89)
Net income                                --        --          --         1,083            --        1,083
                                       -----    ------    --------    ----------      --------     --------
Balance at September 30, 1996          6,064        20       8,998        (3,200)           27        5,845
Accretion of preferred stock              --        --          --           (19)           --          (19)
Foreign currency translation
   adjustment                             --        --          --            --           126          126
Net loss                                  --        --          --          (905)           --         (905)
                                       -----    ------    --------    ----------      --------     --------
Balance at December 31, 1996           6,064        20       8,998        (4,124)          153        5,047
Stock issued in connection with
   reverse acquisition (Note 2)        3,186        10       5,235            --            --        5,245
Stock issued in connection with
   private placement (Note 10)         2,000         7       4,251            --            --        4,258
Stock issued in connection with
   acquisition (Note 3)                  500         2       1,123            --            --        1,125
Stock issued for debt conversion
   (Note 10)                              55        --          44            --            --           44
Stock issued upon exercise of stock
   options                                30        --          97            --            --           97


                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)
                                   (CONTINUED)

Stock issued in connection with
   settlement of dispute (Note 10)        80         --         190            --            --         190
Stock issued as compensation and
   under stock purchase plan              11         --          22            --            --          22
Accretion of preferred stock              --         --          --           (60)           --         (60)
Foreign currency translation
   adjustment                             --         --          --            --          (260)       (260)
Net loss                                  --         --          --        (9,693)           --      (9,693)
                                      ------     ------   ---------    ----------      --------    --------
Balance at December 31, 1997          11,926     $   39    $ 19,960    $  (13,877)     $   (107)   $  6,015
                                      ------     ------   ---------    ----------      --------    --------
                                      ------     ------   ---------    ----------      --------    --------


        See accompanying notes to consolidated financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             THREE MONTHS
                                               YEAR ENDED        ENDED         YEAR ENDED      YEAR ENDED
                                              DECEMBER 31,   DECEMBER 31,     SEPTEMBER 30,   SEPTEMBER 30,
                                                  1997           1996             1996            1995
                                                  ----           ----             ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                              $  (9,693)     $    (905)      $   1,083        $     337
   Adjustments to reconcile net income
    (loss) to cash provided by (used in)
    operations:
     Depreciation and amortization                   923            209             589              278
     Amortization of intangible assets               358             67             210              210
     Allowance for doubtful accounts                 251             16              17               41
     Provision for inventory obsolescence          3,134            416             211              265
     Write-down of goodwill                        5,693             --              --               --
     Gain on sale of Computron                        --             --              --             (480)
     Minority interest                                20              4              (4)              28
     Stock issued as compensation                     22             --              --               --
     Equity in earnings of unconsolidated             21              5              --               --
      partnership
     Changes in operating assets and
      liabilities:
     Accounts receivable                            (554)          (158)             (5)            (181)
     Inventories                                  (1,011)          (169)           (421)             (48)
     Prepaids and other assets                       413           (145)            145              (85)
     Accounts payable                               (755)          (367)           (296)             118
     Accrued expenses                               (490)           463            (740)            (173)
                                               ---------      ---------       ---------        ---------
Cash provided by (used in) operations             (1,668)          (564)            789              310
                                               ---------      ---------       ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net purchases of property, plant and              (424)          (155)           (786)             (94)
    equipment
  Cash paid for purchase of Arnold                    --             --              --           (1,027)
    Circuits, Inc.
  Cash paid for purchase of Etch-Tek                  --             --            (428)              --
  Cash paid for purchase of Abbott                    --             --            (735)              --
    Electronics
  Proceeds from sale of Computron                     --             --              --            1,157
  Cash acquired in acquisition/merger                273             --              --               --
  Investment in and loan to real estate               --           (868)             --               --
    partnership


                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

 Proceeds from repayment of loan to                   125             --              --               --
   partnership                                  ---------      ---------       ---------        ---------
Cash provided by (used in) investing                  (26)        (1,023)         (1,949)              36
   activities                                   ---------      ---------        --------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase (decrease) in notes payable              (3)           628             249             (216)
 Proceeds from long-term debt                         163          1,326           2,000            1,334
 Repayments of long-term debt                      (1,606)          (294)         (1,055)            (711)
 Preferred stock dividends paid                      (140)            --            (140)              --
 Proceeds from sale of common stock                 4,258             --              --               --
                                                ---------      ---------       ---------        ---------
Cash provided by financing activities               2,672          1,660           1,054              407
  Effect of exchange rate changes on cash              57             28             (87)               9
                                                ---------      ---------       ---------        ---------
Net increase (decrease) in cash and cash            1,035            101            (193)             762
   equivalents
Cash and cash equivalents at beginning of             886            785             978              216
   period                                       ---------      ---------       ---------        ---------
Cash and cash equivalents at end of period      $   1,921      $     886       $     785        $     978
                                                ---------      ---------       ---------        ---------
                                                ---------      ---------       ---------        ---------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
     Interest                                   $     827      $     183       $     490        $     411
                                                ---------      ---------       ---------        ---------
                                                ---------      ---------       ---------        ---------
     Income taxes                               $      58      $      --       $      12        $       5
                                                ---------      ---------       ---------        ---------
                                                ---------      ---------       ---------        ---------

SUPPLEMENTAL DISCLOSURES OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:
  Issuance of common stock, preferred
       stock and notes in connection with
       acquisitions                            $   6,370      $      --       $     539        $   1,681
                                                ---------      ---------       ---------        ---------
                                                ---------      ---------       ---------        ---------
  Issuance of common stock in conversion
       of debt to equity                       $      44      $      --       $     123        $     208
                                                ---------      ---------       ---------        ---------
                                                ---------      ---------       ---------        ---------
  Issuance of common stock in connection
       with settlement of dispute              $     190      $      --       $      --        $      --
                                                ---------      ---------       ---------        ---------
                                                ---------      ---------       ---------        ---------
  Issuance of common stock upon exercise
       of stock options                        $      97      $      --       $      --        $      --
                                                ---------      ---------       ---------        ---------
                                                ---------      ---------       ---------        ---------
  Accretion of preferred stock                 $      60      $      19       $      80        $      10
                                                ---------      ---------       ---------        ---------
                                                ---------      ---------       ---------        ---------

See accompanying notes to consolidated financial statements.

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995



(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION AND BUSINESS

        MicroTel International, Inc. (the "Company") is a holding company for its three wholly-owned subsidiaries: CXR Telcom Corporation, CXR S.A. and, effective March 26, 1997, XIT Corporation ("XIT"). CXR Telcom Corporation and CXR, S.A. (collectively "CXR") design, manufacture and market electronic telecommunication test equipment and data communications equipment. XIT designs, manufactures and markets information technology products, including displays and input components, subsystem assemblies, printed circuits and hybrid microelectronic circuits. The Company conducts its operations out of various facilities in the U. S., France, England and Japan and organizes itself in three product line sectors: Circuits, Components and Subsystem Assemblies, and Instrumentation and Test Equipment.

BASIS OF PRESENTATION

        As discussed more fully in Note 2, the Company merged with XIT on March 26, 1997. The merger was accounted for as a purchase of the Company by XIT in a "reverse acquisition" because the existing stockholders of the Company prior to the merger did not have voting control of the combined entity after the merger. In a reverse acquisition, the accounting treatment differs from the legal form of the transaction, as the continuing legal parent company is not assumed to the be acquirer and the financial statements of the combined entity are those of the accounting acquirer (XIT), including any comparative prior year financial statements presented by the combined entity after the business combination. Consequently, the consolidated financial statements include the accounts of XIT and its wholly and majority-owned subsidiaries, and beginning March 26, 1997, include the Company and its other subsidiaries, CXR Telcom Corporation and CXR S.A. (the "Former Company").

        In connection with the reverse acquisition, the Company assumed the number of authorized common shares of 25,000,000 and $.0033 par value per share of the Former Company. Furthermore, the former stockholders of XIT were issued approximately 6,199,000 shares of common stock, which resulted in a common share exchange ratio of 1.451478. Accordingly, all references to the number of shares and to the per share information in the accompanying consolidated financial statements have been adjusted to reflect these changes on a retroactive basis.

        XIT's 50% investment in a real estate partnership (see Note 6) is accounted for using the equity method.

        All significant intercompany balances and transactions have been eliminated in consolidation.

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995



FISCAL YEARS

        In connection with the reverse acquisition accounting treatment described above, XIT changed its fiscal year end from September 30 to December 31 to adopt the fiscal year end of the Former Company.

REVENUE RECOGNITION

        Revenues are recorded when products are shipped.

CASH AND CASH EQUIVALENTS

        Cash and cash equivalents consist of all highly liquid investments with an original maturity of three months or less when purchased.

INVENTORIES

        Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally using the straight-line method over the useful lives of the assets (or lease term, if shorter) as follows:

          Buildings                                          50 years
          Machinery, equipment and fixtures                  3-7 years
          Leasehold improvements                              5 years

        Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

GOODWILL

        Goodwill represents the excess of purchase price over the fair value of net assets acquired through business combinations accounted for as purchases and is amortized on a straight-line basis over its estimated useful life. During 1997, the Company wrote-down the value of goodwill by approximately $5.7 million and reduced the estimated useful lives from 15 - 20 years to 10 years (see Note 11).

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995



LONG-LIVED ASSETS

        The Company reviews the carrying amount of its long-lived assets and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

SOFTWARE DEVELOPMENT COSTS

        Software development costs, including purchased technology, are capitalized beginning when technological feasibility has been established or when purchased from third parties and continues through the date of commercial release. Amortization commences upon commercial release of the product and is calculated using the greater of the straight-line method over three years or the ratio of the products' current revenues divided by the anticipated total product revenues. The carrying value of capitalized software development costs aggregates $592,000 (net of accumulated amortization of $248,000) at December 31, 1997 and is included in other assets in the accompanying consolidated balance sheet. During the year ended December 31, 1997, $248,000 of amortization relating to the remaining capitalized software was charged to cost of sales.

PRODUCT WARRANTIES

        The Company provides warranties for certain of its products for periods of generally one year. Estimated warranty costs are recognized at the time of the sale.

INCOME TAXES

        The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are recognized based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995



STOCK-BASED COMPENSATION

        The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost is recognized for its employee stock option plans, unless the exercise price of options granted is less than fair market value on the date of grant. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

EARNINGS (LOSS) PER SHARE

        Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). The statement replaces the calculation of primary and fully diluted earnings
(loss) per share with basic and diluted earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings (loss) per share. All earnings (loss) per share amounts have been restated to conform to the requirements of SFAS 128. Such adoption had no net effect on the previously reported earnings (loss) per share.

FAIR VALUE OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. This statement defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 1997, the fair value of all financial instruments approximated carrying value.

        The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the carrying amounts of its notes payable and long-term debt approximate fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995



USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

        Financial instruments, which potentially expose the Company to concentration of credit risk, consist primarily of cash and accounts receivable. The Company places its cash with high quality financial institutions. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

        The Company's accounts receivable results from sales to a broad customer base. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. Credit losses are provided for in the financial statements and consistently have been within management's expectations.

FOREIGN CURRENCY TRANSLATION

        The accounts of foreign subsidiaries have been translated using the local currency as the functional currency. Accordingly, foreign currency denominated assets and liabilities have been translated to U.S. dollars at the current rate of exchange on the balance sheet date. The effects of translation are recorded as a separate component of stockholders' equity. Exchange gains and losses arising from transactions denominated in foreign currencies are translated at average exchange rates and included in operations. Such amounts are not material to the accompanying consolidated financial statements.

NEW ACCOUNTING PRONOUNCEMENTS

        Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company has not determined the effect on its financial position or results of operations from the adoption of this statement.

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995



        Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company does not expect adoption of SFAS 131 to have a material effect on its financial position or results of operations.

        Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997 and will require restatement of disclosures for earlier periods provided for comparative purposes. SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer considered useful. The Company has not determined the effect, if any, of adoption of SFAS 132 on its financial position or results of operations.

RECLASSIFICATIONS

        Certain reclassifications have been made to the prior year financial statements to be consistent with the 1997 presentation.

(2)   MERGER WITH XIT CORPORATION

        On March 26, 1997, privately-held XIT merged with a wholly-owned, newly formed subsidiary of the Company, with XIT as the surviving subsidiary. Pursuant to the transaction, the former stockholders of XIT were issued approximately 6,119,000 shares of common stock of the Company, or approximately 66% of the issued and outstanding common stock. In addition, holders of XIT stock options and warrants at the date of the merger collectively had the right to acquire an additional 2,153,000 shares of common stock. Collectively, then the former XIT stockholders owned, or had the right to acquire, approximately 65% of the common stock of the Company on a fully-diluted basis as of the date of the transaction.

        As described in Note 1, the merger has been accounted for as a purchase of the Company by XIT. Accordingly, the purchase price, consisting of the value of the common stock outstanding of the Company at the date of the merger of $5,011,000 plus the direct costs of the acquisition of $730,000, and the acquired assets and liabilities of MicroTel were recorded at their estimated fair values at the date of the merger. The excess of $4,998,000 of the purchase price over the fair value of the net assets acquired was recorded as goodwill and thereafter was amortized on a straight-line basis over 15 years.

                MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
          DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995



        In September 1997, the Company wrote-down the goodwill associated with the merger to $998,000. Thereafter, the remaining goodwill is being amortized on a straight-line basis over ten years (see Note 11).

        The following represents the unaudited pro forma results of operations as if the merger had occurred at the beginning of the respective periods presented below. The presentation for the year ended September 30, 1996 combines the Company's results of operations for that year with the former MicroTel results of operations for the year ended December 31, 1996, with adjustments to reflect amortization of the excess purchase price over the fair value of the net assets acquired.

                                                   YEAR ENDED           YEAR ENDED
                                                DECEMBER 31, 1997    SEPTEMBER 30, 1996
                                                -----------------    ------------------
Net sales                                         $   46,094,000       $   47,552,000
                                                  --------------       --------------
                                                  --------------       --------------
Net loss                                          $  (12,097,000)      $   (3,514,000)
                                                  --------------       --------------
                                                  --------------       --------------
Basic and diluted loss per share                  $        (1.12)      $         (.40)
                                                  --------------       --------------
                                                  --------------       --------------

        The pro forma results of operations above do not purport to be indicative of the results that would have occurred had the merger taken place at the beginning of the respective period presented or of results which may occur in the future.

(3)   ACQUISITIONS AND DISPOSITIONS OF BUSINESSES

ACQUISITIONS

        On October 17, 1997, the Company's CXR Telcom subsidiary acquired all the capital stock of Critical Communications Incorporated ("Critical") of St. Charles, Illinois in exchange for 500,000 shares of the Company's common stock. Founded in 1991, Critical is a provider of sophisticated, state-of-the-art, portable telephone test instruments used by both long-distance carriers and local telephone service providers as well as by corporate and government telecommunications end users. The acquisition of Critical has been accounted for as a purchase, and accordingly, the results of operations of Critical since the date of the acquisition are included in the Company's consolidated statement of operations for the year ended December 31, 1997. The 500,000 shares of common stock were valued at $1,125,000 based on the fair value of the common stock on the acquisition date. The Company acquired $9,000 in cash in the acquisition and the cost in excess of net assets acquired was $1,123,000 which is being amortized on a straight-line basis over ten years. The pro forma effect of this acquisition was not material to the results of operations for 1997 or 1996.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995

        On May 1, 1996, the Company acquired all of the assets and assumed all of the liabilities of Etch-Tek, Inc. ("Etch-Tek") for $460,000 in cash and a $195,000 promissory note. Etch-Tek is a manufacturer of quick turn prototype quantity and medium production printed circuit boards. The acquisition of Etch-Tek has been accounted for as a purchase, and accordingly, the results of operations of Etch-Tek for the five months ended September 30, 1996 are included in the Company's consolidated statement of operations for the year ended September 30, 1996. Supplementary information related to the acquisition of Etch-Tek for the year ended September 30, 1996 is as follows:


        Assets acquired                                    $  1,401,000
        Liabilities assumed                                    (746,000)
        Promissory note                                        (195,000)
                                                           ------------
        Cash paid to sellers                                    460,000
        Cash acquired                                           (32,000)
                                                           ------------
        Net cash paid                                      $    428,000
                                                           ------------
                                                           ------------


        On September 1, 1996, the Company acquired all of the common stock of Abbott Electronics Ltd. ("Abbott"), a British manufacturer of power supplies, for approximately $735,000, including transaction expenses.

        On August 1, 1995, the Company acquired all of the assets and assumed all of the liabilities of Arnold Circuits, Inc. ("Arnold Circuits") for $1.2 million in cash, a $200,000 promissory note, 639,000 shares of common stock and 1,000 shares each of Series A and B redeemable preferred stock (note 9). Arnold Circuits is a manufacturer of printed circuit boards. The acquisition of Arnold Circuits has been accounted for as a purchase, and accordingly, the results of operations of Arnold Circuits for the two months ended September 30, 1995 are included in the Company's consolidated statement of operations for the year ended September 30, 1995. The 639,000 shares of common stock were valued at $656,000 based on the net book value of the assets acquired, which approximated fair value, less the preferred stock and the promissory note.

        Supplementary information related to the acquisition of Arnold Circuits for the year ended September 30, 1995 is as follows:


        Assets acquired                                       $    5,665,000
        Liabilities assumed                                       (2,784,000)
        Promissory note                                             (200,000)
        Series A preferred stock                                    (354,000)
        Series B preferred stock                                    (471,000)
        Common stock                                                (656,000)
                                                               -------------
        Cash paid to sellers                                       1,200,000
        Cash acquired                                               (173,000)
                                                               -------------
        Net cash paid                                         $    1,027,000
                                                               -------------
                                                               -------------


                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(3)     ACQUISITIONS AND DISPOSITIONS OF BUSINESSES (CONTINUED)

        Summarized below are the unaudited pro forma results of operations of the Company as though Arnold Circuits had been acquired at the beginning of the year ended September 30, 1995.


                                                                 1995
                                                                ------
Net sales                                                   $   31,369,000
                                                            --------------
                                                            --------------
Net income                                                  $      585,000
                                                            --------------
                                                            --------------
Basic and diluted earnings per share                        $          .12
                                                            --------------
                                                            --------------


        On July 6, 1994, the Company acquired 84.6% of the common shares outstanding of HyComp, Inc. ("HyComp"), a public company, by means of an exchange of the Company's common stock for HyComp common stock held by Metraplex Corporation and various other officers and directors of HyComp. HyComp is a manufacturer of thin film hybrid circuits for industrial, medical and military customers. The total purchase price was $306,000 (including acquisition costs of $150,000). The Company financed the acquisition through cash of $150,000 and the issuance of 227,000 shares of the Company's common stock valued at $156,000 based on the net book value of assets acquired, which approximated fair value. In May 1996, the Company acquired an additional percentage of the common shares outstanding of HyComp, which increased the Company's ownership percentage to 90.7%. Also in May 1996, the Company acquired 96.1% of the preferred shares outstanding of HyComp. Each of these transactions was an exchange of the Company's common stock for the respective HyComp stock at recorded amounts that approximate fair value. As the result of the exercise of certain HyComp stock options in 1997, the Company's ownership of the common shares outstanding of HyComp was reduced to 88.5%.

        For financial reporting purposes, HyComp's assets, liabilities and earnings are consolidated with those of the Company. Ownership interest in HyComp, other than that of the Company's, is included in the accompanying consolidated financial statements as minority interest, and includes amounts applicable to HyComp's preferred stock of $6,000, $6,000, $6,000 and $157,000 at December 31, 1997 and 1996 and September 30, 1996 and 1995, respectively. Dividends on the preferred stock are cumulative at 8% per year, and minority interest at December 31, 1997 and 1996 and September 30, 1996 and 1995 includes cumulative dividends in arrears of $8,000, $8,000, $8,000 and $185,000, respectively.

DISPOSITIONS

        On May 31, 1995, XIT sold its Computron Display System Division of Mount Prospect, Illinois to LPI Acquisition Corp. of Forest Park, Illinois. The principal terms of the sale include a cash purchase price of approximately $1.2 million, and the assumption of approximately $694,000 of the Computron Division's liabilities. The sale resulted in a gain of $480,000.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(4)     INVENTORIES

        Inventories are summarized as follows:


                                                     DECEMBER 31,   DECEMBER 31,    SEPTEMBER 30,
                                                         1997            1996            1996
                                                         ----            ----            ----
Raw materials                                        $  3,044,000    $  2,413,000   $  3,072,000
Work-in-process                                         2,333,000       2,642,000      2,950,000
Finished goods                                          1,710,000       1,242,000        483,000
                                                      -----------    ------------   ------------
                                                     $  7,087,000    $  6,297,000   $  6,505,000
                                                      -----------    ------------   ------------
                                                      -----------    ------------   ------------


(5)     PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consists of the following:


                                                 DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,
                                                     1997             1996              1996
                                                     ----             ----              ----

Land and buildings                              $    642,000      $    262,000      $    224,000
Machinery, equipment and fixtures                  7,634,000         7,203,000         7,172,000
Leasehold improvements                               736,000           662,000           576,000
                                                ------------      ------------      ------------
                                                   9,012,000         8,127,000         7,972,000
Accumulated depreciation and amortization         (4,044,000)       (3,121,000)       (2,912,000)
                                                ------------      ------------      ------------
                                                $  4,968,000      $  5,006,000      $  5,060,000
                                                ------------      ------------      ------------
                                                ------------      ------------      ------------


(6)     INVESTMENT IN PARTNERSHIP

        On December 19, 1996, the Company's XIT subsidiary invested $100,000 and formed an equal partnership with P&S Development, a California general partnership. The partnership, "Capital Source Partners, A Real Estate Partnership," obtained ownership rights to a 93,000 square foot facility in, Ontario, California. The Company presently occupies 63,000 square feet of this facility as a corporate headquarters and as an administrative and factory facility for XIT's Digitran Division under a long-term lease from the partnership. Immediately following the formation of the partnership, XIT obtained a loan from a bank for $750,000 (Note 8), and in turn, loaned such funds to the partnership under a note receivable with the same terms and conditions. Such funds were utilized to reduce the existing debt secured by the real estate. XIT's original investment in the partnership is adjusted for the income (loss) attributable to XIT's portion of the partnership's results of operations. The investment in the partnership of $126,000 and $105,000 and note receivable of $625,000 and $750,000 are included in other assets in the accompanying consolidated balance sheets at December 31, 1997 and 1996, respectively.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(7)  NOTES PAYABLE

        A summary of notes payable is as follows:


                                                     DECEMBER 31,   DECEMBER 31,    SEPTEMBER 30,
                                                         1997            1996            1996
                                                         ----            ----            ----
Line of credit with a bank                           $  2,377,000    $  2,027,000   $  1,999,000
Factoring line of credit with a bank                      185,000              --             --
Foreign subsidiary lines of credit with banks             292,000              --             --
Foreign subsidiary line of credit with a bank             289,000       1,074,000        784,000
Foreign subsidiary line of credit with a bank                  --          39,000         54,000
Notes payable to related parties                          387,000         352,000         27,000
Other notes payable                                       100,000              --             --
                                                      -----------    ------------   ------------
                                                     $  3,630,000    $  3,492,000   $  2,864,000
                                                      -----------     -----------    -----------
                                                      -----------     -----------    -----------


        The Company's XIT subsidiary has a line of credit with a bank (the "XIT Debt") which provides for maximum borrowings of $3,500,000 of which $2,377,000 was outstanding at December 31, 1997. The line of credit was renewed on July 22, 1997 and expires on June 25, 1998. The credit line is collateralized by substantially all assets of XIT and its domestic subsidiaries, bears interest at the bank's prime rate (8.5% at December 31, 1997) plus 1% and is payable on demand.

        The XIT Debt agreement requires maintenance of certain financial ratios and contains other restrictive covenants. XIT was not in compliance with certain debt covenants at December 31, 1997. Although the bank did not waive compliance with such debt covenants, it entered into a forbearance agreement with the Company in which it agreed to forbear through April 30, 1998 from exercising its rights under the terms of the XIT Debt agreement provided certain events occur, principally the consummation of the sale of the Company's Xcel Arnold Circuits, Inc. subsidiary and the Company obtaining a replacement credit facility (see Notes 16 and 17).

        The Company's CXR Telcom subsidiary has a factoring line of credit with a bank, borrowings under which are based on an advance rate of 85% of eligible accounts receivable with no maximum. The line bears interest at the bank's prime (8.5% at December 31, 1997) plus 2% and an administrative fee of 1% charged on the average factored balance for invoice processing. At December 31, 1997, this subsidiary has $185,000 outstanding and has additional borrowings of $292,000 available under this line.

        The Company's French subsidiary has bank lines of credit aggregating $292,000 at December 31, 1997. Borrowings under the related agreements bear interest at 5.7% to 5.8% at December 31, 1997 and are based on eligible accounts receivable. Approximately $293,000 of additional borrowings were available under the lines at December 31, 1997.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


        The Company's UK subsidiary has a bank line of credit with $289,000 outstanding at December 31, 1997. Borrowings under the related agreement bear interest at the bank's base rate (6% at December 31, 1997) plus 2.5% and are based on eligible accounts receivable. Approximately $277,000 of additional borrowings were available under the line at December 31, 1997.

        The Company has short-term borrowings from a stockholder and an officer of a subsidiary aggregating $387,000 at December 31, 1997. Such loans bear no interest and are payable on demand. Additionally, the Company borrowed $100,000 from a third party which it invested in a real estate partnership. The loan bears interest at 9.5%, is payable in full on May 15, 1998 and is secured by 25% of XIT's interest in the partnership (Note 6).

(8)     LONG-TERM DEBT

        A summary of long-term debt follows:


                                                     DECEMBER 31,   DECEMBER 31,    SEPTEMBER 30,
                                                         1997            1996            1996
                                                         ----            ----            ----
Term notes payable to bank (a)                       $  2,087,000    $  2,462,000   $  1,825,000
Term note payable to bank (b)                             568,000         767,000        817,000
Term notes payable to foreign banks (c)                   124,000         208,000        194,000
Capitalized lease obligations (d)                         714,000         977,000        515,000
Other promissory notes                                    253,000         208,000        239,000
                                                      -----------    ------------   ------------
                                                        3,746,000       4,622,000      3,590,000
Current portion                                        (1,216,000)     (1,073,000)      (912,000)
                                                     ------------    ------------   ------------
                                                     $  2,530,000    $  3,549,000   $  2,678,000
                                                     ------------    ------------   ------------
                                                     ------------    ------------   ------------


--------------------

(a) Three term notes payable to bank bearing interest at the bank's prime rate (8.5% at December 31, 1997) plus 1.25%. The notes are collateralized by machinery and equipment and are payable in total monthly principal installments of approximately $44,000 through December 1998, $48,000 through December 2000 and $57,000 plus interest through final maturity dates in fiscal 2001.

(b) The term note payable to bank is collateralized by all the assets of XCEL Arnold Circuits, Inc (see Note 17). This note bears interest at the bank's prime rate (8.5% at December 31, 1997) plus 1.25%. The note is payable in monthly principal installments of $17,000 plus interest through maturity date in October 2000.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(c) The Company has agreements with several foreign banks which include term borrowings which mature serially through 2001. Interest rates on the borrowings bear interest at rates ranging from 2.7% to 11.25% and are payable in monthly installments. Included in the other term notes is a $55,000 note, which is guaranteed by Tokyo Credit Guarantee Corporation on behalf of the Company's Japanese subsidiary. The term borrowings are collateralized by the assets of the respective subsidiary.

(d) Capital lease agreements are calculated using interest rates appropriate at the inception of the lease and range from 10.5% to 12.3%. Lease liabilities are amortized over the lease term using the effective interest method. The leases all contain bargain purchase options and expire through 2001.

     Principal maturities related to long-term debt as of December 31, 1997 are as follows:


     YEAR ENDING DECEMBER 31,                                    AMOUNT
     -----------------------                                     ------
     1998                                                      $   1,216,000
     1999                                                          1,067,000
     2000                                                            863,000
     2001                                                            535,000
     2002                                                             27,000
     Thereafter                                                       38,000
                                                                ------------
                                                               $   3,746,000
                                                                ------------
                                                                ------------


(9)     REDEEMABLE PREFERRED STOCK

        In connection with the Arnold Circuits, Inc. acquisition (see Note 3), XCEL Arnold Circuits, Inc. issued 1,000 shares each of Series A redeemable preferred stock (Series A) and Series B redeemable preferred stock (Series B). In preference to common shares of stock, each Series A and Series B share is entitled to a cumulative cash dividend of $120 and $160 per year commencing in June 1996, respectively. The Series A and B shares have a liquidation preference of and are subject to mandatory redemption by the Company on December 15, 1999 at a value of $30 and $40 per share, respectively, plus all accrued and unpaid dividends, whether or not declared, to the date of redemption. As of December 31, 1997, the accumulated dividends in arrears were $210,000. The redeemable preferred stock was recorded at fair value on the date of issuance using an imputed market rate dividend of 9.5%. The excess of the redemption value over the carrying value is being accreted by periodic charges to retained earnings over the original life of the issue.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


        The following table reflects the redeemable preferred stock activity:


                                            SERIES A REDEEMABLE         SERIES B REDEEMABLE
                                              PREFERRED STOCK             PREFERRED STOCK
                                         ------------------------   -------------------------
                                         NUMBER OF                  NUMBER OF
                                           SHARES       AMOUNT        SHARES        AMOUNT
                                         ----------  -----------    ----------    -----------
Balance at September 30, 1994                  --    $        --          --      $       --
Preferred stock issued                      1,000        354,000       1,000         471,000
Accretion of preferred stock                   --          4,000          --           6,000
                                            -----     ----------       -----      ----------
Balance at September 30, 1995               1,000        358,000       1,000         477,000
Accretion of preferred stock                   --         34,000          --          46,000
Preferred stock dividends paid                 --        (60,000)         --         (80,000)
                                            -----     ----------       -----      ----------
Balance at September 30, 1996               1,000        332,000       1,000         443,000
Accretion of preferred stock                   --          8,000          --          11,000
                                            -----                      -----      ----------
Balance at December 31, 1996                1,000        340,000       1,000         454,000
Accretion of preferred stock                   --         26,000          --          34,000
Preferred stock dividends paid                 --        (60,000)         --         (80,000)
                                            -----                      -----       ---------
Balance at December 31, 1997                1,000    $   306,000       1,000       $ 408,000
                                            -----     ----------       -----      ----------
                                            -----     ----------       -----      ----------


(10)    STOCKHOLDERS' EQUITY

        In April 1997, the Company sold 2,000,000 investment units at $2.50 per unit. The units consist of one share of common stock and one quarter of a warrant to purchase one share of common stock. The warrants have an exercise price of $3.45. The proceeds to the Company were $4,258,000 (net of $600,000 of commissions and $142,000 for other expenses). In connection with this transaction, 200,000 warrants were issued to the placement agents at an exercise price of $2.66.

Stock Options and Warrants

        The Company has the ability to issue options to purchase its common stock issued under the following arrangements:

- Employee Stock and Stock Option Plan, effective July 1, 1994, providing for non-qualified stock options as well as restricted and non-restricted stock awards to both employees and outside consultants. Up to 520,000 shares may be granted or optioned under this plan. Terms of related grants under the plan are at the discretion of the Board of Directors.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(10)    STOCKHOLDERS' EQUITY (CONTINUED)

- Stock Option Plan adopted in 1993, providing for the granting of up to 300,000 incentive stock options to purchase stock at not less than the current market value on the date of grant. Options granted under this plan vest ratably over three years and expire 10 years after date of grant.

- The MicroTel International Inc. 1997 Stock Incentive Plan (the "1997 Plan") provides that options granted may be either qualified or nonqualified stock options and are required to be granted at fair market value at the date of grant. Subject to termination of employment, options may expire up to ten years from the date of grant and are nontransferable other than in the event of death, disability or certain other transfers that the committee of the Board of Directors administering the 1997 Plan may permit. Up to 1,600,000 stock options may be granted under the 1997 Plan. All outstanding options of former optionholders under the XIT 1987 Employee Stock Option Plan were converted to options under the 1997 Plan as of the date of the merger between the Company and XIT at the exchange rate of 1.451478 (see Note 2).

        The Company accounts for stock-based compensation under the "intrinsic value" method. Under this method, no compensation expense is recorded for these plans and arrangements for current employees whose grants provide for exercise prices at or above the market price on the date of grant. Compensation or other expense is recorded based on intrinsic value (excess of market price over exercise price on date of grant) for employees, and fair value of the option awards for others.

        The following table shows activity in the outstanding options.


                                                                   THREE
                                             YEAR                  MONTHS        YEAR         YEAR
                                             ENDED     WEIGHTED     ENDED        ENDED        ENDED
                                            DEC. 31,    AVERAGE    DEC. 31,     SEP. 30,     SEP. 30,
                                              1997      EXERCISE     1996         1996         1995
                                             SHARES      PRICE      SHARES       SHARES       SHARES
                                             ------      -----      ------       ------       ------
Outstanding at beginning of period           842,000      $1.89      874,000     874,000           --
Granted                                       96,000       1.69       41,000          --      874,000
XIT/MicroTel merger                        1,146,000       2.65           --          --           --
Exercised                                    (30,000)      3.23           --          --           --
Canceled                                     (55,000)      2.31      (73,000)         --           --
                                           ---------       ----     --------     -------      -------
Outstanding at end of period               1,999,000      $2.32      842,000     874,000      874,000
                                           ---------       ----     --------     -------      -------
                                           ---------       ----     --------     -------      -------


                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(10)    STOCKHOLDERS' EQUITY (CONTINUED)


        Options exercisable as of December 31, 1997 and 1996 and September 30, 1996 and 1995 are as follows:


                                    DECEMBER 31,   DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                        1997            1996            1996             1996
                                        ----            ----            ----             ----
Exercisable                           1,843,000          821,000        874,000          874,000
                                      ---------
                                      ---------
Weighted Average Exercise Price         $2.32           $1.91          $1.89            $1.89
                                        -----           -----          -----            -----
                                        -----           -----          -----            -----


        Weighted average exercise prices for 1997 are calculated at prices effective as of December 31, 1997. The fair value of options granted during 1997 was $132,000, at a weighted average value of $1.37 per share.

Exercise prices for options outstanding as of December 31, 1997 generally ranged from $1.69 to $3.45 per share and the weighted average remaining contractual life for these options was 4.7 years. The fair value of options granted during the three months ended December 31, 1996 and the year ended September 30, 1995 were $29,000 and $735,000, at weighted average prices of $.72 and $.84 per share, respectively.

        If the Company had instead elected the fair value method of accounting for stock-based compensation, compensation cost would be accrued at the estimated fair value of all stock option grants over the service period, regardless of later changes in stock prices and price volatility. The fair value at date of grant for options granted in 1997 has been estimated based on a modified Black-Scholes pricing model with the following assumptions: no dividend yield; expected volatility of approximately 73%, based on historical results; risk-free interest rate of 5.1%; and average expected lives of approximately ten years. The fair value at date of grant for options granted in 1996 and 1995 has been estimated using the minimum value method with the following assumptions: no dividend yield; risk-free interest rates of 6.0% and 6.5%, respectively and the actual remaining life of the option.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(10)    STOCKHOLDERS' EQUITY (CONTINUED)

        The following table sets forth the net income (loss), income (loss) available for common stockholders and earnings (loss) per share amounts for the periods presented as if the Company had elected the fair value method of accounting for stock options.



                                                          THREE MONTHS
                                             YEAR ENDED       ENDED       YEAR ENDED   YEAR ENDED
                                              DEC. 31,      DEC. 31,       SEP. 30,     SEP. 30,
                                                1997          1996           1996         1995
                                                ----          ----           ----         ----
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
NET INCOME (LOSS)
     As reported                              $ (9,693)    $   (905)       $  1,083     $    337
     Pro forma                                $ (9,825)    $   (934)       $  1,083     $   (398)
NET INCOME (LOSS) AVAILABLE FOR COMMON
   STOCKHOLDERS
     As reported                              $ (9,753)    $   (924)       $  1,003     $    327
     Pro forma                                $ (9,885)    $   (953)       $  1,003     $   (408)
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
     As reported                              $   (.96)    $   (.15)       $    .17     $    .07
     Pro forma                                $   (.98)    $   (.16)       $    .17     $   (.08)


        Additional incremental compensation expense includes the excess of fair values of options granted during the year over any compensation amounts recorded for options whose exercise prices were less than the market value at date of grant, and for any expense recorded for non-employee grants. Additional incremental compensation expense also includes the excess of the fair value at modification date of options repriced or extended over the value of the old options immediately before modification. All such incremental compensation is amortized over the related vesting period, or expensed immediately if fully vested. The above calculations include the effects of all grants in the periods presented. Because options often vest over several years and additional awards are made each year, the results shown above may not be representative of the effects on net income (loss) in future years.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(10)    STOCKHOLDERS' EQUITY (CONTINUED)

        The Board of Directors has also authorized the issuance of common stock purchase warrants to certain officers, directors, stockholders, key employees and other parties as follows:


                                                                           WARRANT PRICE
                                                     NUMBER OF        -----------------------
                                                       SHARES         PER SHARE         TOTAL
                                                       ------         ---------         -----
Balance outstanding, September 30, 1995                 908,000     $1.21 to 3.79    $ 2,435,000
Warrants issued                                         363,000         3.44           1,248,000
Warrants canceled                                       (73,000)    3.44 to 3.79        (252,000)
                                                      ---------                        ----------
Balance outstanding, September 30, 1996 and
   December 31, 1996                                  1,198,000     1.21 to 3.79       3,431,000
Warrant - MicroTel merger                               122,000         2.50             305,000
Warrants issued                                       1,170,000     2.13 to 3.45       3,410,000
                                                      ---------                        ----------
Balance outstanding, December 31, 1997                2,490,000     $1.21 to 3.79    $ 7,146,000
                                                      ---------                        ----------
                                                      ---------                        ----------


        The Company has an Employee Stock Purchase Plan allowing eligible employees to purchase shares of the Company's common stock at 85% of market value. During 1997, 6,000 shares had been issued pursuant to the plan with 39,000 shares reserved for future issuance.

        At December 31, 1997, the total number of shares reserved for issuance upon exercise of stock options and warrants or direct grants was 4,919,000 shares.

DEBT TO EQUITY CONVERSION

        In March 1997, the Company converted $44,000 in various promissory notes to 55,000 shares of common stock. In September 1996, the Company converted $123,000 in various promissory notes to 179,000 shares of common stock. In September 1995, the Company converted $208,000 in various promissory notes to a current stockholder to 289,000 shares of common stock.

SETTLEMENT OF DISPUTE

        During 1997, the Company entered into an amendment to an agreement with a former officer in settlement of a claim made by such officer for certain amounts purportedly owed to him by the Company. In connection with the amended agreement, the Company issued the former officer 80,000 shares of its common stock valued at $190,000, the fair market value of the common stock on the date of issuance.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(11)    NON-RECURRING CHARGES; IMPAIRMENT OF GOODWILL

        The Company assesses the recoverability of its goodwill whenever adverse events or change in circumstances or business climate indicates that expected future cash flows (undiscounted and without interest charges) for individual business units may not be sufficient to support recorded goodwill. During the third quarter ended September 30, 1997 the Company, due to declines in profit margins and continuing operating losses, wrote-off the carrying value of goodwill originating with the acquisition in 1986 of the Digitran division of Becton Dickenson and the acquisition of HyComp, Inc. in 1993. The Company also wrote-down the carrying value of goodwill originating from the reverse acquisition with XIT (see Note 2) to its net realizable value. These write-downs totaled $5,693,000 and were charged to operations.

(12)    INCOME TAXES

        The Company files a consolidated U.S. federal income tax return. This return includes all domestic companies 80% or more owned by the Company and the proportionate share of its interest in partnership investments. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to the Company and its domestic subsidiaries.

        Income (loss) before income taxes was taxed under the following jurisdictions:


                         YEAR ENDED      THREE MONTHS ENDED      YEAR ENDED         YEAR ENDED
                        DECEMBER 31,        DECEMBER 31,       SEPTEMBER 30,       SEPTEMBER 30,
                            1997                1996                1996               1995
                            ----                ----                ----               ----
Domestic               $    (9,721,000)    $      (882,000)    $       870,000    $       398,000
Foreign                        125,000               7,000             235,000            (52,000)
                       ---------------     ---------------     ---------------    ---------------
Total                  $    (9,596,000)    $      (875,000)    $     1,105,000    $       346,000
                       ---------------     ---------------     ---------------    ---------------
                       ---------------     ---------------     ---------------    ---------------


        Income tax expense consists of the following:



                           YEAR ENDED        THREE MONTHS        YEAR ENDED          YEAR ENDED
                          DECEMBER 31,    ENDED DECEMBER 31,    SEPTEMBER 30,      SEPTEMBER 30,
                              1997               1996               1996                1995
                              ----               ----               ----                ----
CURRENT:
     Federal              $         --       $         --       $      6,000        $         --
     State                      17,000             16,000             11,000               5,000
     Foreign                    80,000             14,000              5,000               4,000
                           -----------         ----------         ----------         -----------
                          $     97,000       $     30,000       $     22,000        $      9,000
                           -----------         ----------         ----------         -----------
                           -----------         ----------         ----------         -----------


                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(12)    INCOME TAXES (CONTINUED)


        Income tax expense (benefit) differs from the amount obtained by applying the statutory federal income tax rate of 34% to income (loss) before income taxes as follows:


                                                    THREE MONTHS
                                     YEAR ENDED        ENDED          YEAR ENDED       YEAR ENDED
                                    DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                        1997            1996             1996             1995
                                        ----            ----             ----             ----
Tax at U. S. federal statutory      $  (3,263,000)  $    (297,000)  $     296,000    $     135,000
   rate
State taxes, net of federal
   income tax benefit                      17,000          16,000          7,000            5,000
Foreign income taxes                       80,000          14,000          5,000            4,000
Net operating losses utilized                  --              --        (62,000)        (191,000)
Write-down of goodwill                  1,936,000              --             --               --
Losses with no current benefit          1,096,000         283,000       (307,000)              --
Permanent differences                     157,000          15,000         54,000           53,000
Other                                      74,000          (1,000)        29,000            3,000
                                     ------------    ------------   ------------     ------------
                                    $      97,000   $      30,000  $      22,000    $       9,000
                                     ------------    ------------   ------------     ------------
                                     ------------    ------------   ------------     ------------


        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                     DECEMBER 31,   DECEMBER 31,    SEPTEMBER 30,
                                                         1997            1996            1996
                                                         ----            ----            ----
Deferred tax assets:
     Allowance for doubtful accounts                 $     61,000     $     22,000   $     20,000
          Inventory reserves and uniform
          capitalization                                  449,000          225,000        238,000
     Accrued vacation                                     174,000          146,000        137,000
     Warranty reserve                                      45,000            3,000          3,000
     Other accrued liabilities                            103,000           76,000          8,000
     Deferred compensation                                588,000               --             --
     Research credit carryforwards                        256,000               --             --
        Alternative Minimum Tax credit
          carryforwards                                   134,000               --             --
     Net operating loss carryforwards                  10,786,000        3,148,000      2,789,000
                                                      -----------      -----------    -----------


                           MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(12)    INCOME TAXES (CONTINUED)


                                                     DECEMBER 31,   DECEMBER 31,     SEPTEMBER 30,
                                                         1997            1996             1996
                                                         ----            ----             ----
     Total deferred tax assets                         12,596,000        3,620,000       3,195,000
        Valuation allowance for deferred tax assets   (12,263,000)      (3,596,000)     (2,986,000)
                                                      -----------      -----------     -----------
     Net deferred tax assets                              333,000           24,000         209,000
Deferred tax liabilities-depreciation                    (333,000)         (24,000)       (209,000)
                                                      -----------      -----------     -----------
        Net deferred taxes                           $         --     $         --    $         --
                                                      -----------      -----------     -----------
                                                      -----------      -----------     -----------


        As of December 31, 1997, the Company has a federal net operating loss carryforward of approximately $30,700,000 which expires at various dates between 2001 and 2012 and a state net operating loss carryforward of approximately $5,900,000 which expires at various dates between 1998 and 2002.

        As a result of the merger with XIT (Note 2), the Company experienced a more than 50% ownership change for federal income tax purposes. As a result, an annual limitation will be placed upon the Company's ability to realize the benefit of its net operating loss and credit carryforwards. The amount of this annual limitation, as well as the impact of the application of other possible limitations under the consolidated return regulations, has not been definitively determined at this time. Management believes sufficient uncertainty exists regarding the realizability of the deferred tax asset items and that a valuation allowance, equal to the net deferred tax asset amount, is required.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(13)    EARNINGS (LOSS) PER SHARE

        The following table illustrates the computation of basic and diluted earnings (loss) per share:


                                                             THREE MONTHS      YEAR ENDED     YEAR ENDED
                                               YEAR ENDED        ENDED       SEPTEMBER 30,   SEPTEMBER 30,
                                              DECEMBER 31,    DECEMBER 31,        1996           1995
                                                  1997            1996            ----           ----
                                                  ----            ----
      NUMERATOR:
           Net income (loss)                   $(9,693,000)    $  (905,000)    $ 1,083,000    $   337,000
                Less: accretion of the
                excess of the redemption
                value over the carrying
                value of redeemable                 60,000          19,000          80,000         10,000
                                                ----------      ----------      ----------     ----------
                preferred stock
      Income available for common
         stockholders                          $(9,753,000)    $  (924,000)    $ 1,003,000    $   327,000
                                                ----------      ----------      ----------     ----------
                                                ----------      ----------      ----------     ----------

      DENOMINATOR:
      Weighted average number of common
         shares outstanding during the          10,137,000       6,064,000       5,841,000      4,995,000
                                                ----------      ----------      ----------     ----------
         period
      Basic and diluted earnings (loss) per
         share                                 $      (.96)   $       (.15)    $        .17  $        .07
                                                ----------      ----------      ----------     ----------
                                                ----------      ----------      ----------     ----------


        The computation of diluted earnings (loss) per share excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants because their effect was antidilutive due to losses incurred by the Company or such instruments had exercise prices greater than the average market price of the common shares during periods presented. See summary of outstanding stock options and warrants in Note 10.

(14)    COMMITMENTS AND CONTINGENCIES

LEASES

        The Company conducts most of its operations from leased facilities under operating leases which expire at various dates through 2002. The leases generally require the Company to pay all maintenance, insurance and property tax costs and contain provisions for rent increases. Total rent expense for the year ended December 31, 1997, the three months ended December 31, 1996 and the years ended September 30, 1996 and 1995 was $2,477,000, $595,000, $1,135,000 and
$643,000, respectively.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(14)    COMMITMENTS AND CONTINGENCIES (CONTINUED)

        The future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year are as follows:


         YEAR ENDING DECEMBER 31,                                AMOUNT
         ------------------------                                ------
         1998                                              $     1,357,000
         1999                                                      865,000
         2000                                                      641,000
         2001                                                      328,000
         2002                                                      124,000
                                                            --------------
                                                           $     3,315,000
                                                            --------------
                                                            --------------


        Included in the above amounts is annual rent of $454,000 payable under a lease to a real estate partnership which is 50% owned by the Company (Note 6). The lease expires in August 2000.

LITIGATION

        The Company and its subsidiaries are, from time to time, involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse affect on the Company's consolidated financial position, results of operations or cash flows.

JACOBSON V. CXR

        In September 1994, Raymond Jacobson, a former officer and director of the Company and a participant in the Company's deferred compensation plan, brought an action against the Company in the California Superior Court, Santa Clara County, alleging that the Company breached its contract to pay Mr. Jacobson $3,495 bi-weekly for life under his deferred compensation agreement dated May 11, 1993 (the "1993 Agreement"), by discontinuing payment in August 1994. The 1993 Agreement superseded a previous deferred compensation agreement dated April 1, 1977 (the "1977 Agreement") which had provided for twice the level of payments. Mr. Jacobson was claiming damages of approximately $1,200,000, which he purported to be the present value of all payments to be made under the 1993 Agreement. In June 1995, the Company paid Mr. Jacobson all amounts past due under the contract plus interest and reinstated the bi-weekly payments, which have continued to date.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(14)    COMMITMENTS AND CONTINGENCIES (CONTINUED)

        On May 20, 1996, Daniel Dror & Co, Inc. ("DDC") instituted a suit against Mr. Jacobson in the District Court for Galveston County, Texas alleging damages arising from DDC's investment of more than $2,000,000 for the purchase of 1,072,000 shares of the Company's common stock. On February 11, 1997, Mr. Jacobson, through his attorney, demanded that the Company indemnify him, hold him harmless and pay for the cost of defense, including reasonable attorney's fees and costs in connection with the litigation instituted against him by DDC. This suit was subsequently dismissed by DDC.

        On February 14, 1997, Mr. Jacobson, through his attorney, gave notice to the Company that he believed that the litigation instituted against him by DDC provided a basis for him to rescind the 1993 Agreement and assert his rights to full payment under the 1977 Agreement. A motion for leave to amend the claim against the Company to include this assertion was filed with the court.

        Notwithstanding the above, the Company management and Mr. Jacobson conducted settlement discussions since June 1996, and the Company believes that an enforceable settlement was reached on January 22, 1997. Mr. Jacobson apparently disclaims this agreement based on the actions noted above. On February 28, 1997, the Company filed a motion for leave to file a cross-claim asserting that the January 22, 1997 agreement supersedes all previous agreements with Mr. Jacobson.

        A court supervised settlement conference with Mr. Jacobson was held on March 26, 1997. Although a tentative settlement was reached, the settlement was subject to fulfillment by the Company of a number of conditions subsequent which did not occur and therefore was not binding on either party. Subsequent thereto, several alternative settlement offers have been proposed by plaintiff's counsel, none of which are acceptable to the Company.

        The Company's motion for leave to cross-claim and Mr. Jacobson's motion for leave to amend his complaint were granted and on August 25, 1997, Mr. Jacobson filed an amended complaint. On September 24, 1997, the Company filed a demurrer to Mr. Jacobson's second amended complaint which was denied on November 18, 1997.

        A court supervised settlement conference with Mr. Jacobson was held on February 5, 1998 and a settlement was reached. The value of the settlement was not materially different than the amount previously recorded by the Company for the deferred compensation arrangement, which approximates $1,000,000 at December 31, 1997 and which also approximates the value of the tentative settlement reached on March 26, 1997.

SCHEINFELD V. MICROTEL INTERNATIONAL, INC.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(14)    COMMITMENTS AND CONTINGENCIES (CONTINUED)

        In October 1996, David Scheinfeld brought an action in the Supreme Court of the State of New York, County of New York, to recover monetary damages in the amount of $300,000 allegedly sustained by the failure of the Company, its stock transfer agent and its counsel to timely deliver and register 30,000 shares of Common Stock for which payment had been made. The Company was informed by Mr. Scheinfeld that in order to settle his claims, the Company would have to issue him unrestricted shares of common stock. Since the Company cannot issue unrestricted shares (absent registration), the Company answered Mr. Scheinfeld's motion and sought to compel him to serve a complaint upon the defendants. On June 30, 1997, the complaint was served, and the Company has subsequently answered, denying the material allegations of the complaint. In August 1997, the Company served discovery requests on Mr. Scheinfeld, who was initially obligated to respond by September 12, 1997. On March 2, 1998, Mr. Scheinfeld responded to such discovery requests which response is currently under review by counsel to the Company.

DANIEL DROR V. MICROTEL INTERNATIONAL, INC.

        In November 1996, the Company entered into an agreement (the "Agreement") with the former Chairman of the Company, which involved certain mutual obligations. In December 1997, the former Chairman defaulted on the repayment of the first installment of a debt obligation which was an obligation set forth in the Agreement. Also in December 1997, the former Chairman of the Company, filed suit in the District Court for Galveston County, Texas alleging the Company has breached an alleged oral modification of the Agreement. In January 1998, the Company answered the complaint denying the allegation and the matter is currently being litigated in Texas. The Company believes that the former Chairman's claim is without merit and intends to vigorously defend itself. The Company is also in the process of bringing an action in California against the former Chairman for breach of the Agreement.

OTHER LITIGATION

        In December 1997, a stockholder of the Company brought an action in Texas against the Company's current Chairman and an unrelated party, alleging certain misrepresentations during the merger discussions between XIT and the Company (see Note 2). The Company has moved to dismiss this suit on jurisdictional grounds and will vigorously defend the current Chairman on the merits should the matter not be dismissed.

EMPLOYEE BENEFIT PLANS

        The Company sponsors several defined contribution plans ("401(k) Plans") covering the majority of its U.S. domestic employees. Participants may make voluntary pretax contributions to such plans up to the limit as permitted by law. Annual contributions to any plan by the Company is discretionary. No contributions by the Company have been made to any of the 401(k) Plans to date.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(15)    EXPORT SALES, GEOGRAPHIC SEGMENT, AND MAJOR CUSTOMERS INFORMATION

        A summary of the Company's net sales, operating income (loss) and identifiable assets by geographical area follows:


                                                         THREE MONTHS
                                         YEAR ENDED          ENDED          YEAR ENDED        YEAR ENDED
                                        DECEMBER 31,      DECEMBER 31,     SEPTEMBER 30,     SEPTEMBER 30,
                                           1997              1996              1996              1995
                                       -------------    --------------    --------------     --------------
    Net sales:
         North America                $   28,098,000    $    6,012,000    $   27,854,000     $   16,118,000
         Asia                                857,000           333,000         1,211,000          1,859,000
         Europe                           14,143,000         1,541,000         2,184,000          1,625,000
                                       -------------     -------------     -------------      -------------
                                      $   43,098,000    $    7,886,000    $   31,249,000     $   19,602,000
                                       -------------     -------------     -------------      -------------
                                       -------------     -------------     -------------      -------------
    Operating income (loss) (1):
         North America                $   (9,196,000)   $     (603,000)   $    1,047,000     $     (105,000)
         Asia                                (80,000)           16,000           (54,000)            48,000
         Europe                              604,000           (92,000)          511,000            129,000
                                       -------------     -------------     -------------      -------------
                                      $   (8,672,000)   $     (679,000)   $    1,504,000     $       72,000
                                       -------------     -------------     -------------      -------------
                                       -------------     -------------     -------------      -------------
    Identifiable assets:
         North America                $   22,002,000    $   15,219,000    $   14,848,000     $   14,036,000
         Asia                                678,000         1,110,000           937,000          1,062,000
         Europe                            2,760,000         4,235,000         3,828,000            857,000
                                       -------------     -------------     -------------      -------------
                                      $   25,440,000    $   20,564,000    $   19,613,000     $   15,955,000
                                       -------------     -------------     -------------      -------------
                                       -------------     -------------     -------------      -------------

-----------

(1) Operating loss for North America for the year ended December 31, 1997 includes a write-down of goodwill of $5,693,000 (see Note 11).

        In determining operating income (loss) for each geographic area, sales and purchases between geographic areas have been accounted for on the basis of prices set between the geographic areas, generally at cost plus 5%. Identifiable assets by geographic area are those assets that are used in the Company's operations in each location.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(15)    EXPORT SALES, GEOGRAPHIC SEGMENT, AND MAJOR CUSTOMERS INFORMATION

        Export sales included in the North America amounts shown in the summary table by geographic area above were not significant.

        The Company had sales to one customer which accounted for approximately 14%, 34%, 41% and 13% of net sales for year ended December 31, 1997, the three months ended December 31, 1996 and the years ended September 30, 1996 and 1995, respectively. The accounts receivable balance from this customer was approximately 4%, 20% and 24% of total accounts receivable at December 31, 1997 and 1996 and September 30, 1996, respectively.

(16)    GOING CONCERN

        The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. During the year ended December 31, 1997 and the three months ended December 31, 1996, the Company experienced significant operating losses and had negative cash flow from operations. Additionally, the Company is in default of the XIT Debt agreement (Note 7) as XIT is not in compliance with certain debt covenants contained therein. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Although management has been successful in obtaining working capital to fund operations to date, there can be no assurance that the Company will be able to generate additional capital in the future.

        While the Company was profitable for the fiscal year ended September 30, 1996 and had cash flow from operations of $789,000, during the following fifteen months ended December 31, 1997, the Company experienced significant operating losses and had negative cash flows from operations aggregating $2,232,000. During this same period, the Company's Xcel Arnold Circuits, Inc. subsidiary ("XACI") experienced significant operating losses and had negative cash flows from operations of $2,550,000 requiring the Company to invest capital to support the operating losses and working capital needs of XACI. Consequently, the Company sold XACI in 1998 (see Note 17).

        Also during 1997, the Company developed a corporate finance program designed to obtain an expanded and consolidated domestic credit facility to provide substantial additional working capital and replace the Company's existing fragmented and limited domestic debt structure. The finance program also involves the potential private placement of the Company's common stock and warrants to purchase the Company's common stock and the potential sale of one of the Company's profitable subsidiaries. Additionally, management is exploring the potential to leverage its existing European operation to provide additional working capital for operations and acquisitions. Finally, management has developed and is implementing plans to reduce certain existing cost structures, improve operating efficiencies and strengthen the Company's operating infrastructure.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1997 AND 1996 AND SEPTEMBER 30, 1996 AND 1995


(17)    SUBSEQUENT EVENT

        On January 9, 1998, the Company entered into a definitive agreement to sell certain of the assets of its Xcel Arnold Circuits, Inc. subsidiary ("XACI"), a manufacturer of multi-layer bare printed circuit boards. On April 9, 1998, the Company completed the sale and received $1,350,000 in cash and a note receivable aggregating $650,000, which is payable over the three years from the date of sale. The proceeds from this sale were used to partially repay amounts due under certain notes payable. The sale resulted in a gain of approximately $580,000. Summarized below are unaudited pro forma financial information of the Company as though the assets had been sold at the beginning of the year ended December 31, 1997 (in thousands of dollars, except per share amount).

     Net sales                                        $    34,068
     Net loss                                         $     7,327
     Basic and diluted loss per share                 $       .72
     Total assets                                     $    21,021

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                                   SCHEDULE II
                        VALUATION AND QUALIFYING ACCOUNTS
      YEAR END DECEMBER 31, 1997, THREE MONTHS ENDED DECEMBER 31, 1996 AND
                    YEARS ENDED SEPTEMBER 30, 1996, AND 1995

                                                               ADDITIONS
                                                BALANCE AT     CHARGED TO     DEDUCTIONS
                                               BEGINNING OF    COSTS AND     WRITE OFFS OF    BALANCE AT
DESCRIPTION                                       PERIOD        EXPENSES       ACCOUNTS     END OF PERIOD
                                              -------------------------------------------------------------
Allowance for doubtful accounts:
    Year ended December 31, 1997                $   63,000        251,000        (73,000)     $  241,000
    Three months ended December 31, 1996            47,000         16,000             --          63,000
    Year ended September 30, 1996                   57,000         17,000        (27,000)         47,000
    Year ended September 30, 1995                  123,000         41,000       (107,000)         57,000
                                                ----------      ---------     ----------      ----------
                                                ----------      ---------     ----------      ----------
Allowance for inventory obsolescence:
    Year ended December 31, 1997                $  685,000      3,134,000     (1,963,000)     $1,856,000
    Three months ended December 31, 1996           322,000        416,000        (53,000)        685,000
    Year ended September 30, 1996                  419,000        211,000       (308,000)        322,000
    Year ended September 30, 1995                  677,000        265,000       (523,000)        419,000
                                                ----------      ---------     ----------      ----------
                                                ----------      ---------     ----------      ----------

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                          PROFORMA
                                                                        (SEE NOTE 7)
                                                           JUNE 30,       JUNE 30,        DEC. 31,
                                                             1998           1998            1997
                                                         -------------   ------------   -------------
                                                          (UNAUDITED)     (UNAUDITED)
ASSETS
  Cash and cash equivalents                                 $    923        $  2,311       $  1,921
  Accounts receivable                                          6,849           6,849          6,749
  Inventories                                                  6,288           6,288          7,087
  Other current assets                                           715             715            869
                                                             -------         -------        -------
     Total current assets                                     14,775          16,163         16,626

Property, plant and equipment-net                              2,032           2,032          4,968
Goodwill-net                                                   1,809           1,809          1,906
Other assets                                                   2,490           2,602          1,940
                                                             -------         -------        -------
                                                            $ 21,106        $ 22,606       $ 25,440
                                                             -------         -------        -------
                                                             -------         -------        -------
LIABILITIES, REDEEMABLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY
Notes payable                                               $  4,320        $  4,320       $  3,630
Current portion of long-term debt                                880             880          1,216
Accounts payable                                               4,540           4,540          6,621
Accrued expenses                                               3,542           3,542          3,837
                                                             -------         -------        -------
     Total current liabilities                                13,282          13,282         15,304

Long-term debt, less current portion                           1,664           1,664          2,530
Other liabilities                                                720             720            789
Minority interest                                                 94              94             88
                                                             -------         -------        -------
     Total liabilities                                        15,760          15,760         18,711

Redeemable preferred stock                                       459           1,836            714

Stockholders' equity:
  Common stock                                                    39              39             39
  Additional paid-in capital                                  20,005          20,128         19,960
  Accumulated deficit                                        (14,874)        (14,874)       (13,707)
  Accumulated other comprehensive loss                          (283)           (283)          (277)
                                                             --------        -------        -------
     Total stockholders' equity                                4,887           5,010          6,015
                                                             -------         -------        -------
                                                            $ 21,106        $ 22,606       $ 25,440
                                                             -------         -------        -------
                                                             -------         -------        -------

See accompanying notes to consolidated condensed financial statements.

                          MICROTEL INTERNATIONAL, INC.
     CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                 THREE MONTHS ENDED             SIX MONTHS ENDED
                                                      JUNE 30,                      JUNE 30,
                                                1998           1997            1998            1997
                                            -------------  --------------  --------------  -------------
Net sales                                      $   8,971      $  12,029       $  18,713      $  19,736
Cost of sales                                      5,555          8,875          13,061         14,972
                                                --------       --------        --------       --------
Gross profit                                       3,416          3,154           5,652          4,764

Operating expenses:
      Selling, general and administrative          2,796          3,643           5,914          5,555
      Engineering and product development            574            694           1,145            792
                                                --------       --------        --------       --------

Income (loss) from operations                         46         (1,183)         (1,407)        (1,583)

Other expense (income)
      Interest expense                               177            262             344            460
      Gain on sale of subsidiary                      90             --            (580)            --
      Other                                          (25)            (8)            (43)            (7)
                                                --------       --------        --------       --------

Loss before income taxes                            (196)        (1,437)         (1,128)        (2,036)

Income tax expense (benefit)                          22             (2)             37              2
                                                --------       --------        --------       --------

Net loss                                            (218)        (1,435)         (1,165)        (2,038)
                                                --------       --------        --------      ---------

Other comprehensive loss, net of tax
      Foreign currency translation                    54             --              (7)            --
      adjustment
      Accretion of preferred stock                    --             17              13             34
                                                --------       --------        --------       --------

Comprehensive loss                             $    (272)    $   (1,452)      $  (1,171)    $   (2,072)
                                                --------       --------        --------       --------
                                                --------       --------        --------       --------
Basic and diluted loss per share               $   (0.02)    $    (0.13)      $   (0.10)     $   (0.24)
                                                --------       --------        --------       --------
                                                --------       --------        --------       --------


See accompanying notes to consolidated condensed financial statements.

                          MICROTEL INTERNATIONAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                       SIX MONTHS ENDED
                                                                           JUNE 30,
                                                                   1998                1997
                                                                ------------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net loss                                                   $(1,165)          $(2,038)
       Adjustments to reconcile net loss to cash used in
       operating activities:
            Depreciation and amortization                             312               356
            Amortization of intangibles                                97               287
            Gain on sale of subsidiary                               (580)               --
            Other noncash items                                       (64)               46
            Changes in operating assets and liabilities:
                 Accounts receivable                                 (515)           (1,177)
                 Inventories                                            6             1,265
                 Other assets                                         (56)              (62)
                 Accounts payable and accrued expenses               (295)           (1,443)
                                                                  -------           -------
Cash used in operating activities                                  (2,260)           (2,766)
                                                                  -------           -------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Net purchases of property, plant and equipment                (178)              (23)
       Proceeds from sale of subsidiary                             1,350                --
       Cash acquired in reverse acquisition                            --               264
                                                                  -------           -------
Cash provided by investing activities                               1,172               241
                                                                  -------           -------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Net borrowings from notes payable                              640              (699)
       Net repayments of long-term debt                            (1,015)             (476)
       Preferred stock dividends paid                                  --              (140)
       Private placement of convertible preferred stock               459                --
       Private placement of common stock                               --             4,258
                                                                  -------           -------
Cash provided by financing activities                                  84             2,943
                                                                  -------           -------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                 6                --
                                                                  -------           -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 (998)              418

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                    1,921               886
                                                                  -------           -------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                        $   923           $ 1,304
                                                                  -------           -------
                                                                  -------           -------

See accompanying notes to consolidated condensed financial statements.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

WHEN USED IN THESE NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS, THE WORDS "MAY," "WILL," "EXPECT," "ANTICIPATE," "CONTINUE," "ESTIMATE," "PROJECT," "INTEND," "SHOULD," "BELIEVE" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 REGARDING EVENTS, CONDITIONS AND FINANCIAL TRENDS THAT MAY AFFECT THE COMPANY'S FUTURE PLANS OF OPERATIONS, BUSINESS STRATEGY, OPERATING COSTS AND FINANCIAL POSITION. SPECIFICALLY, FORWARD-LOOKING STATEMENTS ARE INCLUDED IN NOTES 5 AND 7 HEREOF. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY THAN THOSE INCLUDED WITHIN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.

(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        ORGANIZATION AND BUSINESS

               MicroTel International, Inc. (the "Company") is a holding company for its three wholly-owned subsidiaries- CXR Telcom Corporation, CXR S.A. and, effective March 26, 1997, XIT Corporation ("XIT"). CXR Telcom Corporation and CXR S.A. design, manufacture and market electronic telecommunication test instruments and data transmission and networking equipment. XIT designs, manufactures, and markets information technology products, including displays and input components, subsystem assemblies, power supplies, hybrid microelectronic and other circuits. The Company conducts its operations out of various facilities in the U.S., France, England, and Japan and organizes itself in three product line sectors - Instrumentation and Test Equipment, Components and Subsystem Assemblies, and Circuits.

        BASIS OF PRESENTATION

               The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and therefore do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. The unaudited consolidated condensed financial statements do, however, reflect all adjustments, consisting of only normal recurring adjustments, which are, in the opinion of management, necessary to state fairly the financial position as of June 30, 1998 and the results of operations and cash flows for the related interim periods ended June 30, 1998 and 1997. However, these results are not necessarily indicative of results for any other interim period or for the year. It is suggested that the accompanying consolidated condensed financial statements be read in conjunction with the Company's Consolidated Financial Statements included in its 1997 Annual Report on Form 10-K.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


               In the first quarter of 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Comprehensive income (loss) is comprised of net income
        (loss) and all changes to stockholders' equity except those due to investment by owners (changes in paid-in capital) and distributions to owners (dividends). Accordingly, all periods presented in the accompanying unaudited consolidated condensed financial statements reflect the application of the provisions of this statement.

(2)     LOSS PER SHARE

               The following table illustrates the computation of basic and diluted loss per share (in thousands, except per share amounts):


                                                   THREE MONTHS ENDED            SIX MONTHS ENDED
                                                        JUNE 30,                     JUNE 30,
                                               ---------------------------  ---------------------------
                                                   1998          1997           1998          1997
                                               ------------- -------------  ------------- -------------
         NUMERATOR:
         Net loss                                $    (218)    $  (1,435)     $  (1,165)    $  (2,038)

         Less: accretion of the excess of the
         redemption value over the carrying
         value of redeemable preferred stock            --            17             13            34
                                                 ---------     ---------      ---------     ---------

         Loss attributable to common
         stockholders                                 (218)       (1,452)        (1,178)       (2,072)

         DENOMINATOR:
         Weighted average number of common
         shares outstanding during the period       11,929        11,005         11,928         8,638
                                                 ---------     ---------      ---------     ---------

         Basic and diluted loss per share        $    (.02)    $    (.13)     $    (.10)    $    (.24)
                                                 ---------     ---------      ---------     ---------
                                                 ---------     ---------      ---------     ---------

               The computation of diluted loss per share excludes the effect of incremental common shares attributable to the exercise of outstanding common stock options and warrants because their effect was antidilutive due to losses incurred by the Company or such instruments had exercise prices greater than the average market price of the common shares during the periods presented.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(3)     INVENTORIES
      Inventories consist of the following.


                                                     June 30, 1998           December 31, 1997
                                                     -------------           -----------------
           Raw materials                           $    2,475,000             $    3,044,000
           Work-in-process                              2,172,000                  2,333,000
           Finished goods                               1,641,000                  1,710,000
                                                   --------------             --------------
                                                   $    6,288,000             $    7,087,000
                                                   --------------             --------------
                                                   --------------             --------------

(4)     BANKING ARRANGEMENTS

               The Company's XIT subsidiary had a line of credit with a bank (the "XIT Debt") which provided for maximum borrowings of $3,500,000 collateralized by substantially all assets of XIT and its domestic subsidiaries with interest at the bank's prime rate (8.5% at June 30, 1998) plus 1%. The XIT Debt agreement required maintenance of certain financial ratios and contained other restrictive covenants. XIT was not in compliance with certain covenants of the XIT Debt agreement at December 31, 1997 and at June 30, 1998. Although the bank did not waive compliance with such debt covenants, it entered into a forbearance agreement with the Company in which it agreed to forbear from exercising its rights under the terms of the XIT Debt agreement provided the Company obtain a replacement credit facility. Outstanding borrowings under this line of credit were $2,831,000 and $2,377,000 at June 30, 1998 and December 31, 1997, respectively.

               On July 8, 1998, the Company finalized a $10.5 million credit facility with a commercial finance company which provided a term loan of approximately $1.5 million and a revolving line of credit of up to $8 million based upon assets available from either existing or future-acquired operations, of which the Company has utilized approximately $4 million, and a capital equipment expenditure credit line of up to $1 million. This credit facility replaced the existing credit facilities of the Company's domestic operating companies, which included the XIT Debt and CXR Telcom Corporation's line of credit, both of which were paid in full at the closing and provides expanded borrowing capability based upon available assets.

(5)     LITIGATION

               The Company and its subsidiaries are, from time to time, involved in legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible the outcome of such legal proceedings, claims and litigation could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes such matters will not have a material adverse affect on the Company's consolidated financial position, results of operations or cash flows.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


(5)     LITIGATION (CONTINUED)

        FRANCIS JOHN GORRY V. MICROTEL INTERNATIONAL, INC.

               In 1994, Francis John Gorry, a former officer of the Company, alleged that the Company breached a consulting agreement between he and the Company. Subsequently, the Company and Mr. Gorry entered into an agreement which called for certain cash payments to Mr. Gorry and for the issuance to Mr. Gorry and subsequent registration of shares of the Company's common stock by April 30, 1996. The Company failed to timely issue the stock and on May 21, 1996, Mr. Gorry filed suit against the Company (the "1996 Suit"). Shortly thereafter, the Company and Mr. Gorry entered into a Settlement Agreement which was thereafter amended twice. Based upon the execution of the Settlement Agreement, the court dismissed Mr. Gorry's suit without prejudice. The cash payments specified under the terms of the Settlement Agreement, as amended, were timely made and the shares of the Company's common stock were issued to Mr. Gorry and subsequently registered pursuant to the terms of the Settlement Agreement, as amended. On June 18, 1998, Mr. Gorry made a motion to the court for an order vacating the dismissal of the 1996 Suit for the purpose of entering judgment in the amount of $170,000 against the Company, claiming the common shares delivered to him did not conform to the terms of the Settlement Agreement, as amended. On July 17, 1998, the court granted Mr. Gorry's motion. The Company will appeal the court's decision as it believes the claim which forms the basis for Mr. Gorry's motion is without merit.

        SCHEINFELD V. MICROTEL INTERNATIONAL, INC.

               In October 1996, David Scheinfeld brought an action in the Supreme Court of the State of New York, County of New York, to recover monetary damages in the amount of $300,000 allegedly sustained by the failure of the Company, its stock transfer agent and its counsel to timely deliver and register 30,000 shares of Common Stock for which payment had been made. The Company was informed by Mr. Scheinfeld that in order to settle his claims, the Company would have to issue him unrestricted shares of common stock. Since the Company cannot issue unrestricted shares (absent registration), the Company answered Mr. Scheinfeld's motion and sought to compel him to serve a complaint upon the defendants. On June 30, 1997, the complaint was served, and the Company has subsequently answered, denying the material allegations of the complaint. In August 1997, the Company served discovery requests on Mr. Scheinfeld, who was initially obligated to respond by September 12, 1997. On March 2, 1998, Mr. Scheinfeld responded to such discovery requests which response is currently under review by counsel to the Company. Currently, the parties are actively engaged in settlement discussions.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


(5)     LITIGATION (CONTINUED)

        DANIEL DROR V. MICROTEL INTERNATIONAL, INC.

               In November 1996, the Company entered into an agreement (the "Agreement") with the former Chairman of the Company, which involved certain mutual obligations. In December 1997, the former Chairman defaulted on the repayment of the first installment of a debt obligation which was an obligation set forth in the Agreement. Also in December 1997, the former Chairman of the Company, filed suit in the District Court for Galveston County, Texas alleging the Company has breached an alleged oral modification of the Agreement. In January 1998, the Company answered the complaint denying the allegation and the matter is currently being litigated in Texas. The Company believes that the former Chairman's claim is without merit and intends to vigorously defend itself. Subsequently, the Company brought an action in California against the former Chairman for breach of the Agreement and which seeks recovery of all stock, warrants and debt due the Company. The parties are currently conducting settlement discussions in an attempt to resolve both this litigation and the following matter ("Other Litigation").

        OTHER LITIGATION

               In December 1997, Elk International Corporation Limited, a stockholder of the Company, brought an action in Texas against the Company's current Chairman and an unrelated party, alleging certain misrepresentations during the merger discussions between XIT and the Company.

(6)     PRIVATE PLACEMENT

               In June 1998 the Company sold 50 shares of Series A convertible preferred stock (the "Preferred Shares") at $10,000 per share to one institutional investor. On July 8, 1998, the Company sold an additional 150 Preferred Shares at the same per share price to two other institutional investors. Included with the sale of such Preferred Shares were a total of one million warrants to purchase the Company's common stock exercisable at $1.25 per share and expiring May 22, 2001. The unaudited proforma June 30, 1998 balance sheet information presented elsewhere herein has been prepared to reflect the Company's financial position assuming the transactions which were completed in July 1998 had occurred as of June 30, 1998.

                  MICROTEL INTERNATIONAL, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


(6)     PRIVATE PLACEMENT (CONTINUED)

               The Company received net proceeds totaling approximately $1,847,000 after deduction of commissions and transaction-related expenses, and utilized such proceeds for working capital. The Preferred Shares are convertible into the common stock of the Company at the option of the holder thereof at any time after the ninetieth (90th) day of issuance thereof at the conversion price per share of Preferred Share equal to $10,000 divided by the lesser of (x) $1.25 and (y) One Hundred Percent (100%) of the arithmetic average of the three lowest closing bid prices over the forty (40) trading days prior to the exercise date of any such conversion. No more than 20% of the aggregate number of Preferred Shares originally purchased and owned by any single entity may be converted in any thirty (30) day period after the ninetieth (90th) day of issuance. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Shares are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Company's common stock, an amount per share equal to $10,000 for each outstanding Preferred Share. Any unconverted Preferred Shares may be redeemed at the option of the Company for cash at a per share price equal to $11,500 per Preferred Share and any Preferred Shares which remain outstanding as of May 22, 2003 are subject to mandatory redemption by the Company at the same per-share redemption price.

(7)     NEW ACCOUNTING PRONOUNCEMENTS

               Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company does not expect adoption of SFAS 131 to have a material effect on its financial position or results of operations.

               Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997 and will require restatement of disclosures for earlier periods provided for comparative purposes. SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer considered useful. The Company has not determined the effect, if any, of adoption of SFAS 132 on its financial position or results of operations.

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

        On January 9, 1998, the Company entered into a definitive agreement to sell certain of the assets of its Xcel Arnold Circuits, Inc. subsidiary ("XACI"), a manufacturer of multi-layer bare printed circuit boards. On April 9, 1998, the Company completed the sale and received $1,350,000 in cash and a note receivable aggregating $650,000, which is payable over the three years from the date of sale. The proceeds from this sale were used to partially repay amounts due under certain notes payable. The sale resulted in a gain of approximately $580,000.

        The accompanying unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 assume the sale of the specified assets of XACI and the assumption of certain liabilities by the purchaser occurred as of the beginning of each of the periods presented. The unaudited pro forma consolidated condensed financial statements are based on the historical financial statements of the Company included with the Company's Annual Report on Form 10-K filed on April 15, 1998 and the Company's Quarterly Report on Form 10-Q filed on August 13, 1998 and should be read in conjunction therewith.

        The unaudited pro forma consolidated condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved if the aforementioned transaction had occurred on the dates indicated, nor are they necessarily indicative of future operating results or financial position of the Company.

        The unaudited pro forma consolidated condensed financial statements contain no adjustments as all costs applicable to the business operations sold have been included in its separate financial statements. Pro forma basic and diluted loss per share is computed based on the weighted average number of common shares outstanding for the respective periods. Incremental common shares attributable to the exercise of outstanding common stock options and warrants based on the assumed exercise of options and warrants are not included in the computation of diluted loss per share as the effects would be antidilutive. The accretion of the excess of the redemption value over the carrying value of redeemable preferred stock of $60,000 and $13,000 for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively is deducted from the loss attributable to common shareholders in the computations of basic and diluted loss per share.

                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                             STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                    XCEL
                                                                   ARNOLD
                                                 CONSOLIDATED  CIRCUITS, INC.    PRO FORMA
                                                 ------------  --------------    ----------

         Net sales                                $   43,098     $    9,030      $   34,068
         Cost of sales                                32,670          9,685          22,985
                                                   ---------       --------        --------
         Gross profit                                 10,428           (655)         11,083
         Operating expenses:
           Selling, general & administrative          11,361          1,450           9,911
           Engineering & product development           2,046             --           2,046
           Write-down of goodwill                      5,693             --           5,693
                                                   ---------      ---------       ---------
         Operating loss                               (8,672)        (2,105)         (6,567)
         Other expense (income):
           Interest expense                              895            261             634
           Other expense (income)                         29             --              29
                                                   ---------       --------        --------
         Loss before income taxes                     (9,596)        (2,366)         (7,230)
         Income taxes                                     97             --              97
                                                   ---------       --------        --------
         Net loss                                 $   (9,693)    $   (2,366)     $   (7,327)
                                                   ---------       --------        --------
                                                   ---------       --------        --------

         Basic and diluted loss per share         $     (.96)                          (.72)
                                                   ---------                     ----------
                                                   ---------                     ----------

         Weighted average number of shares
            used in calculating loss per share        10,137                         10,137
                                                   ---------                     ----------
                                                   ---------                     ----------


                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                             STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                   XCEL                   PRO FORMA
                                                                  ARNOLD         ----------------------------
                                                 CONSOLIDATED  CIRCUITS, INC.    ADJUSTMENTS    AS ADJUSTED
                                                 ------------  --------------    -----------   --------------
         Net sales                                $   18,713     $    1,509      $               $   17,204
         Cost of sales                                13,061          1,871                          11,190
                                                   ---------       --------       ---------        --------
         Gross profit                                  5,652           (362)                          6,014
         Operating expenses:
           Selling, general & administrative           5,914            289                           5,625
           Engineering & product development           1,145             --                           1,145
                                                   ---------      ---------       ---------       ---------
         Operating loss                               (1,407)          (651)                           (756)
         Other expense (income):
           Interest expense                              344             40                             304
           Gain on sale of XACI                         (580)            --             580              --
           Other expense (income)                        (43)            --                             (43)
                                                   ----------     ---------       ---------       ----------
         Loss before income taxes                     (1,128)          (691)           (580)         (1,017)
         Income taxes                                     37             --                              37
                                                   ----------     ---------       ---------       ----------
         Net loss                                 $   (1,165)    $     (691)     $     (580)     $   (1,054)
                                                   ----------     ---------       ---------       ----------
                                                   ----------     ---------       ---------       ----------

         Basic and diluted loss per share         $     (.10)                                         (.09)
                                                   ----------                                     ----------
                                                   ----------                                     ----------

         Weighted average number of shares
            used in calculating loss per share        11,928                                         11,928
                                                   ----------                                     ----------
                                                   ----------                                     ----------


                            TABLE OF CONTENTS


AVAILABLE INFORMATION...............................................   3
PROSPECTUS SUMMARY..................................................   4
THE COMPANY.........................................................   4
RISK FACTORS........................................................   6
USE OF PROCEEDS.....................................................  12
SELLING SECURITY HOLDERS............................................  13
PLAN OF DISTRIBUTION................................................  14
BUSINESS............................................................  16
DESCRIPTION OF PROPERTY.............................................  27
LEGAL PROCEEDINGS...................................................  28
SECURITIES OF THE REGISTRANT........................................  30
SELECTED FINANCIAL DATA.............................................  31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.........................................  32
DIRECTORS AND EXECUTIVE OFFICERS....................................  48
EXECUTIVE COMPENSATION..............................................  50
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......  56
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................  57
SECURITIES TO BE REGISTERED.........................................  61
LEGAL MATTERS.......................................................  63
EXPERTS.............................................................  63
FINANCIAL STATEMENTS................................................ F-1


                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The estimated expenses payable by the Company in connection with the registration of the Shares is as follows:


SEC Registration                                                   $     2,106
NASD Fees                                                                   --
Accounting Fees and Expenses                                            20,000
Legal Fees and Expenses, Including
Blue Sky Fees and Expenses                                              20,000
Printing Costs                                                             500
Miscellaneous Expenses                                                   5,000
                                                                    ----------
    TOTAL                                                          $    47,606
                                                                    ----------
                                                                    ----------


ITEM 14   INDEMNIFICATION OF DIRECTORS AND OFFICERS

        There are no indemnification provisions for directors, officers or controlling persons of the Company against liability under the Securities Act However, as permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), Article XI of the Company's By-laws provides for the indemnification of officers, directors and certain other persons acting on behalf of the Company (a) against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person by reason of the fact that such person was or is an authorized representative of the company, in connection with a threatened, pending or completed third-party proceeding, whether civil or criminal, administrative or investigative, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful; and (b) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of a threatened, pending or completed corporate proceeding, by reason of the fact such person was or is an authorized representative of the Company, if such person acted under the standards set forth in section (a) above and if such person was not found liable for negligence or misconduct in the performance of a duty to the Company (or if so found liable, if a proper court found such person to be fairly and reasonably entitled to indemnification). The Company's By-laws further provide for mandatory indemnification of authorized representatives of the Company who have been successful in defense of any third-party or corporate proceeding or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense.

        In addition, Article Fifth of the Company's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duties. Section 102(b)(7) of the DGCL allows for the elimination or limiting of the personal liability of a director for monetary damages for breaches of fiduciary duties as a director except for situations involving: (i) breach of the duty of loyalty; (ii) bad faith or misconduct;
(iii) unlawful dividends; or (iv) transactions where directors received an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for any alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15   RECENT SALES OF UNREGISTERED SECURITIES

A)      JULY 1998 SERIES A CONVERTIBLE PREFERRED STOCK PLACEMENT

        In June 1998, the Company sold 50 shares of Series A convertible preferred stock (the "Preferred Shares") at $10,000 per share to one institutional investor. On July 8, 1998, the Company sold an additional 150 Preferred Shares at the same per share price to two other institutional investors. Included with the sale of such Preferred Shares were a total of one million warrants to purchase the Company's common stock exercisable at $1.25 per share and expiring May 22, 2001. In addition, Pacific Continental Securities Corporation, as agent in the transaction, received an additional 250,000 warrants to purchase the Company's Common Stock at $1.25 per share. The Company received net proceeds of approximately $1,847,000 after deduction of commissions and transaction-related expenses and utilized such proceeds for working capital. The Preferred Shares are convertible into the common stock of the Company at the option of the holder thereof at any time after the ninetieth (90th) day of issuance thereof at the conversion price per share of Preferred Share equal to $10,000 divided by the lesser of (x) $1.25 and (y) One Hundred Percent (100%) of the arithmetic average of the three lowest closing bid prices over the forty
(40) trading days prior to the exercise date of any such conversion. No more than 20% of the aggregate number of Preferred Shares originally purchased and owned by any single entity may be converted in any thirty (30) day period after the ninetieth (90th) day of issuance. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Shares are entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of the Company's common stock by reason of their ownership, an amount per share equal to $10,000 for each outstanding Preferred Share. Any unconverted Preferred Shares may be redeemed at the option of the Company for cash at a per share price equal to $11,500 per Preferred Share and any Preferred Shares which remain outstanding as of May 22, 2003 are subject to mandatory redemption by the Company at the same per-share redemption price. Each of the Series A Preferred Shares were sold pursuant to the exemption offered by Section 4 (2) of the Securities Act, relating to sales not involving a public offering. No underwriter was used in connection with the sale of the Preferred Shares.

B)      APRIL 1997 YORKTON PLACEMENT

        On April 14, 1997, the Company sold $5.0 million of investment units consisting of one share of Common Stock and one-quarter of a warrant to purchase one share of Common Stock. The number of investment units sold was 2,000,000 and the Company realized net proceeds of $4,258,000 from the sale. Accordingly, 2,000,000 shares of Common Stock and 500,000 warrants to purchase Common Stock were issued in connection with this sale (the "Yorkton Offering"). In connection with the Yorkton Offering, warrants to purchase an additional 200,000 shares of the Company's Common Stock were issued to certain placement agents. The shares, and the shares underlying these warrants, are being registered hereby. No underwriter was used in the sale of the investment units. The securities were sold to non-U.S. investors who were primarily European institutional investors.

        The investment units were sold pursuant to Rule 903 of Regulation S and qualified for such exemption based upon the following: (i) the investment unit purchasers were represented to the Company in the Subscription Agreements that they were non-U.S. Persons; (ii) the Company is a Reporting Issuer (as defined in Rule 902(l) of Regulation S); (iii) the Company has not made any Directed Selling Efforts (as defined in Rule 902(b) of Regulation S); (iv) the Company has implemented Offering restrictions (as defined in Rule 902(h) of Regulation
S); (v) the Company has not made any offer of sale to any U.S. person or the account or benefit of any U.S. person; (vi) the offer and sale of the investment units were made in Offshore Transactions (as defined in Rule 902(i) of Regulation S).

C)      THE XIT MERGER

        On March 26, 1997, in a merger by and between a wholly-owned subsidiary of the Company and XIT Corporation, the Company issued 6,119,130 shares of Common Stock (previously defined herein as the Merger Shares) and agreed to assume all of the outstanding XIT Warrants and XIT Options and convert them into options and warrants to purchase the Company's Common Stock. The Company will be required to issue an additional 2,153,240 shares of Common Stock if such warrants and options are exercised. Of the total 8,151,608 shares and shares underlying warrants and options, 7,723,424 shares are being registered hereby consisting of: (i) the 6,119,130 Merger Shares; (ii) 1,197,879 shares underlying XIT Warrants; and (iii) 406,415 shares underlying XIT options. The issuance of the Merger Shares and assumption of the XIT options and warrants were in consideration for all of the outstanding common stock of XIT Corporation. The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act. No underwriter was used in connection with the Merger.

D) OTHER SALES OF UNREGISTERED SECURITIES

        Since September 1995, the Company has issued certain other unregistered securities in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering. These transactions are summarized below. No Underwriter was used for any of these sales. In addition, the issuance of securities in connection with the Company's reverse stock split in August 1996, by which shareholders received one share of common stock for every five shares held, was exempt under the Securities Act because such issuance was not a "sale" as such term is defined in Section 2(3) of the Securities Act. All numbers of shares of Common Stock of the Company, and all exercise prices of Warrants and options to purchase shares of Common Stock of the Company, have been adjusted to reflect this reverse stock split.

        (i)    NON-QUALIFIED STOCK OPTIONS

               Since September 1995, the Company has granted 810,002 Non-qualified stock options to various officers, directors and consultants in consideration for past and/or future services rendered to the Company. In addition, the Company has assumed 834,599 Common Stock Options in connection with the Merger.

        (ii)   COMMON STOCK ISSUANCES

               Since September 1995, the Company has issued 487,439 shares of restricted Common Stock, as follows: (i) 151,000 shares for legal fees and settlements, (ii) 40,494 shares for consulting and other professional services and (iii) 295,945 for incentive and/or severance awards to certain officers, directors and employees. Of the latter shares 75,000, 176,945, 26,000 and 5,000 of such shares were issued to Mssrs. Dror, Talan, Lewisham and Mourad, respectively, and 13,000 to others.

        (iii)  WARRANTS.

               In addition to the warrants issued in connection with the Yorkton Offering and the sale of the Preferred Shares, since September 1995, the Company has granted 150,000 warrants to purchase shares of the Company's common stock as a finders' fee in connection with the Merger, granted 20,000 warrants in payment for professional services, and extended certain warrants to purchase 90,000 shares of Common Stock twice. The Company assumed an additional 1,197,879 warrants in connection with the Merger, and subsequent thereto, issued 320,000 warrants in payment of professional services and in connection with certain loans made to a subsidiary of the Company.

ITEM 16       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)       EXHIBITS

   EXHIBIT
   NUMBER          DESCRIPTION
   -------         -----------
    2.        Merger Agreement dated December 31, 1996 between XIT Corporation, XIT
              Acquisition, Inc. and MicroTel International, Inc.(1)

    3.1 Certificate of Incorporation of MicroTel International, Inc. as amended to date.(2)

    3.2       Bylaws of MicroTel International, Inc.(3)

    3.3       Certificate of Amendment of Certificate of Incorporation of MicroTel
              International, Inc.(7)

    4.1       Amended Certificate of Designations, Preferences and Rights of
              Preferred Stock of MicroTel International Inc., a Delaware
              Corporation.(#)

    4.2       Warrant to Purchase Common Stock of MicroTel International,
              Inc. issued to DDC.(4)

    4.3       Form of Warrant to Purchase Common Stock of MicroTel
              International, Inc. issued to Yorkton Securities, Inc.(7)

    4.4       Form of Warrant to Purchase Common Stock of MicroTel
              International, Inc. issued to entrenet Group, L.L.C.(7)

    4.5       Form of Warrant to Purchase Common Stock of MicroTel
              International, Inc. issued to various subscribers.(7)

    5.1       Opinion of Gallagher, Briody & Butler.(#)

    10.1      1986 Incentive Stock Option Plan.(3)

    10.2      Form of Officers Deferred Compensation Agreement by and between
              Raymond E. Jacobson and CXR Corporation.(5)

    10.3      Qualified Employee Stock Purchase Plan.(3)

    10.4      1993 Incentive Stock Option Plan.(6)

    10.5      Stock Purchase Agreement with DDC.(4)

    10.6      First Amendment to Stock Purchase Agreement with DDC.(4)

    10.7      Second Amendment to Stock Purchase Agreement with DDC.(4)


   EXHIBIT
   NUMBER          DESCRIPTION
   -------         -----------

    10.8      Agreement between MicroTel International, Inc. and Elk International
              Corporation, Ltd. dated November 15, 1996 (without Exhibits).(8)

    10.9      Settlement Agreement between MicroTel International, Inc. and Daniel
              Dror dated December 3, 1996 (without Exhibits).(8)

    10.10     Agency Agreement between MicroTel International, Inc. and Yorkton
              Securities, Inc.(7)

    10.11     Form of Subscription Agreement between MicroTel International, Inc.
              and various subscribers.(7)

    10.12     Employment Arrangement between Henry Mourad and Registrant (without
              Exhibits).(7)

    10.13     Employment Arrangement between Barry Reifler and Registrant (without
              Exhibits).(7)

    10.14     Employment Agreement dated January 1, 1996 between XIT and
              Carmine T. Oliva.(8)


   EXHIBIT
   NUMBER          DESCRIPTION
   -------         -----------

    10.15     Lease Agreement between XIT Corporation and P&S Development.(8)

    10.16     Lease Agreement between XIT Corporation and Don Mosco.(8)

    10.17     General Partnership Agreement between XIT Corporation and P&S
              Development.(8)

    10.18     Lease Agreement between XCEL Arnold Circuits, Inc. and RKR
              Associates.(8)

    10.19     Option Agreement between MicroTel International, Inc. and Elk
              International Corporation dated November 15, 1996.(8)

    10.20     Amendment to Option Agreement between MicroTel International, Inc. and
              Daniel Dror dated November 15, 1996.(8)

    10.21     Option Agreement between MicroTel International, Inc. and Elk
              International Corporation dated December 3, 1996.(8)

    10.22     Warrant to Purchase Common Stock of MicroTel International, Inc.
              issued to Elk International Corporation.(8)

    10.23     Agreement of Settlement and Mutual Release between MicroTel
              International, Inc. and Francis John Gorry dated June 28, 1996.(8)

    10.24     Amended Agreement of Settlement and Mutual Release between MicroTel
              International, Inc. and Francis John Gorry dated November 30, 1996.(8)

    10.25 Promissory Note between MicroTel International, Inc. and Jack Talan dated February, 1997.(8)


   EXHIBIT
   NUMBER          DESCRIPTION
   -------         -----------

    10.26     Lease Agreement between SCI Limited Partnership-I and CXR Telcom
              Corporation, Dated July 28, 1997. (9)

    10.27     Share Exchange Agreement among CXR Telcom Corporation, MicroTel
              International, Inc. and Eric P. Bergstrom, Steve T. Robbins and Mike
              B. Peterson, Dated October 17, 1997. (10)

    10.28     Indemnity Escrow Agreement among CXR Telcom Corporation, MicroTel
              International, Inc., Eric P. Bergstrom, Steve T. Robbins and Mike B.
              Peterson and Gallagher, Briody & Butler, Dated October 17, 1997. (10)

    10.29     Form of Contingent Stock Agreement among CXR Telcom Corporation,
              MicroTel International, Inc., Critical Communications Incorporated,
              Mike B. Peterson, Eric P. Bergstrom and Steve T. Robbins, Dated
              October 17, 1997. (10)

    10.30     Form of Severance Agreement among CXR Telcom Corporation, Critical
              Communications Incorporated, Mike B. Peterson, Eric P. Bergstrom and
              Steve T. Robbins, Dated October 17, 1997. (10)

    10.31     Asset Purchase Agreement, among Arnold Circuits, Inc, BNZ
              Incorporated, Robert Bertrand, XCEL Arnold Circuits, Inc., XIT
              Corporation and Mantalica & Treadwell (without exhibits), Dated
              January 9, 1998. (10)

    10.32     Addendum No. 1 to Asset Purchase Agreement, among Arnold Circuits,
              Inc, BNZ Incorporated, Robert Bertrand, XCEL Arnold Circuits, Inc.,
              XIT Corporation and Mantalica & Treadwell, Dated March 31, 1998. (10)

   EXHIBIT
   NUMBER          DESCRIPTION
   -------         -----------

    10.33     Bill of Sale and Assignment and Assumption Agreement between XCEL
              Arnold Circuits, Inc.and Arnold Circuits, Inc., Dated March, 31 1998.
              (10)

    10.34     Warrant to Purchase Common Stock of MicroTel International, Inc.
              issued to BNZ Incorporated. (10)

    10.35     Guaranty of Robert Bertrand in favor of XCEL Arnold Circuits, Inc.,
              Dated March 31, 1998. (10)

    10.36     Guaranty of BNZ Incorporated in favor of XCEL Arnold Circuits, Inc.,
              Dated March 31, 1998. (10)

    10.37     Pledge and Escrow Agreement between BNZ Incorporated and XCEL Arnold
              Circuits, Inc., Dated March 31, 1998. (10)

    10.38     Promissory Note between Arnold Circuits, Inc. and XCEL Arnold
              Circuits, Inc. Dated March 31, 1998. (10)

    10.39     Promissory Note between XIT Corporation and Arnold Circuits, Inc.
              Dated March 31, 1998. (10)

    10.40     Security Agreement between Arnold Circuits, Inc and XCEL Arnold
              Circuits, Inc. Dated March 31, 1998. (10)

    10.41     Joint Marketing and Supply Agreement between Arnold Circuits, Inc and
              XCEL Etch Tek, Dated March 31, 1998. (10)

    10.42     Loan and Security Agreement between Congress Financial Corporation
              (Western) and MicroTel International, Inc., XIT Corporation, CXR
              Telcom Corporation and HyComp, Inc. dated June 23, 1998. (11)

    10.43 Security Agreement between Congress Financial Corporation (Western) and XIT Corporation dated June 23, 1998. (11)

    10.44     Subscription Agreement for the sale of Series A Convertible Preferred
              Stock of MicroTel International, Inc. to Fortune Fund Limited Seeker
              III. (11)

    10.45     Subscription Agreement for the sale of Series A Convertible Preferred
              Stock of MicroTel International, Inc. to Rana General Holding, Ltd.
              (110)

    10.46     Subscription Agreement for the sale of Series A Convertible Preferred
              Stock of MicroTel International, Inc. to Resonace Ltd. (11)

   EXHIBIT
   NUMBER          DESCRIPTION
   -------         -----------

    10.47     Form of Warrant to purchase the Common Stock of MicroTel
              International, Inc. issued in connection with the sale of Series A
              Convertible Preferred Stock. (11)

    10.48     Amended Certificate of Designations, Preferences and Rights of
              Preferred Stock of MicroTel International, Inc. a Delaware
              Corporation. (11)

    10.49     Employment Agreement between MicroTel International, Inc. and James P.
              Butler dated May 1, 1998. (11)

    21.       List of Subsidiaries of MicroTel International, Inc.(#)

    23.1      Consent of BDO Seidman, LLP.(#)

    23.2      Consent of KPMG Peat Marwick LLP.(#)

    23.3      Consent of Hardcastle Burton.(#)

    23.4      Consent of Gallagher, Briody & Butler (included as part of
              Exhibit 5.1).

    24.1 Power of Attorney (included as part of the original signature page).

    27.       Financial Data Schedule.(#)

----------------------------------
        (#) Filed herewith.
        (1)    Incorporated by reference to MicroTel International, Inc. report on Form 8-K filed as Exhibit 1 to Item 2 of the Report on January
               21, 1997 (File No. 1-10346).

        (2) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K for the year ended December 31, 1995 (File
               No. 1-10346).

        (3)    Incorporated by reference to CXR Corporation Registration
               Statement on Form S-4 No. 33-30818.

        (4) Incorporated by reference to CXR Corporation annual report on Form 10-K for the year ended June 30, 1994 (File No. 1-10346).

        (5) Incorporated by reference to CXR Telecom Corporation annual report on Form 10-K for the year ended June 30, 1993 (File No.
               1-10346).

        (6)    Incorporated by reference to CXR Corporation Registration
               Statement on Form S-8 No. 33-77926.


        (7) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K for the year ended December 31, 1996 (File
               No. 1-10346).

         (8) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K/A for the year ended December 31, 1996 (File
               No. 1-10346).

         (9)   Incorporated by reference to MicroTel International, Inc.
               Registration  Statement on Form S-8 No. 333-29925.

         (10) Incorporated by reference to MicroTel International, Inc. annual report on Form 10-K for the year ended December 31, 1997 (File
               No. 1-10346).

         (11) Incorporated by reference to MicroTel International, Inc. interim report on Form 10-Q for the six months ended June 30, 1998 (File
               No. 1-10346).

ITEM 17   UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, California, on this 29th day of September, 1998.

                            MicroTel International Inc.

                            By: /s/ Carmine T. Oliva
                                ---------------------------------------
                            Carmine T. Oliva
                            President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

        Each person, in so signing, also makes, constitutes and appoints Carmine T. Oliva, Chairman and Chief Executive Officer, his true and lawful attorney-in-fact, in his name, place and stead to execute and cause to be filed with the Securities and Exchange Commission any or all amendments to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, and to do and perform each and every act and thing necessary to effectuate the same.

       SIGNATURE                       CAPACITY                                   DATE
       ---------                       --------                                   -----

/s/ Carmine T. Oliva                   President, Chief Executive Officer   September 29, 1998
--------------------                   and Director
Carmine T. Oliva                       (Principal Executive Officer)


/s/ David A. Barrett                   Director                             September 29, 1998
--------------------
David A. Barrett


/s/ Laurence P. Finnegan, Jr.          Director                             September 29, 1998
-----------------------------
Laurence P. Finnegan, Jr.


/s/ Robert B. Runyon                   Director                             September 29, 1998
--------------------
Robert B. Runyon


/s/ Jack R. Talan                      Director                             September 29, 1998
-----------------
Jack R. Talan


/s/ James P. Butler                    Chief Financial Officer              September 29, 1998
-------------------                    (Principal Accounting and
James P. Butler                        Financial Officer)